Exhibit 4.2

Execution Copy

CARAUSTAR INDUSTRIES, INC.

SENIOR SECURED NOTES DUE 2014

INDENTURE

Dated as of August 20, 2009

WILMINGTON TRUST FSB,

as Trustee

i

v

SCHEDULE LIST

Schedule 1	List of Closed Facilities for Sale

EXHIBIT LIST

Exhibit A	Form of Note
Exhibit B	Form of Notation of Guarantee
Exhibit C	Confidentiality Agreement
Exhibit D	Financial Covenants

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.03; 7.08; 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(1)	7.06; 11.03
(b)(2)	7.06; 11.03
(c)	7.06; 13.02
(d)	7.06
314(a)(1)	N.A.
(a)(2)	4.04
(a)(3)	N.A
(a)(4)	4.04
(b)	11.02
(c)	13.04
(d)	11.05
(e)	13.05
315	7.01
316(a)	6.05
(b)	6.07
(c)	2.14
317	6.09
318	13.01

N.A. means Not Applicable.

This INDENTURE dated as of August 20, 2009, is by and among the Company (as defined herein), each Guarantor (as defined herein) from time to time party hereto, and Wilmington Trust FSB, as trustee (the “Trustee”).

Each party hereto agrees as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“ABL Priority Collateral” has the meaning provided for such term in the Intercreditor Agreement.

“Accrued Bankruptcy Interest” means all interest accruing subsequent to the occurrence of any events specified in Section 6.01(j) or (k) or which would have accrued but for any such event.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or becomes a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Indebtedness shall be deemed to be incurred on the date of the related acquisition of such asset or the date such other Person becomes a Restricted Subsidiary, including by designation, or the date of such merger or consolidation, as applicable.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Acquisition” means (1) an Investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary or (2) the acquisition by the Company or any Restricted Subsidiary of the property of any Person (other than a Restricted Subsidiary) that constitutes all or substantially all of the property of such Person or comprises any division or line of business of such Person or any other properties of such Person other than in the ordinary course of business.

“Asset Sale” means:

(1) the sale, lease, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”), or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions,

in each case, other than:

(a) a disposition of cash or Cash Equivalents;

(b) a disposition of obsolete, worn out or surplus equipment in the ordinary course of business;

(c) a disposition of inventory or goods held for sale in the ordinary course of business;

(d) the discount or write-off of delinquent accounts receivable or the sale of such accounts receivable for purposes of collection, in the ordinary course of business;

(e) the receipt of up to $2 million in aggregate proceeds relating to the disposition of certain closed facilities currently held for sale by the Company or any Restricted Subsidiary as set forth in Schedule 1 hereto;

(f) the disposition of all or substantially all of the assets of the Company and its Subsidiaries in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control hereunder;

(g) the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.10;

(h) the making of any Permitted Investment;

(i) any disposition of assets with an aggregate Fair Market Value of less than $100,000 in any transaction or series of related transactions;

(j) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Guarantor;

(k) any lease, assignment or sub-lease of any real or personal property in the ordinary course of business; and

(l) any sale of Equity Interests in, or issuance of Indebtedness or other securities of, an Unrestricted Subsidiary.

“Asset Sale Trigger Date” means the later of (i) the 181st day after receipt of Net Asset Sale Proceeds from an Asset Sale, or (ii) the 361st day after receipt of Net Asset Sale Proceeds from an Asset Sale, if the Company has entered into an agreement on terms acceptable to the Required Noteholders to apply Net Asset Sale Proceeds to the purchase or construction of assets permitted in Section 4.13(b).

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Available Cash” means, as of the Available Cash Determination Date, cash and Cash Equivalents of the Company and its Restricted Subsidiaries, on a consolidated basis, that qualify as Permitted Investments under this Indenture, but excluding any such amounts that (i) constitute proceeds of inventory and accounts receivable to the extent that such proceeds are required to be applied to repay the Credit Facility or are restricted from being used to redeem the Notes under the terms of the Credit Facility and the Intercreditor Agreement, (ii) represent balances in deposit accounts against which checks have been written and are outstanding, or (iii) are held as collateral in support of letter of credit, surety bond, hedging or other indemnity obligations as permitted under Section 4.12 (including, without limitation, the deposits described in clause (15) of the definition of “Permitted Investments”).

“Available Cash Determination Date” means December 31, 2009.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means (1) with respect to a corporation, the board of directors of the corporation; (2) with respect to a partnership, the board of directors of the general partner of the partnership; (3) with respect to a limited liability company, the board of directors of the single member or the managing member of such limited liability company, as applicable, or in the case of a manager-managed limited liability company, the board of directors, board of managers or manager of such manager; and (4) with respect to any other Person, the board or committee of such Person serving a similar function, including, in each case, any duly authorized committee of such board or other governing body.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary (or individual performing comparable duties) of the applicable Person to have been duly adopted by the Board of Directors of such Person, or a duly authorized committee of such Board of Directors, and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day which is not a Legal Holiday.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock,

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4) any other equity or ownership interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cases” means the cases filed by the Company and certain of its subsidiaries and affiliates with the United States Bankruptcy Court for the Northern District of Georgia under chapter 11 of the United States Bankruptcy Code (Case Nos. 09-73830; 09-73835—09-73837; 09-73839—09-73841; 09-73843 – 09-73851; 09-73853 – 09-73855).

“Cash Equivalents” means

(1) United States dollars,

(2) in the case of any Foreign Restricted Subsidiary, such local currencies held by such Foreign Restricted Subsidiary from time to time in the ordinary course of business,

(3) securities issued by, or directly and fully and unconditionally guaranteed or insured by, the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government, with maturities of 12 months or less from the date of acquisition,

(4) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $300,000,000 and a Thomson Bank Watch Rating of “B” or better,

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above,

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof,

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of creation thereof,

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above, and

(9) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition.

“Cash Flow Adjustments” means the sum of the following for the Company and its Subsidiaries during or for any applicable period: (i) Capital Expenditures (net of any proceeds of any related financings), (ii) cash payments made in respect of any acquisitions of any businesses (including related fees and expenses and any earn-out, purchase price adjustment, non-competition, and other customary payments required to be made in respect of such acquisitions) permitted pursuant to this Indenture, (iii) amounts paid in respect of Permitted Investments and Restricted Payments permitted to be made pursuant to this Indenture, (iv) scheduled principal payments and mandatory and voluntary prepayments of funded Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to this Indenture, provided that payments in respect of any revolving credit Indebtedness under the Credit Facility or any other revolving credit facility shall not be included in this clause (iv) unless accompanied by a permanent reduction in the related commitment for such Indebtedness, (v) cash payments required to be made in such period in respect of any liability accrued in a prior accounting period, and (vi) payments made in respect of cash charges incurred pursuant to the Cases and related matters, including those in connection with the Plan of Reorganization.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a direct or indirect Wholly-Owned Subsidiary of the Company;

(2) the liquidation or dissolution of, or adoption of a plan relating to the liquidation or dissolution of, the Company or any successors thereto;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than one or more of the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power entitled to vote in the election of directors of the Company or such other Person surviving the transaction; or

(4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors.

“Collateral” means, collectively, all of the property and assets of the Company or the Guarantors which, at the time in question, is subject to the Liens created by the Collateral Documents.

“Collateral Account” means the collateral account established pursuant to the Indenture and the Collateral Documents.

“Collateral Agent” means the Trustee or any other collateral agent under the Collateral Documents.

“Collateral Documents” means, collectively, the Mortgages, the Security Agreement, the Pledge Agreement, the Intercreditor Agreement and all other mortgages, deeds of trust, pledge agreements, collateral assignments, security agreements, fiduciary transfers, debentures, fiduciary assignments or other instruments evidencing or creating any Liens in favor of the Collateral Agent in all or any portion of the Collateral, in each case, as amended, amended and restated, extended, renewed, supplemented or otherwise modified from time to time, in accordance with the terms thereof.

“Company” means Caraustar Industries, Inc., a Delaware corporation, and any successor thereto.

“consolidated” with respect to any Person, unless otherwise specifically indicated, refers to such Person consolidated with the Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other related noncash charges, excluding any noncash item that represents an accrual or reserve for a cash expenditure for a future period, of such Person and the Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and the Restricted Subsidiaries for such period, including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities”), the interest component of Capitalized Lease Obligations and deferred payment obligations, and net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and all commissions, discounts and other fees and charges owed with respect to bankers’ acceptances, letter of credit financings and Hedging Obligations,

(2) the product of (a) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of such Person made during such period plus all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period, and (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, and

(3) consolidated capitalized interest of such Person and the Restricted Subsidiaries for such period, whether paid or accrued, less

(4) interest income for such period (but excluding any non-cash interest income attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to FASB Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities”).

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and the Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP, adjusted to exclude (only to the extent included in computing such Net Income and without duplication):

(1) any extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including those relating to severance, relocation costs and one-time compensation charges),

(2) the cumulative effect of a change in accounting principles during such period,

(3) the Net Income (or loss) for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period, and

(4) the Net Income for such period of any Restricted Subsidiary (other than any Guarantor), if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived, provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein.

“Contested Collateral Lien Conditions” means the following conditions:

(1) any proceeding instituted contesting such Lien shall conclusively operate to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(2) such proceeding shall be continued in good faith;

(3) adequate reserves with respect to such Lien shall have been established in accordance with GAAP; and

(4) such Lien shall in all respects be subject and subordinate in priority to the Lien created and evidenced by the Collateral Documents, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien created and evidenced by the Collateral Documents.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of the Board of Directors of the Company on, or within 30 days after, the Issue Date; or

(2) was nominated for election or elected or appointed to the Board of Directors of the Company with the unanimous approval of the Continuing Directors who were members of the Board of Directors of the Company at the time of such election or appointment (provided, that (a) any approval pursuant to this clause (2) shall be deemed to be unanimous if one, but not more than one, Continuing Director abstains from voting on the approval and (b) any individual whose initial election as director occurs as the result of an actual or threatened election contest, including an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors, shall not be considered a Continuing Director).

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 hereof, or such other address as to which the Trustee may give notice to the Company.

“Crane Bond Documents” means that certain Loan Agreement, dated as of June 1, 1992, between the City of Chicago, Illinois and Caraustar Custom Packaging Group, Inc. (as successor to Crane Carton Company, LLC), that certain Trust Indenture, dated as of June 1, 1992, between the City of Chicago, Illinois and LaSalle Bank National Association, that certain letter of credit number 3041739 issued by Bank of America, N.A. in favor of LaSalle Bank National Association, in a stated amount of $3,565,625.00 and expiring on December 16, 2009, and such other documents, instruments and agreements executed in connection therewith, in each case executed or issued in connection with the Crane Bonds and as amended, supplemented and otherwise modified from time to time.

“Crane Bonds” means the Economic Revenue Development Bonds, Series 1992 (Crane Carton Company Project) issued by the City of Chicago, Illinois, in an original aggregate principal amount of $3,500,000.

“Credit Facility” means, means the Credit Agreement to be entered into as of the Issue Date by and among the Company, the Restricted Subsidiaries, General Electric Capital Corp., as administrative and collateral agent, and the lenders party thereto in their capacities as lenders thereunder, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, in accordance with the provisions thereof and hereof, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Credit Facility Agent” means, at any time, the Person serving at such time as the “Agent” or “Administrative Agent” under the Credit Facility or any other representative then most recently designated in accordance with the applicable provisions of the Credit Facility, together with its successors in such capacity.

“Credit Facility Collateral Agent” means, at any time, the Person serving at such time as the “Collateral Agent” under the Credit Facility Collateral Documents, together with its successors in such capacity.

“Credit Facility Collateral Documents” means, collectively, the Intercreditor Agreement and all other mortgages, deeds of trust, pledge agreements, collateral assignments, security agreements, fiduciary transfers, debentures, fiduciary assignments or other instruments evidencing or creating any Liens in favor of the Credit Facility Collateral Agent in all or any portion of the Collateral, in each case, as amended, amended and restated, extended, renewed, supplemented or otherwise modified from time to time, in accordance with the terms thereof.

“Custodian” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(c) as Custodian with respect to the Notes, and any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Debtors” means the Company and certain of its subsidiaries and affiliates that are debtors under the Cases.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, in substantially the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(b) hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase that Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of that Capital Stock provide that the Company may not repurchase or redeem any of that Capital Stock unless the repurchase or redemption complies with the provisions of this Indenture; provided further that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or upon termination of an employee’s employment.

“Domestic Restricted Subsidiary” means any Domestic Subsidiary that is a Restricted Subsidiary.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such person or any of its Restricted Subsidiaries in connection with an Asset Sale to the extent such losses were deducted in computing Consolidated Net Income, plus

(2) provision for taxes based on income or profits of such Person for such period deducted in computing Consolidated Net Income, plus

(3) Consolidated Fixed Charges of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(4) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted in computing Consolidated Net Income, plus

(5) any fees, expenses or charges related to or arising from the restructuring of the Debtors in connection with the Cases, including, without limitation, all fees, expenses or charges incurred or reimbursed by the Debtors (including those of the Debtors, the informal committees of holders of the Debtors’ public indebtedness, the committee appointed to represent the interests of equity holders in the Cases, any witnesses retained by the Debtors in the Cases and the respective legal and financial advisors of such parties), whether incurred in connection with the planning, negotiation, structuring or implementation of the Plan of Reorganization, and whether incurred prior to the petition date of the Cases, during the pendency of the Cases or after the effective date of the Cases, less

(6) non-cash items increasing Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges for any prior period.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock or other Equity Interests, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Event of Loss” means, with respect to any property, any (i) loss, destruction or damage of such property, (ii) condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation or requisition of the use of such property or (iii) settlement in lieu of clause (ii) above.

“Event of Loss Trigger Date” means the later of (i) the 181st day after receipt of Net Loss Proceeds with respect to an Event of Loss, or (ii) the 361st day after receipt of Net Loss Proceeds with respect to an Event of Loss, if the Company has entered into an agreement on terms acceptable to the Required Noteholders to apply Net Loss Proceeds in accordance with Sections 4.22(a)(1) and 4.22(a)(2).

“Excess Available Cash” means all Available Cash in excess of $10 million as of the Available Cash Determination Date.

“Excess Cash Flow” means, for any six-month period, the sum of operating cash flow as shown on the Company’s consolidated cash flow statements for such period, minus the aggregate amount of Cash Flow Adjustments during such period; provided, that, if in the six-month period preceding such period the Excess Cash Flow calculation yielded a negative amount, such negative amount will be offset against the positive amount of Excess Cash Flow during such period prior to a redemption of Notes under Section 3.09.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Indebtedness” means Indebtedness of the Company or any Restricted Subsidiaries in existence on the Issue Date, other than any Indebtedness discharged in connection with the issuance of the Notes pursuant to the Plan of Reorganization.

“Fair Market Value” means with respect to any asset or property the sale value of such asset or property that would reasonably be expected to be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

“Foreign Restricted Subsidiary” means any Foreign Subsidiary that is a Restricted Subsidiary.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Global Note Legend” means the legend set forth in Section 2.06(f), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means the global Notes substantially in the form of Exhibit A hereto issued in accordance with Article 2 hereof.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Note Obligations.

“Guarantors” means each of:

(1) Austell Holding Company, LLC, a Georgia limited liability company;

(2) Camden Paperboard Corporation, a New Jersey corporation;

(3) Caraustar, G.P., a South Carolina general partnership;

(4) Caraustar Custom Packaging Group, Inc., a Delaware corporation;

(5) Caraustar Custom Packaging Group (Maryland), Inc., a Maryland corporation;

(6) Caraustar Industrial & Consumer Products Group, Inc., a Delaware corporation;

(7) Caraustar Mill Group, Inc., an Ohio corporation;

(8) Caraustar Recovered Fiber Group, Inc., a Delaware corporation;

(9) Chicago Paperboard Corporation, an Illinois corporation;

(10) Federal Transport, Inc., an Ohio corporation;

(11) Gypsum MGC, Inc., a Delaware corporation;

(12) Halifax Paper Board Company, Inc., a North Carolina corporation;

(13) McQueeney Gypsum Company, a Delaware corporation;

(14) McQueeney Gypsum Company, LLC, a Delaware limited liability company;

(15) Paragon Plastics, Inc., a South Carolina corporation;

(16) PBL Inc., a Delaware corporation;

(17) RECCMG, LLC, a Georgia limited liability company;

(18) Sprague Paperboard, Inc., a Connecticut corporation; and

(19) any other Domestic Subsidiary that executes a Guarantee in accordance with the provisions of this Indenture or assumes liability under a Guarantee pursuant to Section 10.04;

and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, currency or commodity price risks either generally or under specific contingencies. For the avoidance of doubt, forward purchase contracts of energy and other commodities for use in the ordinary course of business of such Person or its Affiliates shall not constitute Hedging Obligations as provided herein.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, with respect to any Person (without duplication of items covered by multiple clauses in this definition),

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent

(a) in respect of borrowed money,

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof),

(c) representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business,

(d) in respect of Capitalized Lease Obligations and the present value (discounted at the interest rate borne by the Notes, compounded annually) of total obligations of the lessee for rental payments during the remaining term of the lease included in any Sale and Lease-Back Transaction (including any period for which such lease has been extended), or

(e) representing any Hedging Obligations,

in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that such obligations shall not include any Indebtedness secured solely by a Lien on any Equity Interests in joint ventures or in Unrestricted Subsidiaries.

“Indenture” means this instrument, as originally executed or as it may from time to time be supplemented or amended in accordance with Article 9 hereof.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date, among the Pledgors, the Credit Facility Agent, the Credit Facility Collateral Agent, the Trustee and the Collateral Agent, as amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.

“Interest Payment Dates” shall have the meaning set forth in paragraph 1 of each Note.

“Internal Revenue Service” means the U.S. Internal Revenue Service.

“Investments” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, (iii) any Indebtedness of or (iv) any equity ownership interest in, any other Person, (b) any acquisition by such Person of all or a significant part of the assets or business conducted by any other Person, or all or substantially all of the assets or business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand and prepaid expenses) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from the sale of property by such Person other than in the ordinary course of its business, and (d) any guarantee by such Person in respect of any Indebtedness of any other Person.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.11,

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Foreign Subsidiary of the Company at the time that such Foreign Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Foreign Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to

(x) the Company’s “Investment” in such Foreign Subsidiary at the time of such redesignation, less

(y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Foreign Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means August 20, 2009.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgages” mean, collectively, any and all mortgages, deeds of trust or other instruments entered into by the Company or any Guarantor on or after the Issue Date evidencing or creating a Lien on real property in favor of the Collateral Agent in accordance with the terms of this Indenture.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Asset Sale Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale (including any cash received upon the sale or other disposition of any noncash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale and the sale or disposition of such noncash consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, taxes paid or payable by the Company or any Restricted Subsidiary as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness secured by a Lien on the asset or assets being sold (or Capital Stock of an entity that directly or indirectly owns such assets) that were subject to such Asset Sale required (other than required by clause (1) of paragraph (b) of Section 4.13) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or any Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Loss Proceeds” means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds from condemnation awards or damages awarded by any judgment, net of the direct costs in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), and any taxes attributable to such Event of Loss paid or payable by the Company or any Restricted Subsidiary as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Note Documents” means the Indenture, the Notes, the Collateral Documents and the Post Closing Letter.

“Note Obligations” means all Obligations under the Note Documents.

“Note Priority Collateral” has the meaning provided for such term in the Intercreditor Agreement.

“Notes” means $85,000,000 in aggregate principal amount of the Company’s Senior Secured Notes due 2014 issued on the Issue Date, which amount may be increased to reflect payments of PIK Interest pursuant to Section 4.01(b), substantially in the form set forth in Exhibit A. For purposes of this Indenture, all references to Notes to be issued or authenticated upon transfer, replacement or exchange shall be deemed to refer to the Notes. For purposes of this Indenture, all references to “principal amount” of the Notes shall include any increase in the principal amount of the Notes as a result of the payment of PIK Interest pursuant to Section 4.01(b).

“Notes Secured Creditors” means, collectively, the Trustee and the Holders.

“Obligations” means (without duplication of items covered by multiple items in this definition) any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or a Restricted Subsidiary, as applicable.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee, which may be subject to customary assumptions, limitations and qualifications. The counsel may be an employee of or counsel to the Company or the Trustee.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permit” means any license, franchise, authorization, statement of compliance, certificate of operation, certificate of occupancy and permit required for the lawful ownership, occupancy, operation and use of all or a material portion of the Permitted Business (which may be temporary or permanent).

“Permitted Business” means any line of business conducted by the Company or its Subsidiaries on the Issue Date, or any business that is a reasonable extension, development or expansion of any of the foregoing.

“Permitted Holders” means any Person which receives Class A Common Stock of the Company pursuant to the Plan of Reorganization as of the Issue Date. In addition, any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made and (to the extent required pursuant to the terms hereof) consummated in accordance with the requirements of this Indenture (or would require a Change of Control Offer in the absence of the waiver of such requirement by holders in accordance with this Indenture) will thereafter constitute additional Permitted Holders.

“Permitted Indebtedness” has the meaning set forth in Section 4.09 hereof.

“Permitted Investments” means:

(1) receivables owing to the Company or any Restricted Subsidiary and other similar extensions of credit to customers created or acquired consistent with past practice or otherwise in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(2) any Investment in the Company or any Domestic Restricted Subsidiary;

(3) any Investment in cash and Cash Equivalents;

(4) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is engaged in a Permitted Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary, or

(b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(5) any Investment in the assets of a Person or a division, line of business or other business segment of such Person constituting a Permitted Business where such assets are acquired by the Company or a Restricted Subsidiary;

(6) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to and in compliance with Section 4.13 or any other disposition of assets not constituting an Asset Sale;

(7) any Investment existing on the Issue Date;

(8) any Investment acquired by the Company or any Restricted Subsidiary:

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or

(b) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(9) Hedging Obligations permitted under clause (b)(10) of Section 4.09;

(10) Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed $10 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) guarantees of Indebtedness permitted under Section 4.09;

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment in the ordinary course of business;

(13) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other business related purposes, in each case incurred in the ordinary course of business and not in excess of an aggregate of $500,000 outstanding at any one time;

(14) loans and advances to customers and suppliers consistent with past practice or otherwise in the ordinary course of business; and

(15) Investments (i) consisting of deposits in respect of credit card obligations not in excess of an aggregate of $500,000 outstanding at any one time and (ii) in respect of energy and other commodity purchases for use in the business of the Company and its Subsidiaries not in excess of an aggregate of $1,000,000 outstanding at any one time.

“Permitted Liens” means:

(1) Liens securing Obligations under the Credit Facility (including, without limitation, Indebtedness in respect of letters of credit and guarantees issued thereunder and “Bank Products” as defined therein) subject to the terms of the Intercreditor Agreement, so long as the principal amount of the Indebtedness thereunder was incurred pursuant to clause (1) of the definition of “Permitted Indebtedness”;

(2) Liens on property securing the Crane Bonds, so long as the principal amount of Indebtedness thereunder does not exceed the amount permitted by clause (3) of the definition of “Permitted Indebtedness”;

(3) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable and Liens for taxes, assessments or governmental charges or levies, which (i) have been delinquent for no more than 60 days, (ii) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, or (iii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(4) Liens in respect of property of the Company or any Subsidiary of the Company imposed by law, such as carriers’, warehousemen’s, materialmen’s, landlords’ and mechanics’ Liens, maritime Liens and other similar Liens arising in the ordinary course of business, provided that, in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(5) Liens on property of the Company or any Subsidiary of the Company existing on the Issue Date and not extinguished pursuant to the Plan of Reorganization;

(6) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and title deficiencies on or with respect to any real property of the Pledgors, not securing Indebtedness, that either (x) are in existence as of the Issue Date, or (y) are created or come into existence after the Issue Date, and which, in any such case, do not individually or in the aggregate (i) interfere in any material respect with the ordinary conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole, or (ii) materially impair the use (for its intended purposes) or the value of the properties subject thereto, taken as a whole;

(7) Liens arising out of judgments or awards not resulting in an Event of Default being contested in good faith and by an appropriate appeal proceedings and in respect of which there shall be in effect a stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards does not exceed $500,000 (to the extent not covered by insurance) outstanding at any time;

(8) Liens (other than any Lien imposed by the United States Employee Retirement Income Securities Act of 1974, as amended) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or public utility obligations, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that, in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(9) Leases with respect to the properties of the Company or any Subsidiary of the Company, in each case entered into in the ordinary course of the Company’s or such Subsidiary’s business, so long as such leases entered into after the Issue Date are subordinate in all respects to the Liens granted and evidenced by the Collateral Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any of the Company or the Restricted Subsidiaries or (ii) materially impair the use (for its intended purposes) or the value of the properties subject thereto, taken as a whole;

(10) Liens on the Collateral securing Hedging Obligations payable to any lender or holder of Indebtedness or an Affiliate thereof to the extent such Hedging Obligations are secured by Liens on assets also securing such Indebtedness (including all Obligations in respect thereof);

(11) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary of the Company in the ordinary course of business in accordance with the past practices of the Company and the Subsidiaries of the Company;

(12) Liens securing the Indebtedness described in clause (4) of paragraph (b) of Section 4.09; provided that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost (including fees and premiums in connection with such transactions) of the property being acquired, leased or otherwise financed at the time of the incurrence of such Indebtedness and (ii) any such Liens attach only to the property being financed pursuant to such Indebtedness (together with improvements thereon and proceeds thereof) and do not encumber any other property of the Company or any Subsidiary of the Company (it being understood that all Indebtedness to a single lender shall be considered to be a single purchase money obligation, whether drawn at one time or from time to time);

(13) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or any Subsidiary of the Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(14) Liens on property of a Person existing at the time such Person is acquired by or merged with or into or consolidated with the Company or any Subsidiary of the Company (and not created in anticipation or contemplation thereof) in accordance with the provisions of this Indenture; provided that such Liens were in existence prior to the contemplation of the acquisition, merger or consolidation and do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon and proceeds thereof);

(15) Liens securing Obligations under the Indenture, the Notes, the Guarantees and the Collateral Documents;

(16) Liens securing Acquired Indebtedness (and any Refinancing Indebtedness which refinances such Acquired Indebtedness) incurred in accordance with Section 4.09; provided that (i) such Liens secured the Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Subsidiary of the Company and (ii) such Liens do not extend to or cover any property of the Company or the Subsidiaries of the Company other than the property that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Subsidiary of the Company, together with improvements thereon and proceeds thereof;

(17) licenses of any patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade-secrets, know-how and processes, granted by the Company or any Subsidiary of the Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Company and the Subsidiaries of the Company;

(18) Liens in favor of the Company or any Guarantor; provided that such Liens are subject to the Liens of the Collateral Documents;

(19) Liens securing Refinancing Indebtedness; provided that (i) such Liens do not extend to or cover any property of the Company or the Subsidiaries of the Company other than the property that secured the refinanced Indebtedness, together with improvements thereon and proceeds thereof and (ii) the material terms of such Liens are, taken as a whole, no less favorable to the Holders in any material respect, as compared to the terms of the Liens securing such refinanced Indebtedness; provided, further, that in the case of any such Liens securing such Indebtedness that is renewed, extended, refinanced or replaced within 12 months of its scheduled maturity or subsequent to the occurrence of any default or event of default under such Indebtedness, such material terms may be on terms that are, taken as a whole, substantially consistent with then prevailing terms for Liens securing Indebtedness of such type, as determined in the judgment of the Board of Directors;

(20) Liens on Equity Interests in any Unrestricted Subsidiaries that secure Indebtedness of such Unrestricted Subsidiaries;

(21) Liens securing any Attributable Debt on assets that are the subject of any Sale and Lease-Back Transaction permitted by Section 4.16;

(22) Liens securing Indebtedness of any Foreign Subsidiaries otherwise permitted pursuant to this Indenture;

(23) Liens in respect of the deposits described in clause (15) of the definition of Permitted Investments;

(24) other Liens securing Indebtedness not to exceed $1,000,000 in the aggregate outstanding at any one time; and

(25) Liens extending, renewing or replacing, in whole or in part, any of the Liens referred to above, so long as (i) such Liens do not extend to any other property (other than improvements, accessions, proceeds or dividends or distributions with respect thereto) and (ii) the material terms of such Liens are, taken as a whole, no less favorable to the Holders in any material respect, as compared to the terms of the Liens being extended, renewed or replaced; provided, further, that in the case of any such Liens securing such Indebtedness that is renewed, extended, refinanced or replaced within 12 months of its scheduled maturity or subsequent to the occurrence of any default or event of default under such Indebtedness, such material terms may be on terms that are, taken as a whole, substantially consistent with then prevailing terms for Liens securing Indebtedness of such type, as determined in the judgment of the Board of Directors;

provided, however, that (except as set forth in clauses (1), (3), (10), (14), (15), (16), (19) through (25) above) no Liens shall be permitted to exist, directly or indirectly, on any Equity Interests, intercompany notes or other securities constituting Collateral.

“Permitted Prior Liens” means:

(1) Liens described in clauses (1), (2), (5), (6), (8), (10), (11), (12), (13), (14), (16), (20), (21), (22), (23) and (25)of the definition of “Permitted Liens;”

(2) Liens described in clause (24) of the definition of Permitted Indebtedness; provided, that the Fair Market Value of the property subject to the Lien securing the Indebtedness relating to such Lien does not exceed $1,000,000; and

(3) Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the Collateral Documents.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PIK Interest” means interest paid on the Notes in accordance with Section 4.01(b) hereof in the form of increasing the outstanding principal amount of the Notes or issuing additional Notes.

“Plan of Reorganization” means the first amended joint plan of reorganization of the Company and certain of its subsidiaries and affiliates, dated as of June 30, 2009, as amended, supplemented or modified from time to time.

“Pledge Agreement” means the pledge agreement, dated as of the Issue Date, between the Collateral Agent, the Company and certain Guarantors parties thereto, as it may be amended or supplemented from time to time in accordance with its terms.

“Pledgor” means the Company, the Guarantors, and any other Person (if any) that provides collateral security for any Note Obligations.

“Post Closing Letter” shall mean the Post Closing Letter dated as of the Issue Date among the Collateral Agent and the Company.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same Indebtedness as that evidenced by such particular Note; and any Note authenticated and delivered under Section 2.07 in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same Indebtedness as the lost, destroyed or stolen Note.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Priority Lien Debt” means:

(a) Indebtedness of the Company or any Guarantor under the Credit Facility permitted by clause (1) of paragraph (b) of Section 4.09;

(b) Hedging Obligations incurred to hedge or manage interest rate risk with respect to Indebtedness under the Credit Facility described in the preceding clause (a), provided that (i) such Hedging Obligations are secured by a Lien on only the assets and properties that secure Indebtedness under the Priority Lien Debt in respect of which such Hedging Obligations are incurred; and (ii) such Lien is senior to or on a parity with the Indebtedness under the Credit Facility in respect of which such Hedging Obligations arise; and

(c) Indebtedness secured by (i) a Lien described in clause (2), (5), (12), (14), (16), (19), (21) or (24) of the definition of “Permitted Liens” and (ii) a Lien described in clause (25) of the definition of “Permitted Liens” if such Lien has extended, renewed or replaced a Lien securing Priority Lien Debt.

“Receivables” shall include all receivables arising out of the sale or lease of inventory or the provision of services in the ordinary course of business of the Company or any of its Subsidiaries.

“Regular Record Date” for the interest payable on any Interest Payment Date means the applicable date specified as a “Record Date” on the face of the Note.

“Reference Period” with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

“Related Party” means (i) any member of the Board of Directors of the Company or any executive officer of the Company (or any member of the immediate family of any such member or executive officer), (ii) any Person of which a person described in clause (i) is a partner, director or executive officer; (iii) any Person beneficially owning, or otherwise controlling (or sharing control of), more than 20% of the Company’s issued and outstanding common stock; (iv) any Person that is an Affiliate of a Person described in clause (iii); or (v) any director or executive officer of a Person described in clause (iii) or in clause (iv) (or any member of the immediate family of any such director or executive officer).

“Required Noteholders” means Holders of more than 50% of the principal amount of Notes then outstanding.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security” means any Equity Interest, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured or unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Note Obligations.

“Security Agreement” means the security agreement, dated as of the Issue Date, between the Collateral Agent, the Company and certain Guarantors parties thereto, as it may be amended or supplemented from time to time in accordance with its terms.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Sprague Bond Documents” means that certain Trust Indenture, dated as of October 1, 1997, between the Town of Sprague, Connecticut and the Bank of New York, as trustee, that certain Loan Agreement, dated as of October 1, 1997, between the Town of Sprague, Connecticut and International Paper Company, that certain Promissory Note, dated as of April 8, 1999, by the Company in favor of International Paper Company, in an aggregate principal amount of $4,700,000, and such other documents, instruments and agreements executed in connection therewith, in each case executed or issued in connection with the Sprague Bonds.

“Sprague Bonds” means the Environmental Improvement Revenue Bonds, 1997 Series A (International Paper Company Project) issued by the Town of Sprague, Connecticut, in an original principal amount of $4,700,000.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means:

(1) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes, and

(2) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Guarantor.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50% of the capital accounts, distribution rights, Capital Stock or voting interests, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Subsidiary of such Person is the sole general partner, a controlling general partner or otherwise controls such entity.

“TIA” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder.

“Total Leverage Ratio” of any Person on any date of determination means the ratio, on a pro forma basis, of (a) the aggregate outstanding principal amount of the Indebtedness of such Person on such date as would be reflected as a liability on the balance sheet of such Person on such date in accordance with GAAP, to (b) the aggregate amount of EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period immediately preceding such date.

For purposes of making the computation of the Total Leverage Ratio:

(1) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculations as a result of such person or one of its Subsidiaries (including any person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also, including any EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X promulgated under the Exchange Act) attributable to any Person or properties that are the subject of the Asset Acquisition or Asset Sale during the Reference Period) occurring during the Reference Period or any time subsequent to the last day of the Reference Period and on or prior to such date, as if such Asset Sale or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness) occurred on the first day of the Reference Period. Further, if such person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such person or any subsidiary of such person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed;

(2) transactions giving rise to the need to calculate the Total Leverage Ratio shall be assumed to have occurred on the first day of the Reference Period; and

(3) the incurrence or repayment of any Indebtedness, or issuance or redemption of any Disqualified Stock, during the Reference Period or subsequent to the Reference Period and on or prior to such date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of such Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this instrument until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if and only if:

(1) such Subsidiary is a Foreign Subsidiary or a Domestic Subsidiary acquired or created after the date of this Indenture,

(2) such Subsidiary or any of its Subsidiaries does not own any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, the Company or any Restricted Subsidiary (other than any Subsidiary of the Subsidiary to be so designated),

(3) each of (i) the Subsidiary to be so designated and (ii) its Subsidiaries, in each case, has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary, and

(4) such designation complies with Section 4.11.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either:

(1) the Company and the Restricted Subsidiaries could incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio test described in paragraph (a) of Section 4.09, or

(2) the Total Leverage Ratio for the Company and the Restricted Subsidiaries would be equal to or less than such ratio for the Company and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Board of Directors of the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution adopted by the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions, as applicable.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of (x) the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness, including remaining sinking fund payments or payments at serial or final maturity or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by (y) the amount of such payment, by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02. Other Definitions.

Term	Defined in Section
“Asset Sale Offer”	4.13
“Authentication Order”	2.02
“Benefited Party”	10.01
“Change of Control Offer”	4.19
“Change of Control Payment Date”	4.19
“Covenant Defeasance”	8.03
“DTC”	2.03
“Excess Cash Flow Determination Date”	3.09
“Excess Cash Flow Payment Date”	3.09
“Event of Default”	6.01
“Event of Loss Offer”	4.22
“Excess Proceeds”	4.13
“Excess Loss Proceeds”	4.22
“incur” or “incurrence”	4.09
“Legal Defeasance”	8.02
“losses”	7.07
“Offer Amount”	3.10
“Offer Period”	3.10
“Offer to Purchase”	3.10
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Indebtedness”	4.09
“Purchase Date”	3.10
“Redemption Date”	3.07
“Refinancing Indebtedness”	4.09

Term	Defined in Section
“Registrar”	2.03
“Related Party Transaction”	4.15
“Replacement Assets”	4.13
“Restricted Payments”	4.10
“Security Register”	2.03
“Subject Property”	4.22
“Surviving Person”	5.02

Section 1.03. Incorporation by Reference of Trust Indenture Act.

(a) Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

(b) The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Guarantees;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company and any successor obligor upon the Notes.

(c) All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA and not otherwise defined herein have the meanings so assigned to them either in the TIA, by another statute or SEC rule, as applicable.

Section 1.04. Rules of Construction.

(a) Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) words in the singular include the plural, and in the plural include the singular;

(v) all references in this instrument to “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed;

(vi) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

(vii) “including” means “including without limitation”;

(viii) provisions apply to successive events and transactions;

(ix) references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time thereunder; and

(x) references to any contract, agreement or instrument shall mean the same, as amended, modified, supplemented or amended and restated from time to time, in each case, in accordance with the applicable restrictions contained therein, in this Indenture or in any Collateral Document, as the case may be.

ARTICLE II

THE NOTES

Section 2.01. Terms; Form and Dating.

(a) General. The aggregate principal amount of Notes that may be authenticated and delivered and outstanding under this Indenture is limited to $85,000,000 (plus the principal amount of any additional Notes issued in payment of PIK interest pursuant to the terms of Section 4.01 hereof). The Notes shall mature on August 15, 2014. The Notes and the Trustee’s certificate of authentication shall be substantially in the form included in Exhibit A hereto, which is hereby incorporated in and expressly made part of this Indenture. The Notes may have notations, legends or endorsements required by law, exchange rule or usage in addition to those set forth on Exhibit A. Each Note shall be dated the date of its authentication. The terms and provisions contained in the Notes shall constitute a part of this Indenture, and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. To the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Form of Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such aggregate principal amount of the outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions thereof, transfers of interests therein and payments of PIK Interest. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with written instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Book-Entry Provisions. This Section 2.01(c) shall apply only to Global Notes deposited with the Trustee, as custodian for the Depositary. Participants and Indirect Participants shall have no rights under this Indenture or any Global Note with respect to any Global Note held on their behalf by the Depositary or by the Trustee as custodian for the Depositary, and the Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d) Certificated Securities.

(i) The Company shall issue Definitive Notes to all owners of beneficial interests in Global Notes if: (1) at any time the Depositary notifies the Company that it is unwilling or unable to continue to act as Depositary for the Global Notes or if at any time the Depositary shall no longer be eligible to act as such because it ceases to be a clearing agency registered under the Exchange Act, and, in either case, the Company shall not have appointed a successor Depositary within 120 days after the Company receive such notice or becomes aware of such ineligibility or (2) the Company, at its option, determines that the Global Notes shall be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee. Upon the occurrence of any of the events set forth in clauses (1) or (2) above, the Company shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver, Definitive Notes, in authorized denominations, in an aggregate principal amount equal to the principal amount of the Global Notes in exchange for such Global Notes. Upon the exchange of a Global Note for Definitive Notes, such Global Note shall be cancelled by the Trustee or an agent of the Company or the Trustee.

(ii) The Company shall issue Definitive Notes to a Holder of a Global Note (or such party designated by such Holder) in exchange for such Global Note, upon written request from a Holder of a Global Note if a Default or Event of Default shall have occurred and be continuing. Upon the occurrence of the foregoing, the Company shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver, Definitive Notes, in authorized denominations, in an aggregate principal amount equal to the principal amount of the

Global Note or portion of a Global Note being exchanged. Upon the exchange of all or a portion of a Global Note for Definitive Notes, such Global Note shall be cancelled or correspondingly reduced by the Trustee or an agent of the Company or the Trustee. In the event that the Definitive Notes are not issued to a party designated by such Holder promptly after the Company has received a request from such Holder, the Company expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to this Indenture, the right of any such party designated by such Holder to pursue such remedy with respect to the portion of the Global Note that represents such party’s beneficial interest as if such Definitive Notes had been issued.

(iii) Definitive Notes issued in exchange for a Global Note pursuant to this Section 2.01 shall be registered in such names and in such authorized denominations as the Depositary shall instruct the Trustee. The Trustee or such agent shall deliver such Definitive Notes to or as directed by the Persons in whose names such Definitive Notes are so registered or to the Depositary.

Section 2.02. Execution and Authentication.

(a) One Officer shall execute the Notes on behalf of the Company by manual or facsimile signature.

(b) If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated by the Trustee, the Note shall nevertheless be valid.

(c) A Note shall not be valid until authenticated by the manual signature of the Trustee. Such signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(d) The Trustee shall initially authenticate the Notes for original issue on the Issue Date in an aggregate principal amount of $85,000,000 upon a written order of the Company in the form of an Officers’ Certificate of the Company (“Authentication Order”). The Trustee shall authenticate and deliver any additional Notes (or increases in the principal amount of any Notes) as a result of a payment of PIK Interest, for an aggregate principal amount specified in such Authentication Order for such additional Notes (or increases in the principal amount of any Notes) issued or increased hereunder (so long as permitted by the terms of this Indenture, including, without limitation, Section 4.09), for original issue upon an Authentication Order (other than as provided in Section 2.07). Each such written order shall specify the amount of the Notes (or the increase in principal amount) to be authenticated and the date on which the Notes (or the increase in principal amount) are to be authenticated.

(e) On any Interest Payment Date on which the Company pays PIK Interest with respect to a Global Note in accordance with Section 4.01(b), the Trustee shall, after receipt of an Authentication Order, increase the principal amount of such Global Note by an amount equal to the interest payable, rounded up to the nearest $1.00, for the relevant interest period on the principal amount of such Global Note as of the relevant record date for such Interest Payment Date, to the credit of the Holders on such record date, pro rata in accordance with their interests, and an adjustment shall be made on the books and records of the Trustee (if it is then the

Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such increase. On any Interest Payment Date on which the Company pays PIK Interest by issuing additional Notes, the principal amount of any such Notes issued to any Holder, for the relevant interest period as of the relevant record date for such Interest Payment Date, shall be rounded up to the nearest $1.00. Each additional Note shall be an additional obligation of the Company and the Guarantors and shall be governed by, and entitled to the benefits of, this Indenture and shall be subject to the terms of this Indenture (including the Guarantees), shall rank pari passu with and be subject to the same terms (including the rate of interest from time to time payable thereon) as all other Notes (except, as the case may be, with respect to the issuance date and aggregate principal amount), and shall have the benefit of the Liens securing the Notes.

(f) The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless otherwise provided in such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent shall have the same rights as the Trustee to deal with Holders, the Company or an Affiliate of the Company.

(g) The Notes shall be issued in integral multiples of $1.00 (in each case with a minimum denomination of at least $1.00).

Section 2.03. Registrar and Paying Agent.

(a) The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register (the “Security Register”) of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. Either the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(b) The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

(c) The Company initially appoints the Trustee to act as Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and the Trustee hereby agrees so to initially act.

(d) The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent (that is not also the Trustee). The agreement shall implement the provisions of this Indenture that relate to such Agent.

Section 2.04. Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all funds held by it relating to the Notes to the Trustee. The Company at any time may require a Paying Agent to pay all funds held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary of the Company) shall have no further liability for such funds. If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all funds held by it as Paying Agent. Upon any Event of Default under Sections 6.01(j) or (k) hereof relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA §312(a). If the Trustee is not the Registrar, the Company shall furnish or cause to be furnished to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date or such shorter time as the Trustee may allow, as the Trustee may reasonably require of the names and addresses of the Holders and the Company shall otherwise comply with TIA §312(a).

Section 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes as provided in Section 2.01(d)(i). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and Section 2.10 hereof. Except as otherwise provided herein, every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or Section 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in Section 2.01(d) and this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof. Neither the Company nor the Trustee will be liable for any delay by a Holder of a Global Note or the Depositary in identifying the beneficial owners of Notes, except as a result of the Company’s or Trustee’s own negligent action, negligent failure to act or own willful misconduct, as the case may be. In the absence of bad faith on their part, the Company and the Trustee may conclusively rely on, and will be protected in relying on written instructions from the Holder of a Global Note or the Depositary for all purposes under this Indenture.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in Global Notes may be subject to restrictions on transfer to the extent required by the Securities Act.

Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note, in accordance with the Applicable Procedures. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b).

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes. The holder of a beneficial interest in a Global Note may exchange such beneficial interest for a Definitive Note or transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note only upon the occurrence of the events described in Section 2.01(d)(ii), in which event such owner of such beneficial interest shall instruct the Depositary (or shall cause the appropriate Participant to direct the Depositary) in accordance with the Applicable Procedures to instruct the Trustee to reduce the aggregate principal amount of the Global Note by the applicable amount of such exchange or transfer and to issue in exchange therefore a Definitive Note or Notes in such aggregate amount and registered as provided in such instruction; and upon the Trustee’s receipt of such instruction from the Depositary (or from the applicable Participant or beneficial owner pursuant to the Depositary’s proxy procedures), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and the Trustee shall authenticate and deliver, in both cases in accordance with Section 2.02 hereof, to the Person designated in such instruction a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail or deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer together with surrender of the Definitive Note to be exchanged or transferred, (and, accompanied by a written instrument or instruments of transfer as provided in Section 2.06(e) hereof, and subject to the Applicable Procedures), the Trustee shall cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes pursuant to Section 2.06(g) hereof.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, reasonably requested by the Company to demonstrate compliance by such Holder with applicable law.

(f) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such

Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Company shall execute Global Notes and Definitive Notes, and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order (including an Authentication Order given pursuant to Section 2.02) or at the Registrar’s request (in connection with any transfer or exchange of Notes pursuant to this Section 2.06).

(ii) No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.08, 3.09, 3.10, 4.13, 4.19, 4.22 and 9.05 hereof) (in which event the Company will be responsible for the payment of such taxes).

(iii) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(iv) Neither the Registrar nor the Company shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Regular Record Date and the next succeeding Interest Payment Date.

(v) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vi) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(vii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(viii) Notwithstanding anything contained herein to the contrary, neither the Trustee nor the Registrar shall be responsible for ascertaining whether any purchase or transfer complies with the registration provisions of or exemptions from the Securities Act or other state, federal securities laws that may be applicable; provided, however, that if a certificate is specifically required by the express terms of this Section 2.06 to be delivered to a Trustee by a purchaser or required by the express terms of this Section 2.06 to be delivered to a Trustee by a purchaser or transferee of a Note, the Trustee shall be under a duty to receive and examine the same to determine whether it complies on its face with the requirements of this Section 2.06 and shall promptly notify the party delivering the same if such transfer does not comply with such terms.

Section 2.07. Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate a replacement Note. If required by the Trustee or the Company, the Holder of such Note shall provide indemnity that is sufficient, in the judgment of (i) the Trustee, to protect the Trustee or (ii) the Company, to protect the Company, the Trustee, any Agent and any authenticating agent, from any loss that any of them may suffer in connection with such replacement. If required by the Company, such Holder shall reimburse the Company for its reasonable expenses in connection with such replacement.

Every replacement Note issued in accordance with this Section 2.07 shall be the valid obligation of the Company, evidencing the same debt as the destroyed, lost or stolen Note, and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08. Outstanding Notes.

(a) The Notes outstanding at any time shall be the entire principal amount of Notes represented by all of the Global Notes and Definitive Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those subject to reductions in beneficial interests effected by the Trustee in accordance with Section 2.06 hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note shall not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

(b) If a Note is replaced pursuant to Section 2.07 hereof, it shall cease to be outstanding unless the Trustee receives proof satisfactory to it that the replaced note is held by a bona fide purchaser.

(c) If the principal amount of any Note is considered paid under Section 4.01 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

(d) If the Paying Agent (other than the Company, a Subsidiary of the Company or an Affiliate of any thereof) holds, on a redemption date, a Purchase Date or a maturity date, funds sufficient to pay in full Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09. Treasury Notes.

In determining the Required Noteholders or otherwise whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Subsidiary of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.10. Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Global Notes or Definitive Notes in exchange for temporary Notes, as applicable.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11. Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. Upon sole direction of the Company, the Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirements of the Exchange Act or other applicable laws). Certification of the destruction of all cancelled Notes shall be delivered to the Company from time to time upon request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12. Payment of Interest; Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related Interest Payment Date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall send or cause to be sent to Holders a notice that states the special record date, the related Interest Payment Date and the amount of such interest to be paid.

Section 2.13. CUSIP or ISIN Numbers.

The Company in issuing the Notes may use “CUSIP” and/or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and/or “ISIN” numbers in notices of redemption or Offers to Purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or notice of an Offer to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee of any change in the “CUSIP” and/or “ISIN” numbers.

Section 2.14. Record Date.

The record date for purposes of determining the identity of Holders of Notes entitled to vote or consent to any action by vote or consent or permitted under this Indenture shall be determined as provided for in TIA Section 316(c).

ARTICLE III

REDEMPTION AND PREPAYMENT

Section 3.01. Notices to Trustee.

If the Company elects or is required to redeem Notes pursuant to the provisions of this Article III, the Company shall furnish to the Trustee, at least 30 days (15 days in the case of redemption pursuant to Section 3.08 or 3.09) but not more than 60 days before a redemption date (or such shorter period as allowed by the Trustee), an Officers’ Certificate setting forth (a) the applicable section of this Indenture pursuant to which the redemption shall occur, (b) the redemption date, (c) the principal amount of Notes to be redeemed and (d) the redemption price.

Section 3.02. Selection of Notes to Be Redeemed or Repurchased.

If less than all of the Notes are to be redeemed or repurchased at any time, the Trustee shall select the Notes for redemption or repurchase among the Holders of the Notes as follows: (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or (2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate. In the event of partial redemption or repurchase by lot, the particular Notes to be redeemed or repurchased shall be selected, unless otherwise provided herein, not less than 30 days (15 days in the case of redemption pursuant to Section 3.08 or 3.09) nor more than 60 days prior to the redemption or repurchase date by the Trustee from the outstanding Notes not previously called for redemption or repurchase.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption or repurchase and, in the case of any Note selected for partial redemption or repurchase, the principal amount thereof to be redeemed or repurchased. Notes and portions of Notes selected shall be in amounts of $1,000 or integral multiples thereof, except that if all of the Notes of a Holder are to be redeemed or repurchased, the entire outstanding amount of Notes held by such Holder, even if not an integral multiple of $1,000, shall be redeemed or repurchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or repurchase also apply to portions of Notes called for redemption or repurchase.

Section 3.03. Notice of Redemption.

At least 30 days (15 days in the case of redemption pursuant to Section 3.08 or 3.09) but not more than 60 days prior to a redemption or repurchase date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption or repurchase to each Holder whose Notes are to be redeemed or repurchased at such Holder’s registered address appearing in the Security Register; provided, however, that redemption or repurchase notices may be mailed more than 60 days prior to a redemption or repurchase date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price (the appropriate calculation of which shall be set forth in an Officers’ Certificate delivered to the Trustee no later than two (2) Business Days prior to the redemption date);

(c) if any Note is being redeemed or repurchased in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, if applicable, a new Note or Notes in principal amount equal to the unredeemed or unpurchased portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the applicable section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness of the CUSIP and/or ISIN numbers, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall have delivered to the Trustee, at least 35 days (20 days in the case of redemption pursuant to Section 3.08 or 3.09) (or such shorter period as may be allowed by the Trustee), prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice (in the name and at the expense of the Company) and setting forth the information to be stated in such notice as provided in this Section 3.03.

Section 3.04. Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption shall become irrevocably due and payable on the redemption date at the redemption price; provided, that any defect in or failure to give notice in accordance with Section 3.03 shall not affect the validity of the proceedings for the redemption of any Note taken in accordance with the terms of this Indenture. A notice of redemption may not be conditional.

Section 3.05. Deposit of Redemption Price.

On or prior to 10:00 a.m. New York City time on any redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and, if applicable, accrued and unpaid interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly, and in any event within two (2) Business Days after the redemption date, return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest, if any, on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for purchase or redemption in accordance with Section 2.08(d) hereof, whether or not such Notes are presented for payment. If a Note is redeemed on or after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon the Company’s written request, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07. Optional Redemption.

(a) The Company may redeem the Notes, in whole or in part, from time to time, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the applicable date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant, Interest Payment Date pursuant to Section 4.01, if redeemed during the twelve-month period ending on August 20 of each of the years indicated below:

Year	Percentage
2010	103.000%
2011	102.000%
2012	101.000%
2013 and thereafter	100.000%

(b) Any prepayment pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08. Mandatory Redemption with Available Cash.

If the Company has Excess Available Cash on the Available Cash Determination Date, the Company shall apply an amount equal to such Excess Available Cash to redeem Notes at a redemption price of 100% of the aggregate principal amount of Notes redeemed plus accrued and unpaid interest to the date of redemption. Within 15 days after the Available Cash Determination Date, the Company shall deliver to the Trustee an Officers’ Certificate stating the amount of Excess Available Cash, if any, on the Available Cash Determination Date. The Redemption Date for redemptions under this Section 3.08 shall be thirty (30) days following the Available Cash Determination Date. Any prepayment pursuant to this Section 3.08 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.09. Mandatory Redemption with Excess Cash Flow.

Not later than February 15 and August 15 of each year (each an “Excess Cash Flow Payment Date”), commencing on August 15, 2010, if the Company has Excess Cash Flow for the six-month period ended on the most recent December 31 or June 30, as applicable (each an “Excess Cash Flow Determination Date”), the Company shall apply an amount equal to 75% of the amount of such Excess Cash Flow (to the extent not used to reduce amounts outstanding under the Credit Facility) to redeem Notes, at a redemption price of 100% of the aggregate principal amount of Notes redeemed plus accrued and unpaid interest to the date of redemption. At least 15 days prior to each Excess Cash Flow Payment Date, the Company shall deliver to the Trustee an Officers’ Certificate stating the amount of Excess Cash Flow, if any, for the six-month period ending on the immediately preceding Excess Cash Flow Determination Date, the amount of such Excess Cash Flow applied to reduce amounts outstanding under the Credit Facility and the net amount of Excess Cash Flow to be applied to redeem Notes. The Redemption Date for redemptions under this Section 3.09 shall be the Excess Cash Flow Payment Date following the applicable Excess Cash Flow Determination Date. Any prepayment pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.10. Offer To Purchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.13 or 4.22 hereof, the Company shall be required to commence an Asset Sale Offer or Event of Loss Offer (each, an “Offer to Purchase”), it shall follow the procedures specified below.

(b) The Company shall commence the Offer to Purchase by sending, by first-class mail, with a copy to the Trustee, to each Holder at such Holder’s address appearing in the Security Register, a notice the terms of which shall govern the Offer to Purchase stating:

(i) that the Offer to Purchase is being made pursuant to this Section 3.10 and Section 4.13 or 4.22, as the case may be;

(ii) the principal amount of Notes required to be purchased pursuant to Section 4.13 or 4.22, as the case may be (the “Offer Amount”), the offer price set forth in Section 4.13 or 4.22, as applicable, the Offer Period and the Purchase Date (each as defined below);

(iii) except as provided in clause (ix), that all Notes timely tendered and not withdrawn shall be accepted for payment;

(iv) that any Note not tendered or accepted for payment shall continue to accrue interest;

(v) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Purchase Date;

(vi) that Holders electing to have a Note purchased pursuant to an Offer to Purchase may elect to have Notes purchased in integral multiples of $1,000 only, unless such Holder is electing to have all of its Notes purchased and such Notes are in an amount less than an integral multiple of $1,000;

(vii) that Holders electing to have a Note purchased pursuant to any Offer to Purchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice before the close of business on the third Business Day before the Purchase Date;

(viii) that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note (or portions thereof) the Holder delivered for purchase and a statement that such Holder is withdrawing such Holder’s election to have such Note purchased;

(ix) that if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased);

(x) that Holders whose Notes were purchased in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer); and

(xi) any other procedures the Holders must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

(c) The Offer to Purchase shall remain open for a period of at least 20 Business Days but no more than 30 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five (5) Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the Offer Amount or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. The Company shall notify all Holders of the results of the Offer to Purchase on or as soon as practicable following the Purchase Date.

(d) On or prior to the Purchase Date, the Company shall, to the extent lawful:

(i) accept for payment (on a pro rata basis to the extent necessary), the Offer Amount of Notes or portions of Notes properly tendered and not withdrawn pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered;

(ii) deposit with the Paying Agent funds in an amount equal to the offer price as set forth in Section 4.13 or 4.22, as applicable, in respect of all Notes or portions of Notes so accepted for payment; and

(iii) deliver or cause to be delivered to the Trustee the Notes so accepted for payment together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.10.

(e) The Paying Agent (or the Company, if acting as the Paying Agent), as the case may be, shall promptly deliver to each tendering Holder the offer price as set forth in Section 4.13 or 4.22, as applicable, for such Holder’s Notes or portions of Notes being purchased by the Company. In the event that any portion of the Notes surrendered is not purchased by the Company, the Company shall promptly execute and issue a new Note in a principal amount equal to such unpurchased portion of the Note surrendered, and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver (or cause to be transferred by book-entry) such new Note to such Holder.

(f) If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Purchase.

(g) The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with Sections 4.13 or 4.22, as applicable, this Section 3.10 or other provisions of this Indenture, the Company shall comply with applicable securities laws and regulations and shall not be deemed to have breached its obligations under Sections 4.13 or 4.22, as applicable, this Section 3.10 or such other provisions of this Indenture by virtue of such compliance.

(h) Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made in accordance with the provisions of Section 3.01 through 3.06 hereof.

ARTICLE IV

COVENANTS

Section 4.01. Payment of Notes.

(a) The Company shall calculate and pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in this Indenture and the Notes. Principal, premium, if any, and cash interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. New York time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. Such Paying Agent shall return to the Company promptly, and in any event, no later than two (2) Business Days following the date of payment, any money (including accrued interest) that exceeds such amount of principal, premium, if any, and interest paid on the Notes. If a payment date is a Legal Holiday in New York City, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

(b) With respect to interest on the Notes for a semiannual period due on an Interest Payment Date, the Company may elect either (i) to pay interest due on the Notes on such Interest Payment Date by payment of cash interest for such semiannual period at a rate of 10% per annum or (ii) to pay the interest due on the Notes on such Interest Payment Date by payment of PIK Interest for such semi-annual period at the rate of 15% per annum; provided, however, the interest rate payable on the Notes with respect to any portion of an interest period during which an Event of Default (other than an Event of Default described in Section 6.01(a) or 6.01(b)) shall have occurred and be continuing shall be 12% per annum, if paid in cash, or 17% per annum, if paid in PIK Interest. If the Company elects to pay PIK Interest on any Interest Payment Date it must deliver, not less than 45 days prior to such Interest Payment Date, an Authentication Order to the Trustee specifying the aggregate amount of PIK Interest to be paid through increases in the Global Note and through the issuance of additional Notes; provided, however, the Company shall deliver an updated Authentication Order on the day preceding an Interest Payment Date to the extent modifications in the amount of PIK Interest to be paid are needed in accordance with the terms of the Indenture due to the continuation or cessation of an Event of Default. Following such election, on the relevant Interest Payment Date the Trustee shall record increases in the Global Note and authenticate and deliver additional Notes, as appropriate, in the aggregate principal amounts required to pay the PIK Interest then due. The Company shall deliver an Authentication Order to the Trustee in accordance with Section 2.2 hereof upon payment of PIK Interest through the issuance of additional Notes. PIK Interest paid in accordance with this Section 4.01 shall be considered paid on the due date. The Company’s failure to deliver advance notice to the Trustee in accordance with this paragraph shall be deemed an irrevocable election to pay interest in cash on the upcoming Interest Payment Date.

(c) The Company shall pay interest (including Accrued Bankruptcy Interest) on overdue principal and premium, if any, at a rate of 17% per annum to the extent lawful; it shall pay interest (including Accrued Bankruptcy Interest) on overdue installments of interest (without regard to any applicable grace periods), at the same rate to the extent lawful.

(d) Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 4.02. Maintenance of Office or Agency.

(a) The Company shall maintain an office or agency (which may be an office or drop facility of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby designates the Corporate Trust Office of the Trustee as one such office, drop facility or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03. Reports.

(a) The Company shall deliver or cause to be delivered to each of the Holders (which delivery may be effected by electronic means), or shall post on a confidential website (access to which shall require agreement by the Holders to the terms of the confidentiality agreement attached hereto as Exhibit C or another customary confidentiality agreement reasonably acceptable to the Required Holders and made available on such website as a condition to access thereof, a form of which shall be provided by the Company to the Trustee and to each Holder or beneficial owner of the Notes upon request), the following information:

(i) within 90 days after the end of each fiscal year of the Company, (A) audited consolidated financial statements of the Company for such fiscal year (including balance sheets, statements of operations and statements of cash flows as would be required from an SEC registrant in an Annual Report on Form 10-K), certified by a national accounting firm and prepared in accordance with GAAP and (B) a management’s discussion and analysis of financial condition and results of operations (an “MD&A”), in narrative form, with respect to such financial statements substantially similar to that which would be required to be included in an Annual Report on Form 10-K by an SEC registrant;

(ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, (A) unaudited condensed consolidated financial statements of the Company for such quarter and the year-to-date period and the comparable period of the prior fiscal year (including balance sheets, statements of operations and statements of cash flows as would be required from an SEC registrant in a Quarterly Report on Form 10-Q), prepared in accordance with GAAP and (B) an MD&A with respect to such financial statements substantially similar to that which would be required to be included in a Quarterly Report on Form 10-Q by an SEC registrant; and

(iii) from time to time, upon reasonable request of any Holder, a brief description of the nature of the business of the Company and its products and services and any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the financial statement reporting periods set forth in clauses (i) and (ii) above and the related comparable prior period comparative forms, the Company may deliver or cause to be delivered such financial statements as are prescribed under GAAP taking into account the Company’s “fresh start” accounting as applicable in connection with the effectiveness of the Plan of Reorganization.

(b) The Company may, in the discretion of the Board of Directors of the Company, elect to conduct quarter-end and/or year-end earnings calls following the delivery of the financial statements and an MD&A.

(c) The Company’s reporting obligations with respect to this Section 4.03 shall be satisfied in the event the Company files such information with the SEC on EDGAR and delivers a copy of such information to the Trustee, unless the SEC does not permit such filings.

(d) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the MD&A, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results and operations of the Unrestricted Subsidiaries of the Company.

Section 4.04. Compliance Certificate.

(a) The Company and any Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company, the Guarantors and their respective Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company, the Guarantors and their respective Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge after such inquiry the Company, the Guarantors and their respective Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b) The Company shall deliver to the Trustee, within 30 days after the Company becomes aware of the occurrence thereof, written notice in the form of an Officers’ Certificate of any Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

Section 4.05. Payments of Taxes and Other Claims.

The Company shall pay, and shall cause each of its Subsidiaries to pay or discharge or cause to be paid or discharged, before the same shall become delinquent (a) all material taxes, assessments and governmental charges levied or imposed upon its or its Subsidiaries’ income, profits or property and (b) all material lawful claims for labor, materials and supplies which, if unpaid, would be reasonably likely to by law become a Lien upon its property or the property of any of its Subsidiaries; provided, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate negotiations or proceedings and for which disputed amounts adequate reserves (in the good faith judgment of the Board of Directors or management of the Company) have been made in accordance with GAAP.

Section 4.06. Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenant (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Corporate Existence.

Subject to Article 5 and Section 10.04 hereof, each of the Company and the Guarantors shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of each of the Company or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of each of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any Subsidiary, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes, or that such preservation is not necessary in connection with any transaction not prohibited by this Indenture.

Section 4.08. Payments for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.09. Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that after the first anniversary of the Issue Date, the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock or preferred stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock or preferred stock, if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect to, such incurrence of Indebtedness or issuance of shares of Disqualified Stock or preferred stock, and (ii) the Total Leverage Ratio for the Company’s and the Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued was less than or equal to 3.0 to 1 and would have been less than or equal to 3.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred, at the beginning of such four-quarter period.

(b) The foregoing limitations will not apply to the following (each of the following, “Permitted Indebtedness”):

(1) the incurrence of Indebtedness and obligations in respect of “Bank Products” under the Credit Facility by the Company or any of the Company’s Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), not to exceed $75,000,000 outstanding at any time;

(2) the incurrence by the Company and any Guarantor of Indebtedness (including any Guarantee thereof) represented by the Notes in aggregate principal amount not to exceed $85,000,000 plus the amount of any PIK Interest;

(3) Existing Indebtedness (other than Indebtedness described in the immediately preceding clauses (1) and (2)), including (a) Indebtedness owing under the Sprague Bond Documents not to exceed $4,700,000 in the aggregate principal amount at any time outstanding and (b) Indebtedness owing under the Crane Bond Documents not to exceed $3,500,000 in the aggregate principal amount at any time outstanding, in each case reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(4) Indebtedness (including Capitalized Lease Obligations) and Disqualified Stock incurred by the Company or Indebtedness (including Capitalized Lease Obligations) incurred by any of the Restricted Subsidiaries, to finance the purchase, lease, construction or improvement of property (real or personal) or equipment that is used or useful in the ordinary course of a Permitted Business, whether through the direct purchase of assets or the purchase of the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness and Disqualified Stock then outstanding and incurred pursuant to this clause (4) does not exceed $5,000,000 in the aggregate outstanding at any time;

(5) to the extent such incurrence does not result in the incurrence by the Company or any Restricted Subsidiary of any obligation for the payment of borrowed money of others, Indebtedness of the Company or any of its Restricted Subsidiaries owed to any Person in connection with workers’ compensation, self-insurance, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to the Company or such Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(6) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition provided, however, that the aggregate principal amount of Indebtedness incurred pursuant to this clause (6) shall not exceed $5,000,000 in the aggregate outstanding at any time;

(7) Indebtedness (including Indebtedness related to Sale and Lease-Back Transactions) of the Company to a Restricted Subsidiary or of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that:

(i) if the Company or any Guarantor is the borrower of such Indebtedness and the lender is a Restricted Subsidiary that is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Note Obligations, in the case of the Company, or the Guarantee, in the case of a Guarantor; and

(ii) any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) shares of Disqualified Stock or preferred stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Disqualified Stock or preferred stock (except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Disqualified Stock or preferred stock;

(9) (i) any guarantee by the Company or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture, provided, that such guarantee by any Restricted Subsidiary that is not a Guarantor must be expressly subordinated to the prior payment in full in cash of all Note Obligations; or (ii) any guarantee by a Guarantor of Indebtedness of the Company, provided that such Indebtedness is incurred in accordance with this Section 4.09;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting risk with respect to fluctuation in interest rates, foreign currency exchange rates or commodity prices with respect to any Indebtedness permitted to be incurred pursuant to this Section 4.09 or business operations in any Permitted Business;

(11) to the extent such incurrence does not result in the incurrence by the Company or any Restricted Subsidiary of any obligation for the payment of borrowed money of others, obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(12) the incurrence by the Company of Indebtedness or Disqualified Stock or the incurrence by any Restricted Subsidiary of Indebtedness in exchange for, or the net proceeds of which are used to extend, refund, refinance, defease, renew or replace, any Indebtedness or Disqualified Stock incurred under clause (1), (2), 3(b) or (4) above or this clause (12) or any Indebtedness or Disqualified Stock incurred in exchange for, or the net proceeds of which are used to extend, refund, refinance, defease, renew or replace, such Indebtedness or Disqualified Stock, including additional Indebtedness or Disqualified Stock incurred to pay premiums (including tender premiums), defeasance costs and fees in connection therewith prior to its respective maturity (the “Refinancing Indebtedness”); provided, however, that:

(A) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness or Disqualified Stock being extended, refunded, refinanced, defeased, renewed or replaced,

(B) [Intentionally Omitted];

(C) to the extent such Refinancing Indebtedness extends, refunds, refinances, defeases, renews or replaces (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee of the Notes, such Refinancing Indebtedness is subordinated or pari passu to the Notes or such Guarantee at least to the same extent as the Indebtedness being extended, refunded, refinanced, defeased, renewed or replaced or (ii) Disqualified Stock, such Refinancing Indebtedness must be Disqualified Stock,

(D) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness (or liquidation preference in the case of Disqualified Stock) does not exceed the sum of the outstanding principal amount (or accreted value, if applicable) of the Indebtedness so extended, refunded, refinanced, defeased, renewed or replaced (plus all accrued interest thereon and the amount of all premiums and reasonable expenses incurred in connection therewith),

(E) the Indebtedness is incurred either by the Company and/or by one or more Restricted Subsidiaries that are obligors on the Indebtedness being extended, refunded, refinanced, defeased, renewed or replaced,

(F) the Indebtedness shall be secured only by the property or assets (if any) securing the Indebtedness to be so extended, refunded, refinanced, defeased, renewed or replaced,

(G) such Refinancing Indebtedness would result in a net saving to the Company and its Subsidiaries (taking into account any fees, costs or premiums associated with the incurrence thereof) and the material terms of such Refinancing Indebtedness are, taken as a whole, no less favorable in any material respect to the Company and its Subsidiaries than the terms of the refinanced Indebtedness; provided, that in the case of any such Indebtedness that is renewed, extended, refinanced or replaced within 12 months of its scheduled maturity or subsequent to the occurrence of any default or event of default under such Indebtedness, such material terms (including interest rates, fees, and costs and premium) may be on terms that are, taken as a whole, substantially consistent with then prevailing terms for Indebtedness of such type, as determined in the judgment of the Board of Directors; and

(H) such Refinancing Indebtedness shall not include:

(x) Indebtedness or Disqualified Stock of a Restricted Subsidiary (other than a Restricted Subsidiary that is a Guarantor or that is a primary obligor or guarantor of the Indebtedness being refinanced) that extends, refunds, refinances, defeases, renews or replaces Indebtedness, Disqualified Stock or preferred stock of the Company, or

(y) Indebtedness or Disqualified Stock of the Company or a Restricted Subsidiary (other than a Restricted Subsidiary that is a primary obligor or guarantor of the Indebtedness being refinanced) that extends, refunds, refinances, defeases, renews or replaces Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

(13) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(14) Indebtedness of Foreign Subsidiaries arising from working capital lines of credit in their local countries, not to exceed $1,000,000 principal amount outstanding in the aggregate at any time;

(15) Indebtedness of the Company or any Restricted Subsidiaries to the extent the net proceeds thereof are promptly deposited to effect a Legal Defeasance or Covenant Defeasance as provided in Article VIII or to satisfy and discharge this Indenture pursuant to Section 12.01, provided, that all proceeds of such Indebtedness will be kept in a restricted account controlled by the Collateral Agent until such net proceeds are deposited to effect such Legal Defeasance, Covenant Defeasance or satisfaction and discharge; or

(16) other Indebtedness not to exceed $1,000,000 principal amount outstanding in the aggregate at any time.

(c) Neither the Company nor any Guarantor will incur any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes or such Guarantee on substantially identical terms; provided, however, that no Indebtedness of the Company or any Guarantor shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor solely by virtue of being unsecured.

(d) For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (1) through (16) of paragraph (b) above or is entitled to be incurred pursuant to paragraph (a) of this Section 4.09, the Company, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses; provided, however, that any incurrence of Indebtedness under the Credit Facility must be first applied to clause (1) of Section 4.09(b). For purposes of determining compliance with this Section 4.09, at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10. Restricted Payments.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s or any Restricted Subsidiary’s Equity Interests in their capacity as such, other than:

(i) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company, or

(ii) dividends or distributions by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(2) purchase, redeem, defease or otherwise acquire or retire (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Restricted Subsidiary of the Company (other than in the case of the Restricted Subsidiaries, any such Equity Interests owned by the Company or any of its Restricted Subsidiaries; or

(3) make any principal payment on or with respect to, or redeem, repurchase, defease or otherwise acquire or retire in each case, prior to the date of any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Company or such Restricted Subsidiary (including any payment in respect of any amendment of the terms of such Subordinated Indebtedness, which amendment is sought in connection with any such acquisition of Subordinated Indebtedness or seeks to shorten any such date), other than Indebtedness owed to the Company or a Guarantor permitted under Section 4.09;

(all such payments and other actions set forth in clauses (1) through (3) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such Restricted Payment on a pro forma basis, as if such Restricted Payment had been made at the beginning of the applicable four quarter period, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio test set forth in paragraph (a) of Section 4.09 (for the purpose of this clause (B), without regard to the time limitation of one year following the Issue Date contained in such Section 4.09(a)); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2) and (3) of paragraph (b) of this Section 4.10), does not exceed the lesser of (x) $1,000,000 for any four fiscal quarter period beginning with the commencement of the first full fiscal quarter after the Issue Date or (y) the sum (without duplication) of:

(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date, to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(ii) 100% of the aggregate net cash proceeds received by the Company since immediately after the Issue Date, and not used to repay Indebtedness under the Credit Facility, redeem the Notes or make any Permitted Investment, from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Subordinated Indebtedness and is incurred in compliance with the Total Leverage Ratio test set forth in paragraph (a) of Section 4.09, plus

(iii) 50% of any dividends received by the Company or a Restricted Subsidiary of the Company since immediately after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period, minus

(iv) 100% of the amount of Excess Cash Flow used or required to be used to redeem Notes from and after the Issue Date pursuant to Section 3.09.

(b) The foregoing provisions will not prohibit:

(1) the repurchase, retirement or other acquisition or retirement of common Equity Interests of the Company held by any future, present or former employee, director or consultant of the Company or any of its Subsidiaries upon the cessation of employment or service of such employee, director or consultant pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (1) do not exceed $1,000,000 in any calendar year; and provided, further, that such Restricted Payments will be included in the calculation of the amount of Restricted Payments under Section 4.10(a) above ;

(2) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued in accordance with Section 4.09 to the extent such dividends are included in the definition of Consolidated Fixed Charges;

(3) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(4) other Restricted Payments to holders of the Company’s common Equity Interests funded from Net Asset Sale Proceeds from of one or more Asset Sales permitted by Section 4.13, provided that the Total Leverage Ratio for the Company’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which any such Restricted Payment is made was less than or equal to 3.5 to 1 and would have been less than or equal to 3.5 to 1, determined on a pro forma basis, as if such Restricted Payment had been made at the beginning of such four quarter period; provided, however, that Restricted Payments permitted by this clause (4) will be included in the calculation of the amount of Restricted Payments in Section 4.10(a) above; or

(5) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Capital Stock of the Company;

provided, however, that (x) at the time of, and after giving effect to, any Restricted Payment permitted under clause (1), no payment Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (y) at the time of, and after giving effect to, any Restricted Payment permitted under clauses (2) and (4), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets, property or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.10 will be determined in good faith by the Board of Directors of the Company and evidenced by a Board Resolution and, in the case of any assets or securities with a Fair Market Value in excess of $10,000,000, based upon a valuation opinion or appraisal issued by an appraiser, valuation firm, accounting firm, financial advisor, or investment banking firm of national standing. Other than with respect to any payment described in clauses (1) through (3) of paragraph (b) of this Section 4.10, no later than the date of making any Restricted Payment, the Company will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.10 were computed, together with a copy of any Board Resolution or valuation opinion or appraisal required hereunder.

Section 4.11. Investments.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly make or maintain any Investment other than Permitted Investments.

(b) The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Investment in such amount would be permitted at such time pursuant to the definition of “Permitted Investments” hereunder, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Section 4.12. Liens.

The Company will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of its property now owned or acquired after the date of the Indenture or upon any income or profits therefrom.

Section 4.13. Asset Sales.

(a) The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale not substantially less than the Fair Market Value of the assets or Equity Interests sold or otherwise disposed of as determined by the Board of Directors of the Company;

(2) with respect to any Asset Sale involving consideration in excess of $10,000,000, such Fair Market Value is determined by the Board of Directors of the Company based upon advice of a qualified third party appraiser, valuation firm, accounting firm, investment banking firm, or financial advisor and evidenced by a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate delivered to the Trustee;

(3) in the case of an Asset Sale involving consideration in excess of $1,000,000, at least 85% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(A) any liabilities (as shown on the Company’s, or such Restricted Subsidiary’s, most recent balance sheet or in the footnotes thereto) (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or such Restricted Subsidiary’s Guarantee) that are assumed by the transferee of any such assets and for which the Company and all Restricted Subsidiaries have been validly released in writing by all creditors of such liabilities, and

(B) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 30 Business Days following the closing of such Asset Sale, shall be deemed to be cash for purposes of this clause (3) and for no other purpose; and

(4) if such Asset Sale involves the disposition of Note Priority Collateral, the Net Asset Sale Proceeds thereof (other than amounts to be applied as set forth in Section 4.13(d) below) shall be paid directly by the purchaser of such Collateral to the Collateral Agent for deposit into the Collateral Account, and, if any property other than cash or Cash Equivalents is received as consideration in such Asset Sale, such property shall be made subject to the Lien of the Indenture and the applicable Collateral Documents, in each case, subject to and pending application pursuant to the provisions set forth in this Indenture and the Collateral Documents.

(b) Within 180 days after the Company’s or any Restricted Subsidiary’s receipt of Net Asset Sale Proceeds from any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Asset Sale Proceeds from such Asset Sale:

(1) (A) If the Asset Sale involves the disposition of ABL Priority Collateral, to the repayment of Indebtedness under the Credit Facility, or (B) if the Asset Sale involves the disposition of Collateral subject to a Permitted Prior Lien securing Priority Lien Debt, to the repayment of Priority Lien Debt secured by such Permitted Prior Lien in an amount up to the Net Asset Sale Proceeds attributable to the disposition of such Collateral (and, if such Priority Lien Debt is revolving credit Indebtedness and the borrowing base of such Indebtedness is not reduced in connection with the disposition of such Collateral, to correspondingly reduce commitments with respect thereto), or

(2) to an investment in (a) any one or more Permitted Businesses, provided that if such investment in any business is in the form of the acquisition of Capital Stock, such investment results in the Company or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such Person such that it constitutes a Restricted Subsidiary, (b) Capital Expenditures or (c) acquisitions of other assets (other than the payment of ordinary operating expenses), in each of (a), (b) and (c), used or useful in a Permitted Business (any of the foregoing clauses (a), (b), or (c), “Replacement Assets”); provided, that any Replacement Assets acquired with any Net Asset Sale Proceeds of Collateral shall be owned by the Company or by a Guarantor and shall not be subject to any Liens other than Permitted Liens, and the Company or such Guarantor, as the case may be, shall execute and deliver to the Collateral Agent such Collateral Documents or other instruments as shall be reasonably necessary to cause such Replacement Assets to become subject to a Lien in favor of the Collateral Agent on behalf of the Trustee, for the benefit of the Holders, securing its obligations under the Notes or its Guarantee, as the case may be, and otherwise shall comply with terms of this Indenture and the Credit Facility;

provided that if, within such 180-day period, the Company or applicable Restricted Subsidiary has entered into an agreement on terms acceptable to the Required Noteholders to apply such Net Asset Sale Proceeds to the purchase or construction of assets permitted in this paragraph (b), then the Company may extend such 180-day period for up to an additional 180 days.

(c) Any Net Asset Sale Proceeds that are not invested or applied as provided and within the time period set forth in paragraph (b) of this Section 4.13, will be deemed to constitute “Excess Proceeds.” On the Asset Sale Trigger Date, or such earlier date, if any, as the Board of Directors of the Company determines not to apply the Net Asset Sale Proceeds relating to such Asset Sale as set forth in paragraph (b) of this Section 4.13, the Company shall either (i) to the extent permitted by Section 4.10(b)(4), make a Restricted Payment to holders of the Company’s common Equity Interests in an amount up to the amount of such Excess Proceeds, or (ii) make an offer to all Holders (an “Asset Sale Offer”), to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds (or the portion thereof not applied toward a Restricted Payment pursuant to clause (i) above) at an offer price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the offer price for the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or the portion thereof not applied toward a Restricted Payment pursuant to clause (i) above), the Company may use any remaining Excess Proceeds for any purposes, subject to other covenants contained in this Indenture. If the offer price for the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds (or the portion thereof not applied toward a Restricted Payment pursuant to clause (i) above), the Trustee shall select the Notes to be purchased on a pro rata basis in authorized denominations based on the aggregate principal amount of the Notes so tendered. Upon completion of any Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(d) Notwithstanding the foregoing, all Net Asset Sale Proceeds of any Collateral in respect of any Asset Sale shall, pending their application in accordance with this Section 4.13 or the release thereof in accordance with the provisions of the Collateral Documents, be deposited in the Collateral Account as provided in with the Intercreditor Agreement.

(e) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Section 4.14. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Company or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Company or any Restricted Subsidiary;

(2) make loans or advances to the Company or any Restricted Subsidiary; or

(3) sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Facility and the related documentation;

(2) the Indenture, the Collateral Documents and the Notes, in each case, as the same may be amended from time to time in accordance with the terms thereof;

(3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) of the preceding paragraph on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; provided that such restrictions or encumbrances relate only to the assets (or Capital Stock of an entity directly or indirectly owning such assets) being sold pursuant to these contracts;

(7) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.09 and 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) customary provisions contained in leases and other agreements entered into in the ordinary course of business; and

(10) any encumbrances or restrictions of the type referred to in clauses (1), (2), (3), (5) and (7) of the preceding paragraph imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1), (2), (3), (5) and (7) above or this clause (10), provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company, no more restrictive in any material respect with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 4.15. Transactions with Related Parties.

(a) The Company will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, arrangement, loan, advance or guarantee with, or for the benefit of, any Related Party (each of the foregoing, a “Related Party Transaction”), unless:

(1) such Related Party Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person that is not a Related Party;

(2) with respect to any Related Party Transaction or series of Related Party Transactions involving aggregate payments or consideration in excess of $500,000 in any fiscal year with a Related Party described in clause (iii), (iv) or (v) of the definition of “Related Party”, such Related Party Transaction is approved by either:

(A) the unanimous written consent of all members of the Board of Directors of the Company then in office;

(B) the affirmative vote at a duly held meeting of the Board of Directors of the Company (at which a quorum is present) of all of the members of the Board of Directors of the Company then in attendance at such meeting (excluding any members recusing themselves due to an actual or potential conflict of interest, provided that no action may be taken by less than a majority of all directors present at such meeting); or

(C) (i) the affirmative vote at a duly held meeting of the Board of Directors of the Company (at which a quorum is present) of a majority of the members of the Board of Directors of the Company then in office and (ii) the approval of each disinterested holder of the Company’s Class A Common Stock that received at least 15% of the Class A Common Stock of the Company on the Issue Date pursuant to the Plan of Reorganization and continues to hold at least 15% of the outstanding Class A Common Stock at the time of the proposed Related Party Transaction; and

(3) with respect to any Related Party Transaction or series of Related Party Transactions involving aggregate payments or consideration in excess of $500,000 in any fiscal year with a Related Party described in clause (i) or (ii) of the definition of “Related Party”, such Related Party Transaction is approved by either:

(A) the unanimous written consent of all members of the Board of Directors then in office; or

(B) the affirmative vote at a duly held meeting of the Board of Directors of the Company (at which a quorum is present) of a majority of the members of the Board of Directors of the Company then in office.

(b) The foregoing provisions will not apply to the following:

(1) transactions between or among the Company and any of its direct or indirect Wholly-Owned Subsidiaries;

(2) Restricted Payments permitted by Section 4.10;

(3) the payment of reasonable and customary compensation and fees to, and indemnities provided for the benefit of, officers, directors, employees or consultants of the Company, or any Restricted Subsidiary in the ordinary course of business;

(4) loans and advances permitted by clause (13) of the definition of “Permitted Investments”;

(5) transactions pursuant to employment agreements, benefit plans (including the Management Equity Plan referred to in the Plan of Reorganization) and similar arrangements for employees of the Company and its Subsidiaries or directors of the Company (including the issuance of Common Stock or other Equity Interests thereunder) which, in each case, are expressly provided for in the Plan of Reorganization or are approved in good faith by the Board of Directors; or

(6) any purchase of conventional insurance products in the ordinary course of business.

Section 4.16. Sale and Leaseback Transactions.

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Lease-Back Transaction; provided that the Company or any of its Restricted Subsidiaries may enter into a Sale and Lease-Back Transaction if:

(1) the Company or that Restricted Subsidiary, if applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Lease-Back Transaction under the Total Leverage Ratio test in paragraph (a) of Section 4.09 and (b) incurred a Lien to secure such Indebtedness pursuant to Section 4.12;

(2) the sale price of that Sale and Lease-Back Transaction is not less than the Fair Market Value, as determined in good faith by the Board of Directors of the Company and, where the Fair Market Value exceeds $5,000,000, set forth in an Officers’ Certificate and delivered to the Trustee, of the property that is the subject of that Sale and Lease-Back Transaction; and

(3) the transfer of assets in that Sale and Lease-Back Transaction is permitted by, and the Company causes the proceeds of such transaction to be applied in compliance with, Section 4.13 hereof.

Section 4.17. Issuances and Sales of Equity Interests of Restricted Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary to any Person (other than the Company or a Restricted Subsidiary of the Company that is a Wholly-Owned Subsidiary), unless:

(1) such transfer, conveyance, sale, lease or other disposition is of all Equity Interests in such Restricted Subsidiary owned by the Company or such Restricted Subsidiaries; and

(2) the cash Net Asset Sale Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 4.13.

In addition, the Company will not permit any of its Restricted Subsidiaries to issue any of its Equity Interests to any Person other than to the Company or a Restricted Subsidiary that is a Wholly-Owned Subsidiary.

Section 4.18. Designation of Restricted and Unrestricted Subsidiaries.

The Company’s Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value (as determined in good faith by the Company’s Board of Directors) of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated shall be deemed to be an Investment made as of the time of the designation. That designation shall only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.” The Company’s Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Section 4.19. Repurchase at the Option of Holders Upon a Change of Control.

(a) If a Change of Control occurs, the Company will make an offer (the “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to the Change of Control Offer at a purchase price, in cash, equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased, to the Purchase Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

(b) Within 30 days following any Change of Control, the Company shall mail a notice of such Change of Control Offer by first class mail, postage prepaid, to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.19 and that all Notes tendered shall be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not tendered shall remain outstanding and continue to accrue interest;

(4) that, unless the Company defaults in the payment of the purchase price in the Change of Control Offer, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder’s election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(c) So long as the Notes are in global form, if the Company makes an offer to purchase all of the Notes pursuant to a Change of Control Offer, a Holder may exercise its option to elect for the purchase of Notes through the facilities of the Depositary, subject to its rules and regulations.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Notes as a result of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.19 of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Section 4.19 by virtue of such compliance.

(e) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) prior to 10:00 a.m. New York City time on such date, deposit with the Paying Agent an amount equal to the purchase price in the Change of Control Offer in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(f) The Paying Agent shall promptly mail to each Holder of Notes properly tendered the purchase price in the Change of Control Offer for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(g) Notwithstanding anything to the contrary in this Section 4.19, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.19 and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

Section 4.20. Additional Guarantees.

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the date of this Indenture that is wholly-owned, directly or indirectly, by the Company and has assets in excess of $25,000 or annual revenues in excess of $25,000, such Domestic Restricted Subsidiary shall become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel and an Officers’ Certificate, satisfactory to the Trustee and subject to customary assumptions and exclusions, within 30 days after the date on which it was acquired or created or first had such assets or revenues.

Section 4.21. Business Activities.

The Company will not, and will not permit any of its Subsidiaries to, engage in any business or investment activities other than a Permitted Business.

Section 4.22. Events of Loss.

(a) In the event of an Event of Loss with respect to any Collateral with a Fair Market Value (or replacement cost, if greater, if insured for its full replacement cost) in excess of $500,000, within 180 days after the receipt of the Net Loss Proceeds of such Event of Loss, the Company or such Guarantor, at its option, may apply the Net Loss Proceeds from such Event of Loss,

(1) to the rebuilding, repair, replacement or construction of improvements to the affected Collateral (the “Subject Property”), provided, that if such Event of Loss occurs with respect to Collateral with a Fair Market Value in excess of $2,000,000, the Company delivers (A) a written opinion from a reputable contractor that the Subject Property can be rebuilt, repaired, replaced or constructed and operating within 330 days from the date of such opinion; and (B) an Officers’ Certificate certifying that the Company or the affected Guarantor has available from Net Loss Proceeds (including amounts collectible from the applicable insurance carrier) or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in this clause (1);

(2) to the investment in Replacement Assets, provided, that any Replacement Assets acquired with any Net Loss Proceeds of Collateral shall be owned by the Company or by a Guarantor and shall not be subject to any Liens other than Permitted Liens, and the Company or such Guarantor, as the case may be, shall execute and deliver to the Collateral Agent such Collateral Documents or other instruments as shall be reasonably necessary to cause such Replacement Assets to become subject to a Lien in favor of the Collateral Agent on behalf of the Trustee, for the benefit of the Holders, securing its obligations under the Notes or its Guarantee, as the case may be, and otherwise shall comply with terms of this Indenture and the Intercreditor Agreement; or

(3) if the Event of Loss involves Collateral subject to a Permitted Prior Lien securing Priority Lien Debt, to the repayment of Priority Lien Debt secured by such Permitted Prior Lien in an amount up to the Net Loss Proceeds with respect to such Collateral and, if such Priority Lien Debt is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, in each case with no concurrent obligation to make any purchase or redemption of any Notes;

provided, if the Company has entered into an agreement on terms acceptable to the Required Noteholders within the 180-day period following the receipt of Net Loss Proceeds of such Event of Loss to apply Net Loss Proceeds in accordance with this Section 4.22(a), then the Company shall have 360 days from the receipt of Net Loss Proceeds of such Event of Loss to apply the Net Loss Proceeds pursuant to this Section 4.22(a).

(b) Any Net Loss Proceeds that are not invested or applied within the time period specified in clause (a) above will be deemed to constitute “Excess Loss Proceeds”. On the Event of Loss Trigger Date, or such earlier date, if any, as the Board of Directors of the Company determines not to apply the Net Loss Proceeds relating to such Event of Loss as set forth in paragraph (a) of this Section 4.22, then within 30 days following such determination (but in no event later than the Event of Loss Trigger Date), the Company will make an offer to all Holders (an “Event of Loss Offer”), to purchase the maximum principal amount of Notes that may be purchased out of the Excess Loss Proceeds at an offer price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 3.10 of this Indenture. To the extent that the offer price for the aggregate amount of Notes tendered pursuant to an Event of Loss Offer is less than the Excess Loss Proceeds, such remaining Excess Loss Proceeds shall be released to the Company for use for any purposes, subject to any other applicable conditions and covenants in this Indenture and the Collateral Documents. If the offer price for the aggregate principal amount of Notes tendered pursuant to an Event of Loss Offer exceeds the amount of Excess Loss Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis in authorized denominations based on the aggregate principal amount of the Notes so tendered. Upon completion of any Event of Loss Offer, the amount of Excess Loss Proceeds shall be reset at zero.

(c) Notwithstanding the foregoing, all Net Loss Proceeds of any Collateral in respect of any Event of Loss shall, pending their application in accordance with this Section 4.22 or the release thereof in accordance with the provisions of the Collateral Documents, be deposited in the Collateral Account as provided in the Intercreditor Agreement.

(d) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Event of Loss Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Section 4.23. Insurance.

The Company and the other Pledgors will:

(1) keep their properties adequately insured at all times by financially sound and reputable insurers;

(2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3) maintain such other insurance as may be required by law;

(4) if so requested by the Required Noteholders, obtain and maintain title insurance on all real property Collateral insuring the Collateral Agent’s Lien on that property, subject only to Permitted Liens and other exceptions to title in effect as of the Issue Date and other exceptions as may be reasonably acceptable to the Required Noteholders; provided that title insurance need only be maintained on any particular parcel of real property having a Fair Market Value of less than $1,000,000 if and to the extent title insurance is obtained and maintained in respect of any other Liens on that property; and

(5) maintain such other insurance as may be required by the Indenture and the Collateral Documents.

The Company and the Guarantors will furnish to the Collateral Agent full information as to their property and liability insurance carriers. The Holders, as a class, will be named as additional insureds, with a waiver of subrogation, on all insurance policies of the Company and Guarantors, and the Collateral Agent will be named as a loss payee, as its interests may appear, with 30 days’ notice of cancellation or material change, on all property and casualty insurance policies of the Company and the Guarantors.

Section 4.24. Financial Covenants.

The Company shall, and shall cause each of its Restricted Subsidiaries to, comply with each of the financial covenants set forth in Exhibit D to this Indenture.

Section 4.25. Further Assurances.

The Company shall, and shall cause each of the Pledgors to, execute and deliver such additional instruments, certificates or documents, and take such actions as may be reasonably required from time to time in order to:

(1) carry out more effectively the purposes of the Collateral Documents;

(2) create, grant, perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens created, or intended to be created, by the Collateral Documents; and

(3) ensure the protection and enforcement of any of the rights granted or intended to be granted to the Trustee or the Collateral Agent under any other instrument executed in connection therewith.

Upon the exercise by the Trustee, the Collateral Agent or any Holder of any power, right, privilege or remedy under this Indenture or any of the Collateral Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority, the Company shall, and shall cause each of the Pledgors to, execute and deliver all applications, certifications, instruments and other documents and papers that may be required of the Company or any of the Pledgors for such governmental consent, approval, recording, qualification or authorization.

ARTICLE V

SUCCESSORS

Section 5.01. Merger, Consolidation and Sale of Assets.

(a) The Company may not, directly or indirectly, consolidate with or merge with or into any other Person (whether or not the Company is the Surviving Person) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties or assets (as an entirety or substantially as an entirety in one transaction or series of related transactions) to any Person or group of affiliated Persons or permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a transfer of all or substantially all of the properties or assets of the Company on a consolidated basis to any other Person, unless:

(i) the Company shall be the continuing Person, or the Surviving Person shall be a partnership, limited liability company or corporation duly organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture and supplemental Collateral Documents in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Company under the Notes, the Indenture and the Collateral Documents, and the Notes, the Indenture and the Collateral Documents shall remain in full force and effect;

(ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Event of Default or Default shall have occurred and be continuing; and

(iii) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, the Company (or the Surviving Person, as applicable) and the Restricted Subsidiaries would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio test set forth in paragraph (a) of Section 4.09.

(b) In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the continuing Person, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company shall in such case be discharged from all obligations and covenants under the Indenture, the Notes and the Collateral Documents.

(c) Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of Section 10.05 of this Indenture) shall not, and the Company shall not cause or permit any Guarantor to, consolidate with or merge with or into any Person (other than the Company or any other Guarantor), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties or assets (as an entirety or substantially as an entirety) in one transaction or series of related transactions to any Person or group of affiliated Persons (other than the Company or any other Guarantor), unless:

(i) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made (if other than a Guarantor) is a corporation, limited liability company or partnership organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(ii) such entity (if other than a Guarantor) assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee;

(iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(iv) in the case of a consolidation or merger, either (x) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company (or the Surviving Entity, as applicable) and the Restricted Subsidiaries would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio test set forth in paragraph (a) of Section 4.09, or (y) the Total Leverage Ratio for the Company and the Restricted Subsidiaries determined after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis would be equal to or less than the Total Leverage Ratio for the Company and the Restricted Subsidiaries immediately prior to giving effect to such transaction.

(d) The following additional conditions shall apply to each transaction described in the above paragraphs:

(i) the Company, such Guarantor or the relevant surviving entity, as applicable, will cause to be filed and recorded in the relevant jurisdictions (so long as such jurisdictions are in the United States) such amendments or other instruments, if any, as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to such Person created by the Collateral Documents in favor of the Collateral Agent for the benefit of the Notes Secured Creditors, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

(ii) following any such transaction, to the extent that any assets constituted Collateral prior to such transaction, the Collateral owned by or transferred to the Company, such Guarantor or the relevant surviving entity, as applicable, shall: (a) continue to constitute Collateral under this Indenture and the Collateral Documents; and (b) not be subject to any Lien other than Liens permitted by this Indenture and created by the Collateral Documents;

(iii) the assets of the Person which is merged or consolidated with or into the relevant surviving entity, to the extent such assets are of the types which would constitute Collateral under the Collateral Documents and which would be required to be pledged thereunder, shall be treated as after-acquired property and such surviving entity shall take such action as may be reasonably necessary to cause such assets to be made subject to the Lien created by the Collateral Documents in the manner and to the extent required in this Indenture; and

(iv) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction and, if a supplemental indenture or supplemental Collateral Documents are required in connection with such transaction, such supplemental indenture and Collateral Documents comply with the applicable provisions of this Indenture, that all conditions precedent in this Indenture relating to such transaction have been satisfied and that such supplemental indenture and Collateral Documents are enforceable, subject to customary qualifications.

Section 5.02. Successor Entity Substituted.

Upon any consolidation or merger or any sale, assignment, transfer, lease, conveyance or other disposition in accordance with Section 5.01, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made (the “Surviving Person”) shall succeed to, and be substituted for, and may exercise every right and power of the Company under this Indenture; provided, however, that in the case of a sale, assignment, transfer lease, conveyance or other disposition, the predecessor entity shall not be released from any of the obligations or covenants under this Indenture, including with respect to the payment of the Notes, except where such sale, transfer, lease, assignment, conveyance or other disposition has been effected as provided in Section 5.01(a) hereof.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

Each of the following is an “Event of Default” with respect to the Notes:

(a) the failure by the Company to pay any installment of interest (including defaulted interest) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;

(b) the failure by the Company to pay all or any part of the principal or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise including, without limitation, payment of the offer price required to be paid in any Change of Control Offer, Event of Loss Offer or Asset Sale Offer, or otherwise;

(c) the failure by the Company or any of the Company’s Restricted Subsidiaries after written notice from the Trustee or Holders of at least than 25% in aggregate principal amount of Notes then outstanding to comply with the provisions of Sections 4.13, 4.19, 4.22 or 5.01;

(d) the failure by the Company or any of the Company’s Restricted Subsidiaries to observe or perform any covenant or agreement contained this Indenture (other than those referred to in the preceding clauses (a), (b) and (c)), or to observe or perform any material covenant or agreement contained in any other Note Document, and, in any such case, the continuance of such failure for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(e) a default under any mortgage, agreement, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed (other than Indebtedness evidenced by the Notes) by the Company, any Guarantor or any of the Company’s Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of the Guarantors) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness, after the expiration of any grace period applicable to such Indebtedness on the date of such default (a “Payment Default”); or

(B) (x) results in the acceleration of such Indebtedness prior to its stated maturity, or (y) if such Indebtedness was incurred pursuant to clause (1) of paragraph (b) of Section 4.09, would permit the holder(s) of such Indebtedness (or an agent on behalf of such holder(s)) to declare such Indebtedness immediately due and payable prior to its express maturity, and in each case, either (i) such Indebtedness was incurred pursuant to clause (1) of paragraph (b) of Section 4.09 or (ii) the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5,000,000 or more;

(f) failure by the Company or any of the Company’s Restricted Subsidiaries to pay final non-appealable unsatisfied judgments aggregating in excess of $500,000 (to the extent not covered by insurance) at any one time rendered against either or both of the Company or any of the Company’s Restricted Subsidiaries and not stayed, bonded or discharged within 60 days;

(g) except as permitted by the Indenture, the Notes and the other Note Documents the cessation of effectiveness of any Guarantee of the Note Obligations by any Significant Subsidiary of the Company or the finding by any judicial proceeding that any such Guarantee is unenforceable or invalid in any material respect or the denial or disaffirmation by any Significant Subsidiary in writing of its obligations under its Guarantee;

(h) a default by the Company or any Guarantor in the performance of any of their respective obligations under the Collateral Documents, or the failure of any of the representations or warranties contained in the Collateral Documents to be true and correct as of and on the times specified therein, in each case which materially and adversely affects the enforceability, validity, perfection or priority of the Collateral Agent’s Lien on the Collateral or which materially and adversely affects the condition or value of the Collateral, taken as a whole, a repudiation or disaffirmation by the Company or any Guarantor of its obligations under the Collateral Documents or the determination in a judicial proceeding that the Collateral Documents are unenforceable or invalid against the Company or any Guarantor for any reason;

(i) the occurrence of any of the following:

(A) except as permitted by the Indenture, any Collateral Document ceases for any reason to be fully enforceable; provided, that it will not be an Event of Default under this clause (i)(A) if the sole result of the failure of one or more Collateral Document to be fully enforceable is that any Lien purported to be granted under such Collateral Documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $1,000,000 ceases to be an enforceable and perfected Lien, subject only to Permitted Prior Liens and such failure is remedied within 30 days after notice thereof by the Collateral Agent, Trustee or Holders of not less than 25% in aggregate principal amount of Notes than outstanding; or

(B) the Company or any other Pledgor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any other Pledgor set forth in or arising under any Collateral Document;

(j) the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case or gives written notice of intention to make a proposal under any Bankruptcy Law;

(B) consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding up;

(C) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) admits in writing its inability to pay its debts as they become due or otherwise admits its insolvency in writing; and

(k) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary in an involuntary case; or

(B) appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary;

and such order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02. Acceleration.

If any Event of Default (other than those of the type described in Section 6.01(j) or (k)) occurs and is continuing, the Trustee may, and the Trustee upon the request of Holders of at least 25% in principal amount of the outstanding Notes shall, or the Holders of at least 25% in principal amount of outstanding Notes may, declare the principal of all the Notes, together with all accrued and unpaid interest, and premium, if any, to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that such notice is a notice of acceleration, and the same shall become immediately due and payable.

In the case of an Event of Default specified in Section 6.01(j) or (k), all outstanding Notes shall become due and payable immediately without any further declaration or other act on the part of the Trustee or the Holders.

Holders may not enforce this Indenture or the Notes except as provided in this Indenture.

At any time after a declaration of acceleration with respect to the Notes, the Required Noteholders (by notice to the Trustee) may rescind and cancel such declaration and its consequences if:

(a) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction;

(b) all existing Defaults and Events of Default have been cured or waived except nonpayment of principal of or interest on the Notes that has become due solely by reason of such declaration of acceleration; and

(c) to the extent the payment of such interest is lawful, interest (at the same rate specified in the Notes and in Section 4.01) on overdue installments of interest and overdue payments of principal which has become due otherwise than by such declaration of acceleration has been paid.

Section 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or the Collateral Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies shall be cumulative to the extent permitted by law.

Section 6.04. Waiver of Defaults.

The Required Noteholders by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default (i) in the payment of the principal of, premium, if any, or interest, on the Notes (provided, that the Required Noteholders may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration) and (ii) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment. In the event of any Event of Default specified in Section 6.01(e), such Event of Default and all consequences of that Event of Default, including without limitation any acceleration or resulting payment default, shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if after the Event of Default arose:

(a) the Indebtedness that is the basis for the Event of Default has been discharged;

(b) the holders of such Indebtedness have rescinded or waived the acceleration, notice or action, as the case may be, giving rise to the Event of Default; or

(c) the default that is the basis for such Event of Default has been cured.

Upon any waiver of a Default or Event of Default, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed cured for every purpose of this Indenture but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.05. Control by Majority.

Subject to Section 6.02, Section 7.01, Section 7.02 and Section 7.07 hereof, in case an Event of Default shall occur and be continuing, the Required Noteholders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

Section 6.06. Limitation on Suits.

No Holder shall have any right to institute any proceeding with respect to this Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such Holder has previously given to the Trustee written notice of a continuing Event of Default or the Trustee receives the notice from the Company,

(b) Holders of at least 25% in aggregate principal amount of the Notes then outstanding have made written request and offered reasonable security or indemnity to the Trustee to institute such proceeding as Trustee, and

(c) the Trustee shall not have received from the Required Noteholders a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

The preceding limitations shall not apply to a suit instituted by a Holder for enforcement of payment of principal of, and premium, if any, or interest on, a Note on or after the respective due dates for such payments set forth in such Note.

A Holder may not use this Indenture to affect, disturb or prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07. Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture (including Section 6.06), the right of any Holder to receive payment of principal, premium, if any, and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided, that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture and the Collateral Documents upon any property subject to such Lien.

Section 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest then due and owing (together with interest on overdue principal and, to the extent lawful, interest) and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Trustee May File Proofs of Claim.

The Trustee shall be authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due to the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, moneys, securities and any other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 shall not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

Section 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(d) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders, pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company to the Trustee shall be sufficient if signed by an Officer.

Section 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee shall also be subject to Sections 7.10 and 7.11 hereof.

Section 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee shall mail to Holders a notice of the Default or Event of Default within 90 days after it occurs, or if later, promptly after the Trustee has actual knowledge thereof. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06. Reports by Trustee to Holders.

Within 60 days after each July 15th beginning with July 15, 2010, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA §313(a) (but if no event described in TIA §313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA §313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA §313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA §313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange and any delisting thereof.

Section 7.07. Compensation and Indemnity.

The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder, as may be agreed by the Company and the Trustee in a separate agreement. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable out-of-pocket disbursements, advances and expenses incurred or made by it in performing its obligations and duties hereunder, in addition to the compensation for its services, as provided in such agreement. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s third-party agents and counsel.

The Company shall indemnify the Trustee (in its capacity as Trustee, Registrar, Paying Agent and Collateral Agent) or any predecessor Trustee (in its capacity as Trustee, Registrar, Paying Agent and Collateral Agent) against any and all losses, liabilities or expenses, including incidental and out-of-pocket expenses and reasonable attorneys fees (for purposes of this Article, “losses”) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent such losses may be attributable to its willful misconduct, negligence or bad faith. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations under this Section 7.07, to the extent the Company has not been prejudiced thereby. The Company shall defend the claim, and the Trustee shall cooperate in the defense. The Trustee may have separate counsel if the Trustee has been reasonably advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Company and in the reasonable judgment of such counsel it is advisable for the Trustee to engage separate counsel, and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Company need not reimburse any expense or indemnify against any loss incurred by the Trustee through the Trustee’s own willful misconduct, gross negligence or bad faith.

The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.

To secure the Company’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs out-of-pocket expenses or renders services after an Event of Default specified in Section 6.01(j) or (k) hereof occurs, such expenses and reasonable compensation for the services (including the reasonable fees and expenses of its third-party agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign in writing at any time upon 30 days’ prior notice to the Company and be discharged from the trust hereby created by so notifying the Company. The Required Noteholders may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Required Noteholders may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. Subject to the Lien provided for in Section 7.07 hereof, the retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided, however, that all sums owing to the retiring Trustee hereunder shall have been paid. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

In the case of an appointment hereunder of a separate or successor Trustee with respect to the Notes, the Company, the Guarantors, any retiring Trustee and each successor or separate Trustee with respect to the Notes shall execute and deliver an Indenture supplemental hereto (1) which shall contain such provisions as shall be deemed necessary or desirable to confirm that all the rights, powers, trusts and duties of any retiring Trustee with respect to the Notes as to which any such retiring Trustee is not retiring shall continue to be vested in such retiring Trustee and (2) that shall add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, it being understood that nothing herein or in such supplemental indenture shall constitute such

Trustee co-trustees of the same trust and that each such separate, retiring or successor Trustee shall be Trustee of a trust or trusts hereunder separate and apart from any trust or trusts hereunder administered by any such other Trustee.

Section 7.09. Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation or banking association without any further act shall, if such successor corporation or banking association is otherwise eligible hereunder, be the successor Trustee.

Section 7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $250,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5). The Trustee is subject to TIA §310(b).

Section 7.11. Preferential Collection of Claims Against Company.

The Trustee is subject to TIA §311(a), excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall be subject to TIA §311(a) to the extent indicated therein.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes and Guarantees upon compliance with the conditions set forth in this Article 8.

Section 8.02. Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”) and each Guarantor shall be released from all of its obligations under its Guarantee. For this purpose, Legal Defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of its other obligations under the Notes, the Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith and (d) this Article 8. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03. Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from its obligations under the covenants contained in Section 4.03, 4.05(b) and Sections 4.08 through 4.25 hereof, and the operation of Section 5.01(a), with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”) and each Guarantor shall be released from all of its obligations under its Guarantee with respect to such covenants in connection with such outstanding Notes and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Company and Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees shall be unaffected thereby.

Section 8.04. Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes.

The Legal Defeasance or Covenant Defeasance may be exercised only if:

(a) the Company irrevocably deposits with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in an amount sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the Stated

Maturity or on the applicable redemption date, as the case may be, and the Company shall specify whether the Notes are being defeased to Stated Maturity or to such particular redemption date;

(b) in the case of Legal Defeasance, the Company shall deliver to the Trustee an Opinion of Counsel confirming that (i) the Company have received from, or there has been published by, the Internal Revenue Service a ruling or (ii) subsequent to the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Company shall deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any Restricted Subsidiary of the Company is a party or by which the Company or any Restricted Subsidiary of the Company is bound;

(f) the Company shall deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over other creditors of the Company with the intent of defeating, hindering, delaying or defrauding such other creditors; and

(g) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(h) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that assuming no intervening bankruptcy or insolvency of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, payment from the trust funds will not be subject to avoidance as preferential transfers under applicable Bankruptcy Laws.

Section 8.05. Deposited Cash and U.S. Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all cash and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any cash or non-callable U.S. Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee (which may be the certification delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06. Repayment to Company.

The Trustee shall promptly, and in any event, no later than three (3) Business Days, pay to the Company after request therefor, any excess money held with respect to the Notes at such time in excess of amounts required to pay any of the Company’s Obligations then owing with respect to the Note Documents.

Subject to applicable law, any cash or non-callable U.S. Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for one year after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustees thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Company.

Section 8.07. Reinstatement.

If the Trustee or Paying Agent is unable to apply any cash or non-callable U.S. Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such cash and securities in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the cash and securities held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Collateral Documents, the Notes or the Guarantees without the consent of any Holder to:

(a) cure any ambiguity, omission, mistake, defect or inconsistency;

(b) provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) provide the assumption of the Company’s or any Guarantor’s obligations to Holders (including, without limitation, pursuant to Section 5.01);

(d) make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(e) add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(f) comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(g) evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

(h) add a Guarantor under the Indenture;

(i) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; or

(j) make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Collateral Documents or any release of Collateral that becomes effective as set forth in the Indenture or any of the Collateral Documents.

Section 9.02. With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Collateral Documents, the Notes or the Guarantees with the consent of the Required Noteholders, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (except a continuing Default or Event of Default in (i) the payment of principal, premium, if any, or interest on the Notes, other than a payment default resulting from an acceleration that has been rescinded as provided herein, and (ii) in respect of a covenant or provision which under the express terms of this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Required Noteholders, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes; provided, that any such amendment or supplement to or waiver of the Collateral Documents also shall comply with the provisions described in the Intercreditor Agreement, if then in effect.

Without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver of the Notes, the Indenture or the Collateral Documents, as provided in this Indenture.

(b) reduce the principal of, or extend or postpone the fixed maturity of, any such Note or alter or waive the provisions with respect to the redemption of the Notes (other than provisions relating to Sections 4.13, 4.19 or 4.22),

(c) reduce the rate of or extend or postpone the time for payment of interest on any Note,

(d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes issued under the Indenture, except a rescission of acceleration of the Notes by the Required Noteholders and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders, as expressly provided herein,

(e) make any Note payable in money other than that stated in the Notes,

(f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes (other than provisions relating to Sections 4.13, 4.19 or 4.22),

(g) make any change in these amendment and waiver provisions,

(h) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes,

(i) release any Guarantor from any of its obligations under its Guarantee or this Indenture otherwise than in accordance with the terms of this Indenture;

(j) release all or substantially all of the Collateral other than in accordance with the terms of the Collateral Documents and the Indenture; or

(k) at any time after a Change of Control Offer, Asset Sale Offer or Event of Loss Offer is required by Sections 4.13, 4.19 or 4.22, modify the provisions of any such covenant (or related definition) in the Indenture requiring the Company to make such an offer to purchase the Notes in accordance with the terms thereof.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any supplemental indenture. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 120 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holder of each Note affected thereby to such Holder’s address appearing in the Security Register a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Section 9.03. Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion thereof that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion thereof if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver shall become effective in accordance with its terms and thereafter shall bind every Holder.

Section 9.05. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. Neither the Company nor any Guarantor may sign an amendment or supplemental indenture until its Board of Directors (or committee serving a similar function) approves it. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture is the valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to customary exceptions and that such amended or supplemental indenture complies with the provisions hereof (including Section 9.03). Notwithstanding the foregoing, an Opinion of Counsel shall not be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture and a notation of Guarantee.

ARTICLE X

GUARANTEES

Section 10.01. Guarantee.

Subject to this Article 10, each of the Guarantors hereby unconditionally guarantees, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns: (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, subject to any applicable grace period, whether at Stated Maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on the overdue principal of and premium, if any, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee under this Indenture or any other agreement with or for the benefit of the Holders or the Trustee, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration pursuant to Section 6.02, redemption or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

Each Guarantor hereby agrees that its obligations with regard to its Guarantee shall be joint and several, unconditional, irrespective of the validity or enforceability of the Notes or the Note Obligations of the Company under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Company or any other obligor with respect to this Indenture, the Notes or the Note Obligations of the Company under this Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (a) any right to require any of the Trustee, the Holders or the Company (each a “Benefited Party”), as a condition of payment or performance by such Guarantor, to (1) proceed against the Company, any other guarantor (including any other Guarantor) of the Obligations under the Guarantees or any other Person, (2) proceed against or exhaust any security held from the Company, any such other guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Company or any other Person, or (4) pursue any other remedy in the power of any Benefited Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations under the Guarantees or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company from any cause other than payment in full of the Obligations under the Guarantees; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Benefited Party’s errors or omissions in the administration of the Obligations under the Guarantees, except behavior which amounts to bad faith; (e)(1) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Guarantees and any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (f) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Guarantees, notices of Default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations under the Guarantees or any agreement related thereto, and notices of any extension of credit to the Company and any right to consent to any thereof; (g) to the extent permitted under applicable law, the benefits of any “One Action” rule and (h) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Guarantees. Except to the extent expressly provided herein, including Sections 8.02, 8.03 and 10.05, each Guarantor hereby covenants that its Guarantee shall not be discharged except by complete performance of the obligations contained in its Guarantee and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 6.02 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.02 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

Section 10.02. Limitation on Guarantor Liability.

(a) Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that each Guarantor’s liability shall be that amount from time to time equal to the aggregate liability of such Guarantor under the guarantee, but shall be limited to the lesser of (a) the aggregate amount of the Company’s obligations under the Notes and this Indenture or (b) the amount, if any, which would not have (1) rendered the Guarantor “insolvent” (as such term is defined in the Federal Bankruptcy Code and under applicable state law) or (2) left it with unreasonably small capital at the time its guarantee with respect to the Notes was entered into, after giving effect to the incurrence of existing Indebtedness immediately before such time; provided, however, it shall be a presumption in any lawsuit or proceeding in which a Guarantor is a party that the amount guaranteed pursuant to the guarantee with respect to the Notes is the amount described in clause (a) above unless any creditor, or representative of creditors of the Guarantor, or debtor in possession or Trustee in bankruptcy of the Guarantor, otherwise proves in a lawsuit that the aggregate liability of the Guarantor is limited to the amount described in clause (b).

(b) In making any determination as to the solvency or sufficiency of capital of a Guarantor in accordance with the proviso of Section 10.02(a), the right of each Guarantor to contribution, subrogation and indemnification from other Guarantors and any other rights such Guarantor may have, contractual or otherwise, shall be taken into account.

Section 10.03. Execution and Delivery of Guarantee.

To evidence its Guarantee set forth in Section 10.01, each Guarantor hereby agrees that a notation of such Guarantee in substantially the form included in Exhibit B attached hereto shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

The Company hereby agrees that it shall cause each Person that becomes obligated to provide a Guarantee pursuant to Section 4.20 to execute a supplemental indenture in form and substance reasonably satisfactory to the Trustee, pursuant to which such Person provides the guarantee set forth in this Article 10 and otherwise assumes the obligations and accepts the rights of a Guarantor under this Indenture, in each case with the same effect and to the same extent as if such Person had been named herein as a Guarantor. The Company also hereby agrees to cause each such new Guarantor to evidence its guarantee by endorsing a notation of such guarantee on each Note as provided in this Section 10.03.

Section 10.04. Guarantors May Consolidate, etc., on Certain Terms.

Upon any consolidation, merger, sale or conveyance of a Guarantor as permitted by Article 5, and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 10.05. Releases Following Merger, Consolidation or Sale of Assets, Etc.

Upon:

(1) a sale or other disposition of a Guarantor (as an entirety) (whether by way of merger, consolidation, sale or other disposition of all of the assets of such Guarantor, sale or other disposition of all of the Equity Interests of such Guarantor or otherwise), other than a transaction that constitutes a sale of all or substantially all of the assets of the Company so as to trigger a Change of Control, to a Person that is not (either before or after giving effect to such transactions) the Company or a Guarantor, and provided that the Net Asset Sale Proceeds of such sale or other disposition are applied in accordance with the provisions of Section 4.13 and such sale or disposition of Equity Interests or assets is otherwise in compliance with the terms of this Indenture, or

(2) the designation of a Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture,

then such Guarantor will be released and relieved of any obligations under its Guarantee, and neither such transaction nor the Person formed by any such consolidation or merger or that so acquires the assets or Equity Interests of such Guarantor shall be required to comply with the provisions set forth in Section 5.01 or Section 10.04.

Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE XI

COLLATERAL AND SECURITY

Section 11.01. Collateral Documents.

The due and punctual payment of the principal of and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and performance of all other obligations of the Company and the Guarantors to the Holders or the Trustee under this Indenture, the Notes and the Guarantees, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents which the Company and the Guarantors shall enter into on the Issue Date, and which the Company and the Guarantors may enter into on or after the Issue Date in accordance with the terms hereof and the Post Closing Letter. Each Holder authorizes the Trustee to initially act as Collateral Agent for the Holders under the Collateral Documents. Each Holder, by its acceptance thereof, consents and agrees to the terms of the Collateral Documents and the Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and the terms of this Indenture and authorizes and directs the Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreement, and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company and the Guarantors shall deliver to the Collateral Agent copies of all documents executed pursuant to this Indenture or the Collateral Documents and shall do or cause to be done all such acts and things as may be required by the provisions of the Collateral Documents, or reasonably necessary or advisable. to establish, perfect and maintain the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and the Guarantees secured hereby, according to the intent and purposes herein expressed. The Company shall, and shall cause its Subsidiaries to, at their own expense, take all reasonable actions as reasonably necessary or advisable to establish, maintain and perfect a security interest in and continuing Lien on all of the Collateral in favor of the Collateral Agent for the benefit of the Holders, superior to the rights of all third Persons, except for holders of Priority Lien Debt, and subject to no Liens other than Permitted Liens and other Liens permitted by the Collateral Documents. Without limiting the generality of the foregoing, the Company shall execute or cause to be executed and shall file or cause to be filed such financing statements, continuation statements, and fixture filings and such mortgages, or deeds of trust in all places necessary to establish, maintain and perfect the Liens purported to be provided for in the Collateral Documents.

Section 11.02. Recording and Opinions.

The Company and the Guarantors shall furnish to the Trustee no later than June 30 in each year beginning with June 30, 2010, an Opinion of Counsel, dated as of such date, either:

(a)(A) to the effect that, in the opinion of such counsel, action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain perfection of the Lien of the Collateral Documents and reciting with respect to the security interest in the Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given, and (B) to the effect that, in the opinion of such counsel, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and protect, to the extent such protection and preservation are possible by filing, the rights of the Holders, the Collateral Agent and the Trustee hereunder and under the Collateral Documents with respect to the security interest in the Collateral; or

(b) to the effect that, in the opinion of such counsel, no such action is necessary to maintain such Lien.

The Company will otherwise comply with the provisions of TIA §314(b).

Section 11.03. Release of Collateral.

(a) Subject to subsections (b), (c) and (d) of this Section 11.03 and the Intercreditor Agreement, Collateral may be released from the Lien and security interest created by the Collateral Documents at any time or from time to time in accordance with the provisions of the Collateral Documents, the Intercreditor Agreement or as provided hereby. In addition, subject to the terms of the Intercreditor Agreement, upon the request of the Company pursuant to an Officers’ Certificate and an Opinion of Counsel certifying that all conditions precedent under the Indenture have been met, then (at the sole cost and expense of the Company) the Collateral Agent shall release (or cause to be released) Collateral that is sold, conveyed or disposed of in compliance with the provisions of this Indenture; provided, that if such sale, conveyance or disposition constitutes an Asset Sale, the Company will apply the Net Asset Sale Proceeds in compliance with Section 4.13. Upon receipt of such Officers’ Certificate and Opinion of Counsel the Collateral Agent shall promptly execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture, the Collateral Documents or the Intercreditor Agreement.

(b) No Collateral may be released from the Lien and security interest created by the Collateral Documents pursuant to the provisions of the Collateral Documents and the Intercreditor Agreement unless the certificate required by this Section 11.03 has been delivered to the Collateral Agent.

(c) At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee shall have delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of the Collateral Documents and the Intercreditor Agreement will be effective as against the Holders.

(d) The release of any Collateral from the terms of this Indenture, the Collateral Documents and the Intercreditor Agreement shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Collateral Documents, this Indenture and the Intercreditor Agreement. To the extent applicable, the Company shall cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Lien and security interest of the Collateral Documents and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Collateral Documents, to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an Officer of the Company except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee and the Collateral Agent in the exercise of reasonable care.

Section 11.04. Additional Collateral.

If at any time, the Company or any Guarantor acquires in fee simple any real property or any entity which owns in fee simple any real property becomes a Guarantor, in either case as determined in good faith by the Company’s Board of Directors, the Company or such Guarantor shall, if requested by the Required Noteholders, grant to the Collateral Agent, for the benefit of the Notes Secured Creditors, a Mortgage or Amended and Restated Mortgage, as appropriate, on such real property that is not already covered by the Collateral Documents. All such Mortgages, shall be in form and substance reasonably satisfactory to the Required Noteholders. In connection therewith, within 60 days following such request, the Company shall deliver or caused to be delivered such Mortgage and such title insurance policy (subject to Section 4.23(4)), proper fixture filings under the UCC on Form UCC-1, Opinion of Counsel, subordination, nondisturbance and attornment agreement, assignment of leases, landlord consent, tenant estoppel certificate, survey and insurance certificates and such other customary documents relating to the Mortgages that the Required Noteholders may reasonably request, in each case, in form and substance reasonably satisfactory to the Required Noteholders.

Section 11.05. Certificates of the Company.

(a) The Company shall furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to the Collateral Documents and the Intercreditor Agreement:

(1) all documents required by TIA §314(d); and

(2) an Opinion of Counsel, which may be rendered by internal counsel to the Company to the effect that such accompanying documents constitute all documents required by TIA §314(d).

(b) The Trustee, to the extent permitted by Sections 7.01 and 7.02 hereof, and the Collateral Agent may accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.

(c) Notwithstanding anything to the contrary in this Section 11.04, the Company shall not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC or its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of releases of Collateral or the SEC will not take any action against the Company for failure to comply with, or that the Company is exempt from, all or any portion of TIA §314(d). Any determination made pursuant to this Section 11.05 shall be binding on the Trustee, without the further action of the Trustee and the Trustee shall not be liable for any determination made by the Company in connection with TIA §314(d)

Section 11.06. Determination by the Trustee.

In the event that the Company wishes to release Collateral in accordance with the Collateral Documents and the Intercreditor Agreement and has delivered the certificates and documents required by the Collateral Documents, the Intercreditor Agreement and Sections 11.03 and 11.05 hereof, the Trustee will determine whether it has received all documentation required by TIA §314(d) in connection with such release.

Section 11.07. Authorization of Actions to Be Taken by the Trustee and the Collateral Agent Under the Collateral Documents.

Subject to the provisions of Section 7.01 and 7.02 hereof, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(a) enforce any of the terms of the Collateral Documents and the Intercreditor Agreement; and

(b) collect and receive any and all amounts payable in respect of the Obligations of the Company and the Guarantors hereunder and under the Notes and the Guarantees.

The Collateral Agent shall have the power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents, this Indenture or the Intercreditor Agreement, and such suits and proceedings as the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Notes Secured Creditors in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of, or compliance with, any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Collateral Agent).

Section 11.08. Authorization of Receipt of Funds by the Collateral Agent Under the Collateral Documents.

The Collateral Agent is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents and the Intercreditor Agreement, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreement.

Section 11.09. Termination of Security Interest.

Subject to the Intercreditor Agreement, upon the full and final payment and performance of all Obligations of the Company and the Guarantors under this Indenture, the Notes and the Guarantees or in connection with the discharge of all Obligations under the Notes, the Guarantees and this Indenture as described under Article 8 and Article 12 (including a release of Guarantees under Section 10.05 hereunder or designation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of this Indenture), the Trustee shall, at the request of the Company, deliver an Officers’ Certificate to the Collateral Agent stating that such Obligations have been paid in full or discharged, as the case may be, and instruct the Collateral Agent to release the Liens pursuant to this Indenture, the Intercreditor Agreement and the Collateral Documents.

Section 11.10. Conflicts Between Indenture and Collateral Documents.

If any conflict or inconsistency exists between this Indenture and any of the Collateral Documents, this Indenture shall govern; provided, however, that to the extent a Collateral Document is governed by a law other than the internal laws of the State of New York, this Indenture shall not require that the internal laws of the State of New York govern such Collateral Document; and provided, further, that to the extent the Indenture or the other Note Documents conflict with the Intercreditor Agreement, the Intercreditor Agreement shall govern.

ARTICLE XII

SATISFACTION AND DISCHARGE

Section 12.01. Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes and Guarantees issued hereunder, when either:

(i) all such Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(ii) (A) all such Notes not theretofore delivered to such Trustee for cancellation have become due and payable will become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, (B) the Company has paid or caused to be paid all sums payable by it under the Indenture and (C) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such Notes at maturity or the redemption date, as the case may be; and

in the case of either clause (i) or (ii):

(x) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound; and

(v) the Company shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent relating to the satisfaction and discharge of this Indenture have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture pursuant to this Article 12, the Company’s obligations under Section 7.07, and if money shall be been deposited with the Trustee pursuant to 12.01(ii)(A), the obligations of the Trustee under Section 12.03, shall survive.

Section 12.02. Deposited Cash and U.S. Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 12.03, all cash and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 12.02, the “Trustee”) pursuant to Section 12.01 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.

Section 12.03. Repayment to Company.

Subject to applicable law, any cash or non-callable U.S. Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for one year after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Company.

ARTICLE XIII

MISCELLANEOUS

Section 13.01. Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(a), the imposed duties of the TIA shall control.

Section 13.02. Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next-day delivery, to the other’s address:

If to the Company and/or any Guarantor:

Caraustar Industries, Inc.

5000 Austell Powder Springs Road, Suite 300

Austell, Georgia 30106-3227

Facsimile No.: (770) 732-3401

If to the Trustee:

Wilmington Trust FSB 246 Goose Lane, Suite 105

Guilford, CT 06437

Attention: Joseph P. O’Donnell, Vice President

Facsimile No.: (203) 453-1183

The Company or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next-day delivery to its address shown on the Security Register. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to Applicable Procedures.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 13.03. Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA §312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA §312(c).

Section 13.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under any provision of this Indenture, the Company shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 13.05. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA §314(a)(4)) shall comply with the provisions of TIA §314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

With respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate, certificates of public officials or reports or opinions of experts.

Section 13.06. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07. No Personal Liability of Directors, Officers, Employees and Stockholders.

No direct or indirect stockholder, partner, member, employee, officer, director or Partner, as such, past, present or future, of either the Company, any Guarantor or any successor entity shall have any personal liability in respect of the obligations of the Company or any Guarantor under the Indenture or the Notes or the Guarantees by reason of his, her or its status as such stockholder, partner, member, employee, officer, director or Partner, except to the extent such Person is the Company or a Guarantor.

Section 13.08. Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.09. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person (other than the Notes and the Guarantees). Any such indenture, loan or debt agreement (other than the Notes and the Guarantees) may not be used to interpret this Indenture.

Section 13.10. Successors.

All covenants and agreements of the Company in this Indenture and the Notes shall bind its successors. All covenants and agreements of the Trustee in this Indenture shall bind its successors.

Section 13.11. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.12. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 13.13. Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings in this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

COMPANY:

CARAUSTAR INDUSTRIES, INC.

By:
Name:
Title:

GUARANTORS:

CARAUSTAR CUSTOM PACKAGING GROUP, INC.

By:
Name:	William A. Nix, III
Title:	Vice President and Assistant Secretary

CARAUSTAR RECOVERED FIBER GROUP, INC.

By:
Name:	William A. Nix, III
Title:	Treasurer and Assistant Secretary

CARAUSTAR INDUSTRIAL AND CONSUMER PRODUCTS GROUP, INC.

By:
Name:	William A. Nix, III
Title:	Vice President and Assistant Secretary

CARAUSTAR MILL GROUP, INC.

By:
Name:	Wilma E. Beaty
Title:	Vice President

SPRAGUE PAPERBOARD, INC.

By:
Name:	Wilma E. Beaty
Title:	Vice President

PBL INC.

By:
Name:	Wilma E. Beaty
Title:	Vice President

GYPSUM MGC, INC.

By:
Name:	Wilma E. Beaty
Title:	Vice President

MCQUEENEY GYPSUM COMPANY

By:
Name:	Wilma E. Beaty
Title:	Vice President

FEDERAL TRANSPORT, INC.

By:
Name:	Wilma E. Beaty
Title:	Vice President

CAMDEN PAPERBOARD CORPORATION

By:
Name:	Wilma E. Beaty
Title:	Vice President

MCQUEENY GYPSUM COMPANY, LLC

By: McQueeney Gypsum Company, its Sole Member

By:
Name:	Wilma E. Beaty
Title:	Vice President

CARAUSTAR, G.P.

By: Caraustar Industries, Inc., its General Partner

By:
Name:	William A. Nix, III
Title:	Vice President, Finance and Chief Accounting Officer

By: Caraustar Industrial and Consumer Products Group, Inc., its General Partner

By:
Name:	William A. Nix, III
Title:	Vice President and Assistant Secretary

CHICAGO PAPERBOARD CORPORATION

By:
Name:	Wilma E. Beaty
Title:	Vice President

HALIFAX PAPER BOARD COMPANY, INC.

By:
Name:	Wilma E. Beaty
Title:	Vice President

RECCMG, LLC

By: Caraustar Mill Group, Inc., its Sole Member

By:
Name:	Wilma E. Beaty
Title:	Vice President

AUSTELL HOLDING COMPANY, LLC

By: Caraustar Industries, Inc., its Sole Member

By:
Name:	William A. Nix, III
Title:	Vice President, Finance and Chief Accounting Officer

CARAUSTAR CUSTOM PACKAGING GROUP (MARYLAND), INC.

By:
Name:
Title:

PARAGON PLASTICS, INC.

By:
Name:	Wilma E. Beaty
Title:	Vice President

TRUSTEE AND COLLATERAL AGENT:

WILMINGTON TRUST FSB

By:
Name:
Title:	Duly Authorized Signatory

Schedule 1

List of Certain Closed Facilities for Sale

EXHIBIT A

to Indenture

[Form of]

SENIOR SECURED NOTE DUE 2014

CUSIP

No.	$

CARAUSTAR INDUSTRIES, INC.

promises to pay to                                               or registered assigns, the principal sum of              dollars ($            ) on August 15, 2014.

Interest Payment Dates: February 15 and August 15, commencing February 15, 2010.

Record Dates: January 31 and July 31.

Dated: [                    ]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.*

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.*

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED

REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.*

*	This legend should be included only if the Note is issued in global form.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

CARAUSTAR INDUSTRIES, INC.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the

Notes referred to in the

within-mentioned Indenture.

WILMINGTON TRUST FSB, as Trustee

By:
Authorized Signatory

Dated:	[ ]

(Back of Note)

SENIOR SECURED NOTE DUE 2014

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Caraustar Industries, Inc., a Delaware corporation (the “Company” which term shall include any successor thereto in accordance with the Indenture), promises to pay interest (including any Accrued Bankruptcy Interest) on the principal amount of this Note at a rate per annum set forth below until maturity. The Company shall pay interest semi-annually in arrears on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date; provided, however, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. The Company shall pay interest (including Accrued Bankruptcy Interest) on overdue principal and premium, if any, from time to time at a rate of 17% per annum; it shall pay interest (including Accrued Bankruptcy Interest) on overdue installments of interest (without regard to any applicable grace periods), from time to time, at the same rate to the extent lawful.

With respect to interest on this Note for a semiannual period due on an Interest Payment Date, the Company may elect either (i) to pay interest on the Notes on such Interest Payment Date by payment of cash interest for such semiannual period at a rate of 10% per annum or (ii) to pay interest on the Notes on such Interest Payment Date by increasing the outstanding principal amount of the Notes (or issuing additional Notes) (“PIK Interest”) in an amount equal to interest on the Notes for such semiannual period at a rate of 15% per annum; provided, however, that the interest rate payable on the Notes with respect to any portion of an interest period during which an Event of Default (other than the failure to pay principal, premium or interest) shall have occurred and be continuing shall be 12% per annum, if paid in cash, and 17% per annum, if paid in PIK Interest. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company shall pay interest on this Notes (except defaulted interest) to the Persons in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the January 31 or July 31 next preceding the Interest Payment Date (each, a “Record Date”), even if this Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest, at the office or agency of the Paying Agent and Registrar, or, at the option of the Company, payment of cash interest may be made by check mailed to the Holders at their addresses set forth in the Security Register; provided, that, [all cash payments of principal of, premium, if any, and interest on, this Note will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof]1 [all cash payments of

[1]	For Global Notes only.

principal of, premium, if any, and interest on, this Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion)]2. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

All PIK Interest payable pursuant to this Note will be payable by [increasing the principal amount of this Note by an amount equal to the amount of PIK Interest for the applicable semiannual interest period (rounded up to the nearest whole dollar) (or, if necessary, pursuant to requirements of the depository or otherwise, to authenticate a new Global Note executed by the Company with such increased principal amounts]3 [by issuing additional Notes in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and the Trustee will, at the request of the Company, authenticate and deliver such PIK Notes for original issuance to the Holder of this Note on the relevant Record Date, as shown by the records of the Register]4. If the Company elects to pay PIK Interest on any Interest Payment Date it must deliver, not less than 45 days prior to such Interest Payment Date, an Authentication Order to the Trustee specifying the aggregate amount of PIK Interest to be paid through increases in the Global Note and through the issuance of additional Notes; provided, however, the Company shall deliver an updated Authentication Order on the day preceding an Interest Payment Date to the extent modifications in the amount of PIK Interest to be paid are needed in accordance with the terms of the Indenture due to the continuation or cessation of an Event of Default. On the relevant Interest Payment Date, the Trustee shall record increases in the Global Note and authenticate additional Notes, as appropriate, in the aggregate principal amounts required to pay the PIK Interest then due.

3. Paying Agent and Registrar. Initially, Wilmington Trust FSB, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of their Subsidiaries may act in any such capacity.

4. Indenture, Collateral Documents and Intercreditor Agreement. The Company issued the Notes under an Indenture dated as of August 20, 2009 (“Indenture”) among the Company, the guarantors from time to time party thereto (the “Guarantors”) and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company limited to $85 million in aggregate principal amount plus the amount of any PIK Interest. The Notes are secured by the Collateral as set forth in the Collateral Documents, subject to the terms of the Intercreditor Agreement.

[2]	For certificated Notes only.
[3]	For Global Notes only.
[4]	For certificated Notes only

5. Optional Redemption.

(a) The Company may redeem the Notes, in whole or in part, from time to time, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the applicable date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period ending on August 20 of each of the years indicated below:

Year	Percentage
2010	103.000%
2011	102.000%
2012	101.000%
2013 and thereafter	100.000%

(b) Any prepayment pursuant to this Paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6. Mandatory Redemption with Available Cash.

(a) If the Company has Excess Available Cash on December 31, 2009 (the “Available Cash Determination Date”), the Company shall apply an amount equal to such Excess Available Cash to redeem Notes at a redemption price of 100% of the aggregate principal amount of Notes redeemed plus accrued and unpaid interest to the date of redemption. The Redemption Date for redemptions under this Paragraph 6 shall be thirty (30) days following the Available Cash Determination Date.

(b) Any prepayment pursuant to this Paragraph 6 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

7. Mandatory Redemption with Excess Cash Flow.

(a) Not later than February 15 and August 15 of each year (each an “Excess Cash Flow Payment Date”), commencing on August 15, 2010, if the Company has Excess Cash Flow for the six-month period ended on the most recent December 31 or June 30, as applicable (each an “Excess Cash Flow Determination Date”), the Company shall apply an amount equal to 75% of the amount of such Excess Cash Flow (to the extent not used to reduce amounts outstanding under the Credit Facility) to redeem Notes, at a redemption price of 100% of the aggregate principal amount of Notes redeemed plus accrued and unpaid interest to the date of redemption. The Redemption Date for redemptions under this Paragraph shall be the Excess Cash Flow Payment Date following the applicable Excess Cash Flow Determination Date.

(b) Any prepayment pursuant to this Paragraph 7 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

8. Repurchase at Option of Holder. Sections 4.13, 4.19 and 4.22 of the Indenture provide that after an Asset Sale, upon the occurrence of a Change of Control, or after an Event of Loss with respect to Collateral, and subject to further limitations contained therein, the Company shall make an offer to purchase certain amounts of Notes at a purchase price, in cash, equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes, to the repurchase date, in accordance with the procedures set forth in the Indenture.

9. Notice of Redemption. Notices of redemption shall be mailed at least 30 days (15 days in the case of redemption pursuant to paragraph 6 or 7 above) but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at such Holder’s registered address, except that redemption or repurchase notices may be mailed more than 60 days prior to a redemption or repurchase date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons. The Notes shall be issued in integral multiples of $1.00 (in each case with a minimum denomination of at least $1.00). The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a Record Date and the corresponding Interest Payment Date.

11. Persons Deemed Owners. The registered Holder of a Note shall be treated as its owner for all purposes.

12. Amendment, Supplement and Waiver. Subject to certain exceptions, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Collateral Documents, the Notes or the Guarantees with the consent of the Required Noteholders, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to Sections 6.04 and 6.07 of the Indenture, any existing Default or Event of Default (except a continuing Default or Event of Default in the payment of principal, premium, if any, or interest on the Notes) or compliance with any provision of the Indenture or the Notes (except for certain covenants and provisions of the Indenture which cannot be amended without the consent of each Holder) may be waived with the consent of the Required Noteholders, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes. Without the consent of any Holder, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Collateral Documents, the Notes or the Guarantees to cure any ambiguity, omission, mistake, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes, to provide the assumption of the Company’ or any Guarantor’s obligations to Holders (including, without limitation, pursuant to Section 5.01 of the Indenture), to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder, to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor, to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof, to add a Guarantor under the Indenture, to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes (provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes), or to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Collateral Documents or any release of Collateral that becomes effective as set forth in the Indenture or any of the Collateral Documents.

13. Defaults and Remedies. Each of the following is an Event of Default under the Indenture: (a) the failure by the Company to pay any installment of interest (including defaulted interest) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days; (b) the failure by the Company to pay all or any part of the principal or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise including, without limitation, payment of the offer price required to be paid in any Change of Control Offer, Event of Loss Offer or the Asset Sale Offer, or otherwise; (c) the failure by the Company or any of the Company’s Restricted Subsidiaries after written notice from the Trustee or Holders of not less than 25% in aggregate principal amount of Notes then outstanding to comply with the provisions of Sections 4.13, 4.19, 4.22 or 5.01 of the Indenture; (d) the failure by the Company or any of the Company’s Restricted Subsidiaries to observe or perform any covenant or agreement contained in the Indenture (other than those referred to in clauses (a), (b) and (c) above), or to observe or perform any material covenant or agreement contained in any other Note Document, and, in any such case, the continuance of such failure for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding; (e) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed (other than Indebtedness evidenced by the Notes) by the Company, any Guarantor or any of the Company’s Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of the Guarantors), whether such Indebtedness or guarantee now exists or is created after the Issue Date, which default: (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness, after the expiration of any grace period applicable to such Indebtedness on the date of such default (a “Payment Default”); or (B) (x) results in the acceleration of such Indebtedness prior to its stated maturity or (y) if such Indebtedness was incurred pursuant to clause (1) of paragraph (b) of Section 4.09 of the Indenture, would permit the holder(s) of such Indebtedness (or an agent on behalf of such holder(s)) to declare such Indebtedness immediately due and payable prior to its express maturity, and in either case (A) or (B), either (i) such Indebtedness was incurred pursuant to clause (1) of paragraph (b) of Section 4.09 of the Indenture or (ii) the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5,000,000 or more; (f) failure by the Company or any of the Company’s Restricted Subsidiaries to pay final non-appealable judgments aggregating in excess of $500,000 (to the extent not covered by insurance) at any one time rendered against either or both of the Company or any of the Company’s Restricted Subsidiaries and not stayed, bonded or discharged within 60 days; (g) except as permitted by the Indenture and the other Note Documents, the cessation of effectiveness of any Guarantee of the Note Obligations by any Significant Subsidiary of the Company or the finding by any judicial proceeding that any such Guarantee is unenforceable or invalid in any material respect or the denial or disaffirmation by any Significant Subsidiary in writing of its obligations under its Guarantee; (h) a default by the Company or any Guarantor in the performance of any of their respective obligations under the Collateral Documents, or the failure of any of the representations or warranties contained in the Collateral Documents to be true and correct as of and on the times specified therein, in each case which materially and adversely affects the enforceability, validity, perfection or priority of the Trustee’s Lien on the Collateral or which materially and adversely affects the condition or value of the Collateral, taken as a whole, a repudiation or disaffirmation by the Company or any Guarantor of its obligations under the Collateral Documents or the determination in a judicial proceeding that the Collateral Documents are unenforceable or invalid against the Company or any Guarantor for any reason; (i) the occurrence of any of the following: (A) except as permitted by the Indenture, any Collateral Document ceases for any reason to be fully enforceable; provided, that it will not be an Event of Default under this clause (i)(A) if the sole result of the failure of one or more Collateral Document to be fully enforceable is that any Lien purported to be granted under such Collateral Documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $1,000,000 ceases to be an enforceable and perfected Lien, subject only to Permitted Prior Liens and such failure is remedied within 30 days after notice thereof by the Collateral Agent, Trustee or Holders of not less than 25% in aggregate principal amount of Notes than outstanding; or (B) the Company or any other Pledgor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any other Pledgor set forth in or arising under any Collateral Document; or (j) certain events of bankruptcy, insolvency or reorganization affecting the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary, each as described in the Indenture.

If any Event of Default (other than those arising from certain events of bankruptcy or insolvency described in the Indenture) occurs and is continuing, the Trustee may, and the Trustee upon the request of Holders of at least 25% in principal amount of the outstanding Notes shall, or the Holders of at least 25% in principal amount of outstanding Notes may,, declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in the Indenture, all outstanding Notes shall become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, the Required Noteholders may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Required Noteholders by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of

Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes and in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of each affected Holder. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within 30 days after becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

14. Trustee Dealings with Company. Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

15. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or of the Guarantors under the Indenture, the Notes, the Guarantees or the Collateral Documents or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability.

16. Discharge of Indenture; Defeasance. The Indenture contains provisions for defeasance at any time, upon compliance with certain conditions set forth therein, of (i) the entire indebtedness of this Note or (ii) certain restrictive covenants and Events of Default with respect to this Note.

17. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

18. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

19. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to: Caraustar Industries, Inc., 5000 Austell Powder Springs Road, Suite 300, Austell, Georgia 30106-3227, Attention: General Counsel.

20. Governing Law. The internal law of the State of New York shall govern and be used to construe this Note without giving effect to applicable principals of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.13, 4.19 or 4.22 of the Indenture, check the box below:

☐	Section 4.13

☐	Section 4.19

☐	Section 4.22

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.13, 4.19 or 4.22 of the Indenture, state the amount you elect to have purchased: $

Date:	Your Signature:

(Sign exactly as your name appears on the Note)

Tax Identification No.:

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s social security or other tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                               as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note or increases for a payment of PIK Interest, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

to Indenture

[FORM OF NOTATION ON NOTE

RELATING TO GUARANTEES]

GUARANTEES

The Guarantors (as defined in the Indenture (the “Indenture”) referred to in the Note upon which this notation is endorsed and each hereinafter referred to as a “Guarantor”) have unconditionally guaranteed on a senior secured basis (such guarantee by each Guarantor being referred to herein as the “Guarantee”) (i) the due and punctual payment of the principal of and interest on the Notes in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest, if any, to the extent lawful, of the Notes and all other obligations of the Company to the Holders all in accordance with the terms set forth in of the Indenture and (ii) in case of any extension of time of payment or renewal of any Notes or of any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by such Guarantor after giving effect to all of its other contingent and fixed liabilities without rendering such Guaranty, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

The obligations of the undersigned to the Holders of the Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee and all other of the provisions of the Indenture to which this Guarantee relates.

No past, present or future stockholder, director, officer, employee or incorporator, as such, of any of the Guarantors shall have any liability for any obligation of the Guarantors under the Guarantee or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a Note by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Guarantees.

[INSERT SUBSIDIARY GUARANTOR SIGNATURE BLOCKS AS APPROPRIATE]

EXHIBIT C

to Indenture

FORM OF

CONFIDENTIALITY AGREEMENT

This CONFIDENTIALITY AGREEMENT (this “Agreement”) is made as of the [    ] day of [            ], 20[    ], by and among CARAUSTAR INDUSTRIES, INC., a Delaware corporation (the “Corporation”) and the undersigned beneficial owner of Notes (as defined below) of the Corporation (the “Holder”).

W I T N E S S E T H :

WHEREAS, the Holder may obtain Confidential Information (as defined below) from the Corporation and/or from other persons and entities that are stockholders and/or holders of Notes of the Corporation and their Affiliates (as defined below) (such other persons and entities that are stockholders of the Corporation and their Affiliates, “Other Holders”); and

WHEREAS, pursuant to Section 4.03 of the Indenture dated as of August [20], 2009 (the “Indenture”) among the Corporation, the Guarantors named therein, and Wilmington Trust FSB, as trustee, pursuant to which the Corporation issued its Senior Secured Notes Due 2014 (the “Notes”), the Holder is entering into this Agreement to confirm its undertaking to maintain the confidentiality of any such Confidential Information on the terms set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1	CONFIDENTIAL INFORMATION

1.1

Confidentiality. The Holder hereby agrees that, during the period (the “Confidentiality Period”) commencing on the date of this Agreement and ending on the earlier of (i) the first anniversary of the date on which the Holder no longer beneficially owns any Notes or any shares of the Corporation’s common stock or (ii) the earlier of the consummation of a Qualified Public Offering (as defined in the Section 6.6 of the Corporation’s Certificate of Incorporation) or the registration of the Common Stock under the Securities Exchange Act of 1934, as amended, the Holder will keep strictly confidential and will not disclose or divulge to any other person or entity (other than as permitted by Section 1.2) any confidential, business, financial or proprietary information regarding the Corporation, including the information described in Section 4.03 of the Indenture, or any confidential information regarding the business or affairs of any other stockholder in respect of the Corporation (whether in written, oral or electronic form), that is obtained from the Corporation, the Corporation’s legal and financial advisors or any other agents or advisors engaged by the Corporation, or from any Other Holder (“Confidential Information”), unless such Confidential Information is known or becomes known to the public in general (other than as a result of a breach of this Section 1.1 by such Holder or its Affiliates (as such term is defined in the Indenture)) or is or becomes available to such Holder on a non-confidential basis from a source other than the Corporation or its Affiliates or any Other Holder (provided that the Holder is not aware that such source is under an obligation to keep such Confidential Information confidential).

1.2	Permitted Disclosure of Confidential Information. Notwithstanding Section 1.1, the Holder may disclose Confidential Information as follows:

(a)	Confidential Information may be provided, on a confidential basis, to the Holder’s Affiliates and the officers, directors, employees, partners, members, representatives, attorneys, accountants, other professional advisors, and financing sources of the Holder and its Affiliates, to the extent reasonably necessary in connection with the Holder’s investment in the Corporation; provided, however, that the Holder shall be responsible for ensuring that its Affiliates and such officers, directors, employees, partners, members, representatives, attorneys, accountants, other professional advisors and financing sources comply with the restrictions in this Agreement.

(b)	Confidential Information may be provided, on a confidential basis, to an actual or potential transferee of all or a portion of the Holder’s Notes, to the extent reasonably necessary to consummate a sale or Transfer of such Notes permitted by the terms of the Indenture; provided, however, that (x) in the case that such actual or potential transferee is a material customer, supplier or competitor of the Corporation (a “Restricted Person”), such disclosure shall be permitted only if such Restricted Person has been expressly authorized by the Corporation’s Board of Directors to receive Confidential Information, and (y) prior to the Holder’s delivery of Confidential Information to an actual or potential transferee pursuant to this paragraph, such actual or potential transferee shall have executed and delivered to the Holder a joinder to this agreement in the form attached hereto as Annex 1 or such other form as may be approved by, and available from, the Secretary of the Corporation (the “Confidentiality Joinder”). The Holder shall deliver a copy of such executed Confidentiality Joinder to the Corporation.

(c)

In the event that the Holder (x) determines, in good faith upon the advice of counsel, that disclosure of Confidential Information is required under applicable law or regulation, or (y) is requested or required (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process, or by regulatory authorities having jurisdiction over the Holder) to disclose any of the Confidential Information, the Holder, to the extent legally permitted, will promptly provide the Corporation with written notice so that the Corporation may seek an appropriate protective order or other remedy. Provided that such notice (to the extent legally permitted) is furnished, if, in the absence of a protective order, the Holder is, in the opinion of its counsel, compelled to disclose Confidential Information or else be held liable for contempt or suffer other censure or penalty, the Holder may disclose pursuant to this clause (c) only that portion of such Confidential Information that such counsel has advised must be disclosed without liability under this Agreement.

2	REPRESENTATIONS AND WARRANTIES

2.1	Ownership and Authority. The Holder represents and warrants that, (i) the Holder is a beneficial owner or investment advisor for the beneficial owner of Notes, and (ii) this Agreement constitutes the valid and binding obligation of such Holder, enforceable in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws relating to or affecting creditors’ rights generally and the effect and application of general principles of equity and the availability of equitable remedies).

3	MISCELLANEOUS

3.1	Term and Termination. All the rights and obligations of the Holder set forth in this Agreement shall terminate automatically upon the conclusion of the Confidentiality Period.

3.2	Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been effectively given (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) three business days after deposit in the United States mail, postage prepaid, by certified or registered mail with return receipt requested, addressed to the party to be notified; or (d) one business day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified with next-business day delivery guaranteed, in each case as follows: (i) in the case of the Holder and any Other Holder, to such Holder and Other Holder at its address or facsimile number set forth in the stock records of the Corporation; and (ii) in the case of the Corporation, to the Secretary of the Corporation at the Corporation’s principal executive office. A party may change its address for purposes of notice hereunder by giving notice of such change to all other parties in the manner provided in this Section 3.2.

3.3	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

3.4	Entire Agreement; Counterparts. This Agreement supersedes all prior discussions and agreements among any of the parties hereto (and their Affiliates) with respect to the subject matter hereof and contains the sole entire understanding of the parties with respect to the subject matter hereof. This Agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

3.5	Amendment. This Agreement may be amended with the written approval of the Corporation and the Holder.

3.6	Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

3.7	Governing Law; Consent to Jurisdiction and Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law doctrine. The Corporation and the Holder hereby submit to the exclusive jurisdiction of (i) the Bankruptcy Court (as defined in the Certificate of Incorporation), (ii) the courts of the State of Delaware, and (iii) the United States District Court for the Southern District of New York and of any New York State Court sitting in the City of New York, and any judicial proceeding brought against the Corporation or any Holder with respect to any dispute arising out of this Agreement or any matter related hereto shall be brought only in such courts. The Corporation and the Holder hereby irrevocably waive, to the fullest extent permitted by law, any objection it may have or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Corporation and the Holder hereby consent to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to the address specified in Section 3.2, or in any other manner permitted by law. THE CORPORATION AND THE HOLDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

3.8	Ownership. The Corporation believes that the Confidential Information is owned solely and exclusively by the Corporation and no right or title to any of the Confidential Information is transferred to the Holder hereby or by its delivery to the Holder hereunder.

3.9	Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered by the Corporation if the Holder fails to comply with any of the obligations imposed on it by this Agreement and that in the event of any such failure, the Corporation will be irreparably damaged and will not have an adequate remedy at law. The Corporation, therefore, shall be entitled to seek injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, the Holder shall not raise the defense that there is an adequate remedy at law. The parties hereby waive, and cause their respective representatives to waive, any requirement for the securing or posting of any bond in connection with any action brought for injunctive relief hereunder.

3.10	Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be executed by their duly authorized representatives, as of the date listed above.

THE CORPORATION:

CARAUSTAR INDUSTRIES, INC.

By:
Name:
Title:

HOLDER:

[ ]

By:
Name:
Title:

Annex 1 to Confidentiality Agreement

FORM OF

CONFIDENTIALITY JOINDER

[Date]

[NAME OF POTENTIAL TRANSFEREE]

[ADDRESS]

Attention:

Re:	Confidentiality Agreement

Ladies and Gentlemen:

In connection with a possible transaction (the “Transaction”) involving the transfer of Senior Secured Notes of Caraustar Industries, Inc. (the “Corporation”) beneficially held by [INSERT NAME OF TRANSFERRING HOLDER] (the “Holder”) to [INSERT NAME OF POTENTIAL TRANSFEREE] (the “Potential Transferee”), the Holder is prepared to make available to the Potential Transferee certain confidential, business, financial and/or proprietary information relating to the Corporation which the Holder received from the Corporation or from other holders of common stock or Senior Secured Notes of the Corporation (“Confidential Information”) pursuant to that certain Confidentiality Agreement dated as of                     , between the Corporation and the Holder (the “Confidentiality Agreement”). As a condition to such Confidential Information being furnished to the Potential Transferee, the Potential Transferee agrees that it will comply with the following terms of this letter agreement (the “Confidentiality Joinder”):

1. Confidential Information. The Potential Transferee recognizes and acknowledges the competitive value and confidential nature of the Confidential Information and the damage that could result to the Corporation and the Holder if any Confidential Information is disclosed to a third party, and hereby agrees that it will keep strictly confidential and will not disclose, divulge or use for any purpose, other than to evaluate the Transaction, the Confidential Information delivered, disclosed or furnished (irrespective of the form of communication) by, or on behalf of, the Holder to the Potential Transferee, unless such Confidential Information is known or becomes known to the public in general (other than as a result of a breach of this Section 1 by the Potential Transferee or its Affiliates (as such term is defined in the Corporation’s Certificate of Incorporation)) or is or becomes available to such Potential Transferee on a non-confidential basis from a source other than the Holder or its Affiliates; provided, however, that any of the Confidential Information may be disclosed to any of the Potential Transferee’s Affiliates and the directors, officers, employees, partners, members, representatives, attorneys, accountants, other professional advisors and financing sources of the Potential Transferee and its Affiliates that need to know such information for the purpose of evaluating the Transaction. The Potential Transferee agrees to ensure that its Affiliates and such officers, directors, employees, partners, members, representatives, attorneys, accountants, other professional advisors and financing sources comply with the restrictions in this Agreement and the Potential Transferee accepts responsibility for any violation of this Agreement by any of such persons.

2. Disclosure of Confidential Information. In the event that the Potential Transferee (i) determines, in good faith upon the advice of counsel, that disclosure of Confidential Information is required under applicable law or regulation, or (ii) is requested or required (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process, or by regulatory authorities having jurisdiction over the Potential Transferee) to disclose any of the Confidential Information or to take any other action prohibited hereby, the Potential Transferee, to the extent legally permitted, will promptly provide the Holder and the Corporation with written notice so that they may seek an appropriate protective order or other remedy, and/or waive compliance with the provisions of this Agreement. Provided that such foregoing notice (if legally permitted) is furnished, if, in the absence of a protective order, the Potential Transferee is, in the opinion of its counsel, compelled to disclose Confidential Information or else be held liable for contempt or suffer other censure or penalty, the Potential Transferee may disclose pursuant to this paragraph only that portion of such Confidential Information that such counsel has advised must be disclosed, without liability under this Agreement.

3. Return and Destruction of Confidential Information. In the event that the Potential Transferee decides not to proceed with the Transaction, the Potential Transferee will promptly inform the Holder of that decision. In that case, or at any time upon the request of the Holder for any reason, the Potential Transferee will as directed by the Holder promptly deliver to the Holder or the Corporation all Confidential Information (and any copies thereof) furnished to the Potential Transferee and its Affiliates and their respective officers, directors, employees, partners, members, representatives, attorneys, accountants, other professional advisors and financing sources, by or on behalf of the Holder pursuant hereto. In the event of such a decision or request, all other Confidential Information prepared by the Potential Transferee or on the Potential Transferee’s behalf, shall be returned or destroyed. Upon the Holder’s request, the Potential Transferee shall provide the Holder with prompt written confirmation of the Potential Transferee’s compliance with this paragraph. Notwithstanding the return or destruction of the Confidential Information, the Potential Transferee and its Affiliates, directors, officers, employees, partners or members shall continue to be bound by the obligations of confidentiality and other obligations and agreements hereunder.

4. No Representations or Warranties. The Potential Transferee understands, acknowledges and agrees that neither the Corporation nor the Holder makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information furnished hereunder, and neither the Corporation nor the Holder shall have any liability to the Potential Transferee or to any of its Affiliates, directors, officers, employees, partners or members relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

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5. Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered by the Corporation and the Holder if the Potential Transferee fails to comply with any of the obligations imposed on it by this Agreement and that in the event of any such failure, the Holder and the Corporation will be irreparably damaged and will not have an adequate remedy at law. The Holder and the Corporation, therefore, shall be entitled to seek injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, the Potential Transferee shall not raise the defense that there is an adequate remedy at law. The parties hereby waive, and cause their respective representatives to waive, any requirement for the securing or posting of any bond in connection with any action brought for injunctive relief hereunder.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law doctrine. The Holder and the Potential Transferee hereby submit to the exclusive jurisdiction of (i) the courts of the State of Delaware, and (ii) the United States District Court for the Southern District of New York and of any New York State Court sitting in the City of New York, and any judicial proceeding brought against the Holder or the Potential Transferee with respect to any dispute arising out of this Agreement or any matter related hereto shall be brought only in such courts. The Holder and the Potential Transferee hereby irrevocably waive, to the fullest extent permitted by law, any objection it may have or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Holder and the Potential Transferee hereby consent to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to the address specified below, or in any other manner permitted by law. THE HOLDER AND THE POTENTIAL TRANSFEREE HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

7. Term. This Agreement will terminate two years from the date hereof; provided, that no such termination of this Agreement shall relieve the Potential Transferee from any liability relating to any breach of this Agreement.

8. Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been effectively given (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) three business days after deposit in the United States mail, postage prepaid, by certified or registered mail with return receipt requested, addressed to the party to be notified; or (d) one business day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified with next-business day delivery guaranteed, in each case as follows:

to the Holder, at: [ ]

3

to the Potential Transferee, at: [ ]

9. Miscellaneous. This Agreement contains the entire agreement between the Holder and the Potential Transferee regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between the Holder and the Potential Transferee regarding such subject matter. It is understood and agreed that no failure or delay by the Holder in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No provision in this Agreement can be waived or amended except by written consent of the Holder, the Potential Transferee and the Corporation, which consent shall specifically refer to the provision to be waived or amended and shall explicitly make such waiver or amendment. This Agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument. If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns, including any successors of substantially all of the assets or business of a party, whether by merger, consolidation, purchase of assets, purchase of stock or otherwise. The Potential Transferee may not assign this Agreement without the prior written consent of the Holder. The Potential Transferee agrees and acknowledges that the Corporation shall be an express third party beneficiary hereof, having all rights to enforce this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be executed by their duly authorized representatives, as of this      day of             , 20[    ].

Very truly yours,

HOLDER

[ ]

By:
Name:
Title:

CONFIRMED AND AGREED as of the date written above:

POTENTIAL TRANSFEREE

[ ]

By:
Name:
Title:

EXHIBIT D

to Indenture

FINANCIAL COVENANTS

The Company shall not breach or fail to comply with the following financial covenant, which shall be calculated in accordance with GAAP consistently applied:

(a) Maximum Consolidated Capital Expenditures. The Company shall not, and shall not permit its Subsidiaries to, make or incur Capital Expenditures (other than Capital Expenditures in an amount not to exceed $2,500,000 with respect to the buyout of operating leases with Banc of America Leasing & Capital LLC), in any fiscal year indicated below, in an aggregate amount for the Company and all of its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year:

Fiscal Year	Consolidated Capital Expenditures
Closing Date through December 31, 2009	$6,000,000
Fiscal Year ended December 31, 2010	$14,400,000
Fiscal Year ended December 31, 2011	$14,400,000
Fiscal Year ended December 31, 2012	$14,400,000

; provided, however, that if during any fiscal year of the Company the amount of Capital Expenditures permitted for that fiscal year is not utilized, 100% of such unutilized amount (exclusive of any amounts carried over from the prior fiscal year) may be utilized in the immediately succeeding fiscal year.

SENIOR SECURED NOTE DUE 2014

CUSIP 140909-AK8

No. A-1	$85,000,000

CARAUSTAR INDUSTRIES, INC.

promises to pay to “CEDE & CO., or registered assigns, the principal sum of EIGHTY FIVE MILLION dollars ($85,000,000) on August 15, 2014.

Interest Payment Dates: February 15 and August 15, commencing February 15, 2010.

Record Dates: January 31 and July 31.

Dated: August 20, 2009

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

CARAUSTAR INDUSTRIES, INC.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the

Notes referred to in the

within-mentioned Indenture.

WILMINGTON TRUST FSB, as Trustee

By:
Authorized Signatory

Dated:	August 20, 2009

(Back of Note)

SENIOR SECURED NOTE DUE 2014

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Caraustar Industries, Inc., a Delaware corporation (the “Company” which term shall include any successor thereto in accordance with the Indenture), promises to pay interest (including any Accrued Bankruptcy Interest) on the principal amount of this Note at a rate per annum set forth below until maturity. The Company shall pay interest semi-annually in arrears on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date; provided, however, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. The Company shall pay interest (including Accrued Bankruptcy Interest) on overdue principal and premium, if any, from time to time at a rate of 17% per annum; it shall pay interest (including Accrued Bankruptcy Interest) on overdue installments of interest (without regard to any applicable grace periods), from time to time, at the same rate to the extent lawful.

With respect to interest on this Note for a semiannual period due on an Interest Payment Date, the Company may elect either (i) to pay interest on the Notes on such Interest Payment Date by payment of cash interest for such semiannual period at a rate of 10% per annum or (ii) to pay interest on the Notes on such Interest Payment Date by increasing the outstanding principal amount of the Notes (or issuing additional Notes) (“PIK Interest”) in an amount equal to interest on the Notes for such semiannual period at a rate of 15% per annum; provided, however, that the interest rate payable on the Notes with respect to any portion of an interest period during which an Event of Default (other than the failure to pay principal, premium or interest) shall have occurred and be continuing shall be 12% per annum, if paid in cash, and 17% per annum, if paid in PIK Interest. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company shall pay interest on this Notes (except defaulted interest) to the Persons in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the January 31 or July 31 next preceding the Interest Payment Date (each, a “Record Date”), even if this Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest, at the office or agency of the Paying Agent and Registrar, or, at the option of the Company, payment of cash interest may be made by check mailed to the Holders at their addresses set forth in the Security Register; provided, that, all cash payments of principal of, premium, if any, and interest on, this Note will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

All PIK Interest payable pursuant to this Note will be payable by increasing the principal amount of this Note by an amount equal to the amount of PIK Interest for the applicable semiannual interest period (rounded up to the nearest whole dollar) (or, if necessary, pursuant to requirements of the depository or otherwise, to authenticate a new Global Note executed by the Company with such increased principal amounts. If the Company elects to pay PIK Interest on any Interest Payment Date it must deliver, not less than 45 days prior to such Interest Payment Date, an Authentication Order to the Trustee specifying the aggregate amount of PIK Interest to be paid through increases in the Global Note and through the issuance of additional Notes; provided, however, the Company shall deliver an updated Authentication Order on the day preceding an Interest Payment Date to the extent modifications in the amount of PIK Interest to be paid are needed in accordance with the terms of the Indenture due to the continuation or cessation of an Event of Default. On the relevant Interest Payment Date, the Trustee shall record increases in the Global Note and authenticate additional Notes, as appropriate, in the aggregate principal amounts required to pay the PIK Interest then due.

3. Paying Agent and Registrar. Initially, Wilmington Trust FSB, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of their Subsidiaries may act in any such capacity.

4. Indenture, Collateral Documents and Intercreditor Agreement. The Company issued the Notes under an Indenture dated as of August 20, 2009 (“Indenture”) among the Company, the guarantors from time to time party thereto (the “Guarantors”) and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company limited to $85 million in aggregate principal amount plus the amount of any PIK Interest. The Notes are secured by the Collateral as set forth in the Collateral Documents, subject to the terms of the Intercreditor Agreement.

5. Optional Redemption.

(a) The Company may redeem the Notes, in whole or in part, from time to time, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the applicable date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period ending on August 20 of each of the years indicated below:

Year	Percentage

2010	103.000%
2011	102.000%
2012	101.000%
2013 and thereafter	100.000%

(b) Any prepayment pursuant to this Paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6. Mandatory Redemption with Available Cash.

(a) If the Company has Excess Available Cash on December 31, 2009 (the “Available Cash Determination Date”), the Company shall apply an amount equal to such Excess Available Cash to redeem Notes at a redemption price of 100% of the aggregate principal amount of Notes redeemed plus accrued and unpaid interest to the date of redemption. The Redemption Date for redemptions under this Paragraph 6 shall be thirty (30) days following the Available Cash Determination Date.

(b) Any prepayment pursuant to this Paragraph 6 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

7. Mandatory Redemption with Excess Cash Flow.

(a) Not later than February 15 and August 15 of each year (each an “Excess Cash Flow Payment Date”), commencing on August 15, 2010, if the Company has Excess Cash Flow for the six-month period ended on the most recent December 31 or June 30, as applicable (each an “Excess Cash Flow Determination Date”), the Company shall apply an amount equal to 75% of the amount of such Excess Cash Flow (to the extent not used to reduce amounts outstanding under the Credit Facility) to redeem Notes, at a redemption price of 100% of the aggregate principal amount of Notes redeemed plus accrued and unpaid interest to the date of redemption. The Redemption Date for redemptions under this Paragraph shall be the Excess Cash Flow Payment Date following the applicable Excess Cash Flow Determination Date.

(b) Any prepayment pursuant to this Paragraph 7 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

8. Repurchase at Option of Holder. Sections 4.13, 4.19 and 4.22 of the Indenture provide that after an Asset Sale, upon the occurrence of a Change of Control, or after an Event of Loss with respect to Collateral, and subject to further limitations contained therein, the Company shall make an offer to purchase certain amounts of Notes at a purchase price, in cash, equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes, to the repurchase date, in accordance with the procedures set forth in the Indenture.

9. Notice of Redemption. Notices of redemption shall be mailed at least 30 days (15 days in the case of redemption pursuant to paragraph 6 or 7 above) but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at such Holder’s registered address, except that redemption or repurchase notices may be mailed more than 60 days prior to a redemption or repurchase date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons. The Notes shall be issued in integral multiples of $1.00 (in each case with a minimum denomination of at least $1.00). The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a Record Date and the corresponding Interest Payment Date.

11. Persons Deemed Owners. The registered Holder of a Note shall be treated as its owner for all purposes.

12. Amendment, Supplement and Waiver. Subject to certain exceptions, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Collateral Documents, the Notes or the Guarantees with the consent of the Required Noteholders, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to Sections 6.04 and 6.07 of the Indenture, any existing Default or Event of Default (except a continuing Default or Event of Default in the payment of principal, premium, if any, or interest on the Notes) or compliance with any provision of the Indenture or the Notes (except for certain covenants and provisions of the Indenture which cannot be amended without the consent of each Holder) may be waived with the consent of the Required Noteholders, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes. Without the consent of any Holder, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Collateral Documents, the Notes or the Guarantees to cure any ambiguity, omission, mistake, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes, to provide the assumption of the Company’ or any Guarantor’s obligations to Holders (including, without limitation, pursuant to Section 5.01 of the Indenture), to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder, to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor, to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof, to add a Guarantor under the Indenture, to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes (provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes), or to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Collateral Documents or any release of Collateral that becomes effective as set forth in the Indenture or any of the Collateral Documents.

13. Defaults and Remedies. Each of the following is an Event of Default under the Indenture: (a) the failure by the Company to pay any installment of interest (including defaulted interest) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days; (b) the failure by the Company to pay all or any part of the principal or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise including, without limitation, payment of the offer price required to be paid in any Change of Control Offer, Event of Loss Offer or the Asset Sale Offer, or otherwise; (c) the failure by the Company or any of the Company’s Restricted Subsidiaries after written notice from the Trustee or Holders of not less than 25% in aggregate principal amount of Notes then outstanding to comply with the provisions of Sections 4.13, 4.19, 4.22 or 5.01 of the Indenture; (d) the failure by the Company or any of the Company’s Restricted Subsidiaries to observe or perform any covenant or agreement contained in the Indenture (other than those referred to in clauses (a), (b) and (c) above), or to observe or perform any material covenant or agreement contained in any other Note Document, and, in any such case, the continuance of such failure for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding; (e) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed (other than Indebtedness evidenced by the Notes) by the Company, any Guarantor or any of the Company’s Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of the Guarantors), whether such Indebtedness or guarantee now exists or is created after the Issue Date, which default: (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness, after the expiration of any grace period applicable to such Indebtedness on the date of such default (a “Payment Default”); or (B) (x) results in the acceleration of such Indebtedness prior to its stated maturity or (y) if such Indebtedness was incurred pursuant to clause (1) of paragraph (b) of Section 4.09 of the Indenture, would permit the holder(s) of such Indebtedness (or an agent on behalf of such holder(s)) to declare such Indebtedness immediately due and payable prior to its express maturity, and in either case (A) or (B), either (i) such Indebtedness was incurred pursuant to clause (1) of paragraph (b) of Section 4.09 of the Indenture or (ii) the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5,000,000 or more; (f) failure by the Company or any of the Company’s Restricted Subsidiaries to pay final non-appealable judgments aggregating in excess of $500,000 (to the extent not covered by insurance) at any one time rendered against either or both of the Company or any of the Company’s Restricted Subsidiaries and not stayed, bonded or discharged within 60 days; (g) except as permitted by the Indenture and the other Note Documents, the cessation of effectiveness of any Guarantee of the Note Obligations by any Significant Subsidiary of the Company or the finding by any judicial proceeding that any such Guarantee is unenforceable or invalid in any material respect or the denial or disaffirmation by any Significant Subsidiary in writing of its obligations under its Guarantee; (h) a default by the Company or any Guarantor in the performance of any of their respective obligations under the Collateral Documents, or the failure of any of the representations or warranties contained in the Collateral Documents to be true and correct as of and on the times specified therein, in each case which materially and adversely affects the enforceability, validity, perfection or priority of the Trustee’s Lien on the Collateral or which materially and adversely affects the condition or value of the Collateral, taken as a whole, a repudiation or disaffirmation by the Company or any Guarantor of its obligations under the Collateral Documents or the determination in a judicial proceeding that the Collateral Documents are unenforceable or invalid against the Company or any Guarantor for any reason; (i) the occurrence of any of the following: (A) except as permitted by the Indenture, any Collateral Document ceases for any reason to be fully enforceable; provided, that it will not be an Event of Default under this clause (i)(A) if the sole result of the failure of one or more Collateral Document to be fully enforceable is that any Lien purported to be granted under such Collateral Documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $1,000,000 ceases to be an enforceable and perfected Lien, subject only to Permitted Prior Liens and such failure is remedied within 30 days after notice thereof by the Collateral Agent, Trustee or Holders of not less than 25% in aggregate principal amount of Notes than outstanding; or (B) the Company or any other Pledgor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any other Pledgor set forth in or arising under any Collateral Document; or (j) certain events of bankruptcy, insolvency or reorganization affecting the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary, each as described in the Indenture.

If any Event of Default (other than those arising from certain events of bankruptcy or insolvency described in the Indenture) occurs and is continuing, the Trustee may, and the Trustee upon the request of Holders of at least 25% in principal amount of the outstanding Notes shall, or the Holders of at least 25% in principal amount of outstanding Notes may,, declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in the Indenture, all outstanding Notes shall become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, the Required Noteholders may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Required Noteholders by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes and in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of each affected Holder. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within 30 days after becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

14. Trustee Dealings with Company. Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

15. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or of the Guarantors under the Indenture, the Notes, the Guarantees or the Collateral Documents or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability.

16. Discharge of Indenture; Defeasance. The Indenture contains provisions for defeasance at any time, upon compliance with certain conditions set forth therein, of (i) the entire indebtedness of this Note or (ii) certain restrictive covenants and Events of Default with respect to this Note.

17. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

18. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

19. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to: Caraustar Industries, Inc., 5000 Austell Powder Springs Road, Suite 300, Austell, Georgia 30106-3227, Attention: General Counsel.

20. Governing Law. The internal law of the State of New York shall govern and be used to construe this Note without giving effect to applicable principals of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.13, 4.19 or 4.22 of the Indenture, check the box below:

☐	Section 4.13

☐	Section 4.19

☐	Section 4.22

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.13, 4.19 or 4.22 of the Indenture, state the amount you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification No.:

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s social security or other tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note or increases for a payment of PIK Interest, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

GUARANTEES

The Guarantors (as defined in the Indenture (the “Indenture”) referred to in the Note upon which this notation is endorsed and each hereinafter referred to as a “Guarantor”) have unconditionally guaranteed on a senior secured basis (such guarantee by each Guarantor being referred to herein as the “Guarantee”) (i) the due and punctual payment of the principal of and interest on the Notes in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest, if any, to the extent lawful, of the Notes and all other obligations of the Company to the Holders all in accordance with the terms set forth in of the Indenture and (ii) in case of any extension of time of payment or renewal of any Notes or of any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by such Guarantor after giving effect to all of its other contingent and fixed liabilities without rendering such Guaranty, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

The obligations of the undersigned to the Holders of the Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee and all other of the provisions of the Indenture to which this Guarantee relates.

No past, present or future stockholder, director, officer, employee or incorporator, as such, of any of the Guarantors shall have any liability for any obligation of the Guarantors under the Guarantee or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a Note by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Guarantees.

CARAUSTAR CUSTOM PACKAGING GROUP, INC., a Delaware corporation

By:
Name:	William A. Nix, III
Title:	Vice President and Assistant Secretary

CARAUSTAR RECOVERED FIBER GROUP, INC., a Delaware corporation

By:
Name:	William A. Nix, III
Title:	Treasurer and Assistant Secretary

CARAUSTAR INDUSTRIAL AND CONSUMER PRODUCTS GROUP, INC., a Delaware corporation

By:
Name:	William A. Nix, III
Title:	Vice President and Assistant Secretary

CARAUSTAR MILL GROUP, INC., an Ohio corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

SPRAGUE PAPERBOARD, INC., a Connecticut corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

PBL INC., a Delaware corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

GYPSUM MGC, INC., a Delaware corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

MCQUEENEY GYPSUM COMPANY, a Delaware corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

FEDERAL TRANSPORT, INC., an Ohio corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

CARAUSTAR, G.P., a South Carolina general partnership

By: Caraustar Industries, Inc., its General Partner

By:
Name:	William A. Nix, III
Title:	Vice President, Finance and Chief Accounting Officer

By: Caraustar Industrial and Consumer Products Group, Inc., its General Partner

By:
Name:	William A. Nix, III
Title:	Vice President and Assistant Secretary

MCQUEENY GYPSUM COMPANY, LLC, a Delaware limited liability company

By: McQueeney Gypsum Company, its Sole Member

By:
Name:	Wilma E. Beaty
Title:	Vice President

RECCMG, LLC, a Georgia limited liability company

By: Caraustar Mill Group, Inc., its Sole Member

By:
Name:	Wilma E. Beaty
Title:	Vice President

AUSTELL HOLDING COMPANY, LLC, a Georgia limited liability company

By: Caraustar Industries, Inc., its Sole Member

By:
Name:	William A. Nix, III
Title:	Vice President, Finance and Chief Accounting Officer

CAMDEN PAPERBOARD CORPORATION, a New Jersey corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

CHICAGO PAPERBOARD CORPORATION, an Illinois corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

HALIFAX PAPER BOARD COMPANY, INC., a North Carolina corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

PARAGON PLASTICS, INC., a South Carolina corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

CARAUSTAR CUSTOM PACKAGING GROUP (MARYLAND), INC., a Maryland corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

PLEDGE AGREEMENT

This PLEDGE AGREEMENT, dated as of August 20, 2009 (this “Agreement”), by and among Caraustar Industries, Inc., a Delaware corporation (the “Company”), each of the other Pledgors signatory to this Agreement and those additional entities that hereafter become parties hereto by executing the form of Supplement attached hereto as Annex II (each a “Pledgor” and collectively, the “Pledgors”), and WILMINGTON TRUST FSB, a federal savings bank, in its capacity as trustee and collateral agent for the Holders under the Indenture referred to below (in such capacity, together with any successors and assigns, the “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Indenture, dated as of August 20, 2009 (including all annexes, exhibits and schedules thereto, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the “Indenture”), by and among the Pledgors and the Agent, the Company will issue the Notes, upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the Indenture, the Pledgors have agreed to enter into this Agreement in order to secure the due and punctual payment of the Notes and the due and punctual performance of all other Obligations in respect of the Notes and the Indenture, and the other amounts payable to the Agent thereunder;

WHEREAS, each Pledgor has determined that the execution, delivery and performance of this Agreement directly benefit, and are in the best interest of, such Pledgor.

NOW, THEREFORE, in consideration of the premises and the agreements herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgors hereby jointly and severally agree with the Agent, for the benefit of itself and the Holders, as follows:

SECTION 1. Definitions. Reference is hereby made to the Indenture for a statement of the terms thereof. All terms used in this Agreement and the recitals hereto which are defined in the Indenture or in Article 8 or Article 9 of the Code and which are not otherwise defined herein shall have the same meanings herein as set forth therein; provided, that terms used herein which are defined in the Code on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute; provided, further, that to the extent the Code as in effect is used to define any term in this Agreement and such term is defined differently in differing Articles of the Code, the definition of such term contained in Article 9 shall govern.

“ABL Credit Agreement” means that certain Credit Agreement dated as of the date hereof, by and among the Company and certain of its subsidiaries as borrowers thereunder, the other credit parties from time to time party thereto, General Electric Capital Corporation, as Administrative Agent and Collateral Agent (in such capacity, including its successors and assigns, the “Credit Facility Collateral Agent”), GE Capital Markets, Inc., as lead arranger, and the lenders signatory thereto from time to time, as may be amended, restated, supplemented, modified, renewed, extended or refinanced from time to time in accordance with the provisions of the Intercreditor Agreement.

“ABL Loan Documents” means the ABL Credit Agreement and the “Loan Documents” (as defined in the ABL Credit Agreement), including “Hedge Agreements” and other “Bank Products” (each as defined in the ABL Credit Agreement), and each of the other agreements, documents and instruments executed pursuant thereto, and any other document or instrument executed or delivered at any time in connection with the ABL Credit Agreement or any Bank Products, including any intercreditor or joinder agreement among holders of ABL Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed, extended or refinanced from time to time in accordance with the provisions of the Intercreditor Agreement.

“ABL Obligations” shall have the meaning assigned to that term in the Intercreditor Agreement.

“Additional Collateral” shall have the meaning assigned to that term in Section 4(a)(i).

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Note Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Holder’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Discharge of ABL Obligations” shall have the meaning assigned to that term in the Intercreditor Agreement.

“Existing Issuers” shall have the meaning assigned to that term in Section 2(b).

“Foreign Jurisdiction” shall have the meaning assigned to that term in Section 2.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Material Adverse Effect” means a material adverse effect, other than the filing of the Cases, on (a) the business, assets, operations, prospects or financial or other condition of any Pledgor, (b) the Company’s ability to pay any of the Note Obligations in accordance with the terms of the Indenture, (c) the Agent’s Liens, on behalf of itself and the Holders, on the Collateral or the priority of such Liens, or (d) Agent’s or any Holder’s rights and remedies under the Indenture and the other Note Documents. Without limiting the generality of the foregoing,

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any event or occurrence adverse to one or more Pledgors which results or could reasonably be expected to result in losses, costs, damages, liabilities or expenditures in excess of $5,000,000 shall constitute a Material Adverse Effect.

“Pledge Amendment” shall have the meaning assigned to that term in Section 4(a)(ii).

“Pledged Collateral” shall have the meaning assigned to that term in Section 2.

“Pledged Debt” shall have the meaning assigned to that term in Section 2(a).

“Pledged Issuer” and “Pledged Issuers” shall have the respective meanings assigned to such terms in Section 2(c).

“Pledged Shares” shall have the meaning assigned to that term in Section 2(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain Security Agreement, dated as of the date hereof, by and among each of the Pledgors listed as a “Grantor” on the signature pages thereto and the Agent, as amended, restated, supplemented or otherwise modified from time to time.

SECTION 2. Pledge and Grant of Security Interest. As collateral security for all of the Note Obligations (specifically including each Pledgor’s Note Obligations under Article 10 of the Indenture), each Pledgor hereby pledges and assigns to the Agent, and grants to the Agent, for the benefit of itself and the Holders, a continuing security interest in, and Lien on such Pledgor’s right, title and interest in and to the following (collectively, the “Pledged Collateral”):

(a) the indebtedness described in Schedule I and all other indebtedness from time to time owing to such Pledgor (the “Pledged Debt”), any promissory notes and other instruments evidencing the Pledged Debt, and all interest, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt;

(b) the shares of Capital Stock described in Schedule II (the “Pledged Shares”), whether or not evidenced or represented by any stock certificate, certificated security or other instrument, issued by the Persons described in such Schedule II (the “Existing Issuers”), the certificates representing the Pledged Shares, all options and other rights, contractual or otherwise, in respect thereof and all dividends, distributions, cash, instruments, investment property and other property (including, but not limited to, any stock dividend and any distribution in connection with a stock split) from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

(c) the shares of Capital Stock at any time and from time to time acquired by such Pledgor of any and all Persons now or hereafter existing (such Persons, together with the Existing Issuers, being hereinafter referred to collectively as the “Pledged Issuers” and individually as a “Pledged Issuer”), the certificates representing such Capital Stock, all options and other rights, contractual or otherwise, in respect thereof and all dividends, distributions, cash,

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instruments, investment property and other property (including, but not limited to, any stock dividend and any distribution in connection with a stock split) from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

(d) all investment property, financial assets, securities, Capital Stock, other equity interests, stock options and commodity contracts of such Pledgor, all notes, debentures, bonds, promissory notes or other evidences of indebtedness of such Pledgor, and all other assets now or hereafter received or receivable with respect to the foregoing;

(e) all security entitlements of such Pledgor in any and all of the foregoing; and

(f) all proceeds (including proceeds of proceeds) of any and all of the foregoing;

in each case, whether now owned or hereafter acquired by such Pledgor and howsoever its interest therein may arise or appear (whether by ownership, security interest, Lien, claim or otherwise).

Notwithstanding the foregoing, the Pledged Collateral shall not include any Excluded Assets (as defined in the Security Agreement). The Pledgors agree that the pledge of shares of Capital Stock of any Pledged Issuer that is organized or formed under the laws of a jurisdiction other than the District of Columbia or any State of the United States of America (a “Foreign Jurisdiction”), in favor of the Agent hereunder may, be supplemented by one or more separate pledge agreements, deeds of pledge, share charges, or other similar agreements or instruments, executed and delivered by the relevant Pledgor in favor of the Agent, which pledge agreements will provide for the pledge of such shares of Capital Stock in accordance with the laws of such Foreign Jurisdiction that will result in the perfection of the Lien created in such shares of Capital Stock, under the laws of such Foreign Jurisdiction. To the extent that any such pledge of such shares of Capital Stock in accordance with the laws of such Foreign Jurisdiction or such actions of the Agent to perfect its Lien in such shares of Capital Stock would result in the pledge of more than 65% of the outstanding Capital Stock of any Foreign Stock Subsidiary (as defined in the Security Agreement) or any Capital Stock of a Subsidiary of any Foreign Stock Subsidiary, the Pledgors shall not be required to enter into such pledge agreements and the Agent shall not take such actions to perfect its Lien in such shares of Capital Stock.

SECTION 3. Security for Note Obligations. The security interest created hereby in the Pledged Collateral constitutes continuing collateral security for the due payment and performance of the Note Obligations.

SECTION 4. Delivery of the Pledged Collateral.

(a) (i) All promissory notes currently evidencing the Pledged Debt, other than that certain note made by Idlewild Paper Corporation in favor of Caraustar Industries, Inc. (as successor to Carolina Paper Board Corporation) in the original principal amount of $137,011.00 and any promissory notes or other instruments evidencing Pledged Debt in an outstanding principal amount of less than $100,000, and all certificates currently representing the Pledged Shares (other than the certificates representing the Pledged Shares of Caraustar Industrial &

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Consumer Products Group, Ltd.) shall be delivered to the Agent, on or prior to the execution and delivery of this Agreement. All other promissory notes, certificates and instruments constituting Pledged Collateral from time to time required to be pledged to the Agent pursuant to the terms of this Agreement or the Indenture (the “Additional Collateral”) other than any promissory notes or other instruments evidencing Pledged Debt in an outstanding principal amount of less than $100,000 shall be delivered to the Agent (or, with respect to Pledged Collateral constituting ABL Priority Collateral, until the date upon which the Discharge of ABL Obligations has occurred, to the Credit Facility Collateral Agent pursuant to the terms of the Intercreditor Agreement) as promptly as reasonably practicable upon receipt thereof by or on behalf of any of the Pledgors. All such promissory notes, certificates and instruments shall be held by or on behalf of the Agent pursuant hereto and shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment or undated stock powers executed in blank, all in form and substance reasonably satisfactory to the Agent. If any Pledged Collateral consists of security entitlements, such Pledgor shall transfer such security entitlements to the Agent (or its custodian, nominee or other designee), or cause the applicable securities intermediary to agree that it will comply with entitlement orders by the Agent (or such custodian nominee or other designee) without further consent by such Pledgor. Notwithstanding the foregoing, the provisions of this Section 4(a)(i) shall apply to Pledged Collateral constituting ABL Priority Collateral only from the date upon which the Discharge of ABL Obligations occurs.

(ii) Within five (5) days of the receipt by a Pledgor of any Additional Collateral (other than any promissory notes or other instruments evidencing Pledged Debt in an outstanding principal amount of less than $100,000), a Pledge Amendment, duly executed by such Pledgor, in substantially the form of Annex I (a “Pledge Amendment”), shall be delivered to the Agent, in respect of the Additional Collateral which must be pledged pursuant to this Agreement and the Indenture. The Additional Collateral shown on Schedule 1 to such Pledge Amendment shall from and after delivery thereof constitute part of Schedules I and II. Each Pledgor hereby authorizes the Agent to attach each Pledge Amendment to this Agreement and agrees that all promissory notes, certificates or instruments listed on any Pledge Amendment delivered to the Agent (or, with respect to Pledged Collateral constituting ABL Priority Collateral, until the date upon which the Discharge of ABL Obligations has occurred, to the Credit Facility Collateral Agent pursuant to the terms of the Intercreditor Agreement) shall for all purposes hereunder constitute Pledged Collateral and such Pledgor shall be deemed upon delivery thereof to have made the representations and warranties set forth in Section 5 with respect to such Additional Collateral.

(b) If any Pledgor shall receive, by virtue of such Pledgor’s being or having been an owner of any Pledged Collateral (other than, until the date upon which the Discharge of ABL Obligations has occurred, any Pledged Collateral constituting ABL Priority Collateral), any (i) stock certificate (including any certificate representing a stock dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split-off), promissory note or other instrument, (ii) option or right, whether as an addition to, substitution for, or in exchange for, any Pledged Collateral, or otherwise, (iii) dividends payable in cash (except such dividends permitted to be retained by any such Pledgor pursuant to Section 7) or in securities or other property or (iv) dividends, distributions, cash, instruments, investment property and other property in connection

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with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus, such Pledgor shall receive such stock certificate, promissory note, instrument, option, right, payment or distribution in trust for the benefit of the Agent, shall segregate it from such Pledgor’s other property and shall deliver it forthwith to be held by the Agent, or hold it on the behalf of the Agent, in the exact form received, with any necessary indorsement and/or appropriate stock powers duly executed in blank, to be held by the Agent, or held on the behalf of the Agent, as Pledged Collateral and as further collateral security for the Note Obligations.

SECTION 5. Representations and Warranties. Each Pledgor represents and warrants as follows:

(a) Such Pledgor (i) is a corporation, limited liability company or general partnership duly organized, validly existing and in good standing under the laws of the state, province or other applicable jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to execute, deliver and perform this Agreement and each other Note Document to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the absence of any such qualification or standing could not reasonably be expected to result in a Material Adverse Effect.

(b) The execution, delivery and performance by such Pledgor of this Agreement (i) have been duly authorized by all necessary action, (ii) do not contravene its (x) charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or (y) any material applicable law or any material contractual restriction binding on or affecting it or any of its properties (including the ABL Loan Documents), (iii) do not result in or require the creation of any Lien (other than pursuant to any Note Document or ABL Loan Document) upon or with respect to any of its properties, other than Liens securing obligations in an aggregate amount not exceeding $100,000 and (iv) do not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to it or its operations or any of its properties.

(c) The Existing Issuers set forth in Schedule II are the Pledgors’ only wholly-owned (by several Pledgors, in the case of Caraustar, G.P.), directly-owned Subsidiaries existing on the date hereof. The Pledged Shares have been duly authorized and validly issued and are fully paid and nonassessable and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as noted in Schedule II, the Pledged Shares constitute 100% of the issued shares of Capital Stock of the Pledged Issuers as of the date hereof.

(d) [Intentionally omitted].

(e) Except with respect to transfers made in compliance with the Indenture and other than a Permitted Liens that is an inchoate Lien securing obligations for the payment of money not overdue or not otherwise due and payable, each Pledgor is and will be at all times the legal and beneficial owner of its Pledged Collateral free and clear of all Liens, except for the Liens created by this Agreement, the other Note Documents and the ABL Loan Documents.

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(f) The exercise by the Agent of any of its rights and remedies expressly enumerated in this Agreement will not contravene any law or any material contractual restriction binding on or affecting any Pledgor or any of the material properties of any Pledgor and will not result in or require the creation of any Lien upon or with respect to any of the properties of such Pledgor other than pursuant to this Agreement, the other Note Documents and the ABL Loan Documents.

(g) Except for the filing of financing statements to the extent necessary to perfect the Lien created hereby, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required to be obtained or made by such Pledgor for (i) the due execution, delivery and performance by any Pledgor of this Agreement, (ii) the grant by any Pledgor, or the perfection, of the Lien created hereby in the Pledged Collateral (other than Pledged Collateral constituting Capital Stock (whether or not certificated) of any Pledged Issuer who is organized or formed under the laws of a Foreign Jurisdiction) or (iii) the exercise by the Agent of any of its rights and remedies expressly enumerated in this Agreement (other than with respect to Pledged Collateral constituting Capital Stock (whether or not certificated) of any Pledged Issuer who is organized or formed under the laws of a Foreign Jurisdiction), except as may be required in connection with any sale of any Pledged Collateral by laws affecting the offering and sale of securities generally and other than those that have been obtained or made and are in full force and effect.

(h) This Agreement creates a valid Lien in favor of the Agent, for the benefit of itself and the Holders, in the Pledged Collateral as security for the Note Obligations to the extent governed by the Code. The Agent’s having possession (or, with respect to Pledged Collateral constituting ABL Priority Collateral, the Credit Facility Collateral Agent having possession, as agent or bailee for the Agent pursuant to the terms of the Intercreditor Agreement) of the promissory notes and other instruments evidencing the Pledged Debt, the certificates representing the Pledged Shares and all other certificates, instruments and cash constituting Pledged Collateral from time to time results in the perfection of such Lien to the extent governed by the Code. Such Lien on the Pledged Collateral is a perfected, first priority Lien (or, prior to the Discharge of ABL Obligations, a perfected Lien with regards to Pledged Collateral constituting ABL Priority Collateral subject only to the Liens securing the ABL Obligations) subject, as to priority, only to Permitted Liens that are inchoate Liens securing obligations for the payment of money not overdue or not otherwise due or being contested in good faith by the relevant Pledgor and other Liens expressly permitted under the terms of the Indenture. All action necessary to perfect such Lien on any Pledged Collateral shall have been duly taken upon the filing of a Uniform Commercial Code financing statement (in the case of Pledged Collateral as to which a security interest may be perfected under the Code by filing) or the Agent’s having possession (or, with respect to Pledged Collateral constituting ABL Priority Collateral, the Credit Facility Collateral Agent having possession, as agent or bailee for the Agent pursuant to the terms of the Intercreditor Agreement) of certificates, promissory notes or other instruments and cash constituting such Pledged Collateral.

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SECTION 6. Covenants as to the Pledged Collateral. So long as any of the Note Obligations shall remain outstanding (other than contingent obligations or indemnification obligations for which no claim has been asserted), each Pledgor will, unless the Agent shall otherwise consent in writing:

(a) keep adequate records concerning the Pledged Collateral and, upon the reasonable request of the Agent, permit the Agent or any agents, designees or representatives thereof at any time or from time to time to examine and make copies of and abstracts from such records;

(b) at the Pledgors’ joint and several expense, promptly deliver to the Agent a copy of each material notice or other material communication received by it in respect of the Pledged Collateral;

(c) at the Pledgors’ joint and several expense, defend the Agent’s right, title and security interest in and to the Pledged Collateral against the claims of any Person other than Liens created by this Agreement, the other Note Documents and Permitted Liens;

(d) at the Pledgors’ joint and several expense, at any time and from time to time, promptly execute and deliver all further instruments and documents and take all further action reasonably necessary in order to (i) perfect and protect, or maintain the perfection of, the security interest and Lien created hereby, (ii) enable the Agent to exercise and enforce its rights and remedies hereunder in respect of the Pledged Collateral or (iii) otherwise effect the purposes of this Agreement, including delivering to the Agent irrevocable proxies in respect of the Pledged Collateral (other than, until the date upon which the Discharge of ABL Obligations has occurred, Pledged Collateral that constitutes ABL Priority Collateral);

(e) not sell, assign (by operation of law or otherwise), exchange or otherwise dispose of any Pledged Collateral or any interest therein except as expressly permitted by Section 4.13 of the Indenture;

(f) not create or suffer to exist any Lien upon or with respect to any Pledged Collateral, except for the Lien created hereby, by the other Note Documents and Permitted Liens;

(g) not make or consent to any amendment or other modification or waiver with respect to any Pledged Collateral or enter into any agreement or permit to exist any restriction with respect to any Pledged Collateral other than pursuant to the Note Documents and the ABL Loan Documents;

(h) not permit the issuance of (i) any additional shares of any Capital Stock of any Pledged Issuer, (ii) any securities convertible voluntarily by the holder thereof or automatically upon the occurrence or non-occurrence of any event or condition into, or exchangeable for, any such shares of Capital Stock or (iii) any warrants, options, contracts or other commitments entitling any Person to purchase or otherwise acquire any such shares of Capital Stock, except in the case of clauses (i), (ii) and (iii), to the extent any such issuance is not prohibited by the Indenture; and

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(i) not take or fail to take any action which would in any manner impair the validity or enforceability of the Agent’s security interest in and Lien on any Pledged Collateral.

SECTION 7. Voting Rights, Dividends, Etc. in Respect of the Pledged Collateral.

(a) So long as no Event of Default shall have occurred and be continuing:

(i) each Pledgor may exercise any and all voting and other consensual rights pertaining to any Pledged Collateral for any purpose not inconsistent with the terms of this Agreement, the Indenture or the other Note Documents; provided, however, that (A) without the Agent’s prior written consent, none of the Pledgors will exercise or refrain from exercising any such right, as the case may be, if such action (or inaction) is reasonably likely to have a Material Adverse Effect and (B) each Pledgor will give the Agent at least five (5) Business Days’ notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right which is reasonably likely to have a Material Adverse Effect;

(ii) each of the Pledgors may receive and retain any and all dividends, interest or other distributions paid in respect of the Pledged Collateral to the extent not prohibited by the Indenture; provided, however, that, except to the extent made as part of a transaction or series of related transactions otherwise permitted by the Indenture, any and all (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of or in exchange for, any Pledged Collateral, (B) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, and (C) cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Pledged Collateral, together with any dividend, interest or other distribution or payment which at the time of such payment was not permitted by the Indenture, shall be, and shall forthwith be delivered to the Agent, to hold as, Pledged Collateral and shall, if received by any of the Pledgors, be received in trust for the benefit of the Agent, shall be segregated from the other property or funds of the Pledgors, and, upon the request of the Agent, shall be forthwith delivered to the Agent in the exact form received with any necessary indorsement and/or appropriate stock powers duly executed in blank, to be held by the Agent as Pledged Collateral and as further collateral security for the Note Obligations; provided, further, that the applicable Pledgor shall provide prompt notice of any such distributions or payments received; provided, further, that the provisions of this Section 7(a)(ii) shall not apply to any Pledged Collateral which constitutes ABL Priority Collateral until the Discharge of ABL Obligations; and

(iii) the Agent will execute and deliver (or cause to be executed and delivered) to a Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 7(a)(i) and to receive the dividends, interest and/or other distributions which it is authorized to receive and retain pursuant to Section 7(a)(ii).

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) all rights of each Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 7(a)(i), and to receive the dividends, distributions, interest and other payments that it would otherwise be authorized to receive and retain pursuant to Section 7(a)(ii), shall cease, and all such rights shall thereupon become vested in the Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Collateral such dividends and interest payments;

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(ii) the Agent is authorized to notify each debtor with respect to the Pledged Debt to make payment directly to the Agent (or its designee) and may collect any and all moneys due or to become due to any Pledgor in respect of the Pledged Debt, and each of the Pledgors hereby authorizes each such debtor to make such payment directly to the Agent (or its designee) without any duty of inquiry;

(iii) without limiting the generality of the foregoing, the Agent may at its option exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Collateral as if it were the absolute owner thereof, including the right to exchange, in its discretion, any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other adjustment of any Pledged Issuer, or upon the exercise by any Pledged Issuer of any right, privilege or option pertaining to any Pledged Collateral, and, in connection therewith, to deposit and deliver any and all of the Pledged Collateral with any committee, depository, transfer agent, registrar or other designated agent upon such terms and conditions as it may determine; and

(iv) all dividends, distributions, interest and other payments that are received by any of the Pledgors contrary to the provisions of Section 7(b)(i) shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Pledgors, and unless otherwise directed by Agent, shall be forthwith paid over to the Agent as Pledged Collateral in the exact form received with any necessary indorsement and/or appropriate stock powers duly executed in blank, to be held by the Agent as Pledged Collateral and as further collateral security for the Note Obligations; provided, however, that the provisions of this Section 7(b) shall not apply to any Pledged Collateral which constitutes ABL Priority Collateral until the Discharge of ABL Obligations.

SECTION 8. Additional Provisions Concerning the Pledged Collateral.

(a) To the maximum extent permitted by applicable law, and for the purpose of taking any action that the Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement (subject to the Intercreditor Agreement and the rights of such Pledgor under Section 7(a)), each Pledgor (i) authorizes the Agent to execute any such agreements, instruments or other documents in such Pledgor’s name and to file such agreements, instruments or other documents in such Pledgor’s name and to file such agreements, instruments, or other documents in any appropriate filing office, (ii) authorizes the Agent to file any financing statements required hereunder or under any other Note Document, and any continuation statements or amendment with respect thereto, in any appropriate filing office without the signature of such Pledgor and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such

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Pledgor prior to the date hereof. A photocopy or other reproduction of this Agreement or any financing statement covering the Pledged Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(b) Each Pledgor hereby irrevocably appoints the Agent as such Pledgor’s attorney-in-fact and proxy, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, and upon the occurrence and during the continuance of an Event of Default the Agent may take any action and execute any instrument that the Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including to receive, indorse and collect all instruments made payable to such Pledgor representing any dividend, interest payment or other distribution in respect of any Pledged Collateral and to give full discharge for the same. This power is coupled with an interest and is irrevocable until the payment in full of the Note Obligations and the satisfaction and discharge of the Indenture pursuant to the terms thereunder (such date, the “Termination Date”).

(c) If any Pledgor fails to perform any agreement or obligation contained herein, the Agent itself may perform, or cause performance of, such agreement or obligation, and the expenses of the Agent incurred in connection therewith shall be jointly and severally payable by the Pledgors pursuant to Section 10 and shall be secured by the Pledged Collateral.

(d) Other than the exercise of reasonable care to assure the safe custody of the Pledged Collateral while held hereunder and the accounting for monies and other property actually received by it hereunder, the Agent shall have no duty or liability to preserve rights pertaining thereto and shall be relieved of all responsibility for the Pledged Collateral upon surrendering it or tendering surrender of it to any of the Pledgors. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Agent accords its own property, it being understood that the Agent shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not the Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

(e) The Company and Caraustar Industrial and Consumer Products Group, Inc., in their capacities as general partners of Caraustar, G.P., hereby consent to the pledge of and grant of security interest in the Capital Stock in Caraustar, G.P. as provided herein.

(f) The Agent may at any time in its discretion during the continuance of an Event of Default (i) without notice to any Pledgor, transfer or register in the name of the Agent or any of its nominees any or all of the Pledged Collateral, and (ii) exchange certificates or instruments constituting Pledged Collateral for certificates or instruments of smaller or larger denominations; provided, that, until the date on which the Discharge of ABL Obligations has occurred, this Section 8(f) shall not apply to any Pledged Collateral that constitutes ABL Priority Collateral.

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SECTION 9. Remedies Upon Default. In each case, subject to the terms of the Intercreditor Agreement, if any Event of Default shall have occurred and be continuing:

(a) The Agent may exercise in respect of the Pledged Collateral, in addition to any other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party upon default under the Code; and without limiting the generality of the foregoing and without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange or broker’s board or elsewhere, at such price or prices and on such other terms as the Agent may deem commercially reasonable. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Pledgor of the time and place of any public sale of Pledged Collateral owned by such Pledgor or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Pledged Collateral regardless of whether or not notice of sale has been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) [Intentionally omitted].

(c) Each Pledgor recognizes that the Agent may deem it impracticable to effect a public sale of all or any part of the Pledged Shares or any other securities constituting Pledged Collateral and that the Agent may, therefore, determine to make one or more private sales of any such securities to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sales shall be deemed to have been made in a commercially reasonable manner and that the Agent shall have no obligation to delay the sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act. Each Pledgor further acknowledges and agrees that any offer to sell such securities which has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such an offer may be so advertised without prior registration under the Securities Act) or (ii) made privately in the manner described above to not less than fifteen bona fide offerees shall be deemed to involve a “public disposition” for the purposes of Section 9-610(c) of the Code (or any successor or similar, applicable statutory provision), notwithstanding that such sale may not constitute a “public offering” under the Securities Act, and that the Agent may, in such event, bid for the purchase of such securities.

(d) Any cash held by the Agent as Pledged Collateral and all cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Pledged Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 10) in whole or in part by the Agent against, all or any part of the Note Obligations in such order as the Agent shall elect consistent with the provisions of the Indenture and the Intercreditor Agreement. Any surplus of such cash or cash proceeds held by the Agent and remaining after the Termination Date shall be paid over to the Pledgors or to such Person as may be lawfully entitled to receive such surplus.

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(e) In the event that the proceeds of any such sale, collection or realization are insufficient to pay all amounts to which the Agent and the Holders are legally entitled, the Pledgors shall be jointly and severally liable for the deficiency, together with interest thereon at the highest rate specified in any applicable Note Document for interest on overdue principal thereof or such other rate as shall be fixed by applicable law, together with the costs of collection and the reasonable fees, costs and expenses and other client charges of any attorneys employed by the Agent to collect such deficiency.

SECTION 10. Expenses. Each Pledgor jointly and severally agrees to pay to the Agent upon demand the amount of any and all reasonable out-of-pocket costs and expenses of the Agent, including the reasonable fees, costs, expenses and disbursements of the Agent’s counsel and of any experts and agents (including any collateral trustee which may act as agent of the Agent) which the Agent may incur in connection with (i) the preparation, negotiation, execution, delivery, recordation, administration, amendment, waiver or other modification or termination of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Pledged Collateral, (iii) the exercise or enforcement of any of the rights of the Agent hereunder, or (iv) the failure by any Pledgor to perform or observe any of the provisions hereof.

SECTION 11. Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed (by certified mail, postage prepaid and return receipt requested), telecopied or delivered, if to any Pledgor, to it in care of the Company at its address specified in the Indenture; if to the Agent, to it at its address specified in the Indenture; or as to any such Person, at such other address as shall be designated by such Person in a written notice to such other Person complying as to delivery with the terms of this Section 11. All such notices and other communications shall be effective (a) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (b) if mailed, when deposited in the mails, (c) if delivered by facsimile, upon sender’s receipt of confirmation of proper transmission or (d) if delivered, upon delivery.

SECTION 12. Security Interest Absolute. All rights of the Agent and the Holders, all Liens and all obligations of each of the Pledgors hereunder shall be absolute and unconditional irrespective of: (a) any lack of validity or enforceability of the Indenture or any other Note Document, (b) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Note Obligations, or any other amendment or waiver of or consent to any departure from the Indenture or any other Note Document, (c) any exchange or release of, or non-perfection of any Lien on any Collateral, or any release or amendment or waiver of, or consent to or departure from any guaranty, for all or any of the Note Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any of the Pledgors in respect of the Note Obligations. All authorizations and agencies contained herein with respect to any of the Pledged Collateral are irrevocable and powers coupled with an interest.

SECTION 13. New Subsidiaries. Each new Restricted Domestic Subsidiary (whether by acquisition or creation) of any Pledgor that has a minimum of assets and revenues as required by Section 4.20 of the Indenture is required to enter into this Agreement by executing and delivering in favor of the Agent an instrument in the form of Annex II. Upon the execution

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and delivery of an instrument in the form of Annex II by such new Subsidiary, such Subsidiary shall become a Pledgor hereunder with the same force and effect as if originally named as a Pledgor herein. The execution and delivery of any instrument adding an additional Pledgor as a party to this Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor hereunder.

SECTION 14. Consent and Waiver. By executing this Agreement, each Pledgor, in its capacity as a Pledgor and, as applicable, as a Pledged Issuer, affirmatively consents to (i) the Lien on the Pledged Collateral granted by each of the Pledgors party from time to time hereto (including any Pledgor who becomes a party hereto in accordance with Section 13) and (ii) any transfer of the Pledged Collateral resulting from the Agent’s exercise of its rights and remedies under this Agreement or any other Note Document, and hereby agrees that such Pledgor will not exercise any rights under any agreement restricting a sale, transfer, pledge or other disposition of the Pledged Collateral, including, without limitation, any Pledgor’s charter, by-laws, limited liability company agreement, operating agreement, certificate of partnership or partnership agreement, as applicable.

SECTION 15. Miscellaneous.

(a) No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by each Pledgor and the Agent, and no waiver of any provision of this Agreement, and no consent to any departure by any of the Pledgors therefrom, shall be effective unless it is in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) No failure on the part of the Agent or the Holders to exercise, and no delay in exercising, any right hereunder or under any other Note Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agent and the Holders provided herein and in the other Note Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agent and the Holders under any Note Document against any party thereto are not conditional or contingent on any attempt by the Agent or the Holders to exercise any of their rights under any other document against such party or against any other Person.

(c) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(d) This Agreement shall create a continuing security interest in and Lien on the Pledged Collateral and shall (i) remain in full force and effect until the Termination Date and (ii) be binding on each Pledgor and its respective successors and assigns, and shall inure, together with all rights and remedies of the Agent and the Holders hereunder, to the benefit of the Agent and the Holders and their respective permitted successors, transferees and assigns. Without limiting the generality of clause (ii) of this paragraph (d), the Agent and the Holders

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may assign or otherwise transfer their respective rights and obligations under this Agreement and any other Note Document to any other Person pursuant to the terms of the Indenture, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to the Agent and the Holders herein or otherwise. Upon any such assignment or transfer, all references in this Agreement to Agent or any Holder shall mean the assignee of Agent or such Holder. None of the rights or obligations of any of the Pledgors hereunder may be assigned or otherwise transferred without the prior written consent of the Agent, and any such assignment or transfer without such prior written consent shall be null and void.

(e) Upon the Termination Date, this Agreement and the security interest and Lien created hereby shall terminate and all rights to the Pledged Collateral shall revert to the Pledgors (or, until the date that the Discharge of ABL Obligations has occurred, to the Credit Facility Collateral Agent in accordance with the Intercreditor Agreement). Notwithstanding the foregoing, a Pledgor shall automatically be released from its obligations hereunder and the security interest granted hereby in the Collateral of such Pledgor shall be automatically released upon such Pledgor ceasing to be a Subsidiary of the Company, and upon any sale or other transfer by any Pledgor of any Collateral in accordance with the terms of the Indenture, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to the Indenture, or upon any sale, transfer or release by any Pledgor of any Collateral constituting property that is ABL Priority Collateral and which is being released from the Lien securing the ABL Obligations in accordance with the terms of the ABL Credit Agreement and Note Documents; provided that the Agent receives a copy of the release of such ABL Priority Collateral as provided under the terms of the ABL Credit Agreement or other evidence reasonably satisfactory to the Agent of such release. In connection with any termination or release pursuant to this Section 15(e), the Agent will, upon a Pledgor’s request and at such Pledgor’s expense, without any representation, warranty or recourse whatsoever, (i) return to such Pledgor (or, until the date the Discharge of ABL Obligations has occurred, to the Credit Facility Collateral Agent in accordance with the Intercreditor Agreement) such Pledged Collateral to be released (in the case of a release) as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof and (ii) execute and deliver to such Pledgor such documents as such Pledgor shall reasonably request to evidence such termination or release.

(f) Sections 7.07 and 13.08 of the Indenture are incorporated herein mutatis mutandis, as if a part hereof.

(g) Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(h) This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be equally effective as delivery of an original executed counterpart.

(i) All of the obligations of the Pledgors hereunder are joint and several. The Agent may, in its sole and absolute discretion, enforce the provisions hereof against any of the Pledgors and shall not be required to proceed against all Pledgors jointly or seek payment from

15

the Pledgors ratably. In addition, the Agent may, in its sole and absolute discretion, select the Pledged Collateral of any one or more of the Pledgors for sale or application to the Note Obligations, without regard to the ownership of such Pledged Collateral, and shall not be required to make such selection ratably from the Pledged Collateral owned by all of the Pledgors. The release or discharge of any Pledgor by the Agent shall not release or discharge any other Pledgor from the obligations of such Person hereunder.

(j) Notwithstanding any provision to the contrary contained herein, the terms of this Agreement, the Liens created hereby and the rights and remedies of the Agent are subject to the terms of the Intercreditor Agreement. In the event of any conflict between the terms of this Agreement and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern.

(k) The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement, as a whole and not to any particular provision of this Agreement or such other Note Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.

(l) The Agent agrees that, prior to the Discharge of ABL Obligations, it will not (i) take any affirmative action or omit to take any action (including requiring any Pledgor to take any action or omit to take any action) with respect to any ABL Priority Collateral that would be in violation of the Agent’s duties and obligations under the Intercreditor Agreement, or (ii) require any Pledgor to take any affirmative action with respect to any ABL Priority Collateral if compliance by such Pledgor with such requirement would result in a breach of or constitute a default under the ABL Loan Documents (as in effect on the date hereof or as amended or modified in accordance with the Note Documents). Notwithstanding anything to the contrary contained in this Agreement, no Pledgor shall be required to comply with any instruction given by the Agent in violation of this Section.

[remainder of page intentionally left blank]

16

IN WITNESS WHEREOF, each Pledgor has caused this Agreement to be executed and delivered by its officer thereunto duly authorized, as of the date first above written.

PLEDGORS:	CARAUSTAR INDUSTRIES, INC., a Delaware corporation

By:
	Name:	William A. Nix, III
	Title:	Vice President, Finance and Chief Accounting Officer

CARAUSTAR CUSTOM PACKAGING GROUP, INC., a Delaware corporation

By:
	Name:	William A. Nix, III
	Title:	Vice President and Assistant Secretary

CARAUSTAR RECOVERED FIBER GROUP, INC., a Delaware corporation

By:
	Name:	William A. Nix, III
	Title:	Treasurer and Assistant Secretary

CARAUSTAR INDUSTRIAL AND CONSUMER PRODUCTS GROUP, INC., a Delaware corporation

By:
	Name:	William A. Nix, III
	Title:	Vice President and Assistant Secretary

CARAUSTAR MILL GROUP, INC., an Ohio corporation

By:
	Name:	Wilma E. Beaty
	Title:	Vice President

PLEDGE AGREEMENT

SPRAGUE PAPERBOARD, INC., a Connecticut corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

PBL INC., a Delaware corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

GYPSUM MGC, INC., a Delaware corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

MCQUEENEY GYPSUM COMPANY, a Delaware corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

CAMDEN PAPERBOARD CORPORATION, a New Jersey corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

CHICAGO PAPERBOARD CORPORATION, an Illinois corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

PLEDGE AGREEMENT

CARAUSTAR, G.P., a South Carolina general partnership

By: Caraustar Industries, Inc., its General Partner

By:
	Name:	William A. Nix, III
	Title:	Vice President, Finance and Chief Accounting Officer

By: Caraustar Industrial and Consumer Products Group, Inc., its General Partner

By:
	Name:	William A. Nix, III
	Title:	Vice President and Assistant Secretary

MCQUEENY GYPSUM COMPANY, LLC, a Delaware limited liability company

By: McQueeney Gypsum Company, its Sole Member

By:
	Name:	Wilma E. Beaty
	Title:	Vice President

HALIFAX PAPER BOARD COMPANY, INC., a North Carolina corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

FEDERAL TRANSPORT, INC., an Ohio corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

PLEDGE AGREEMENT

RECCMG, LLC, a Georgia limited liability company

By: Caraustar Mill Group, Inc., its Sole Member

By:
	Name:	Wilma E. Beaty
	Title:	Vice President

AUSTELL HOLDING COMPANY, LLC, a Georgia limited liability company

By: Caraustar Industries, Inc., its Sole Member

By:
	Name:	William A. Nix, III
	Title:	Vice President, Finance and Chief Accounting Officer

CARAUSTAR CUSTOM PACKAGING GROUP (MARYLAND), INC., a Maryland corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

PARAGON PLASTICS, INC., a South Carolina corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

PLEDGE AGREEMENT

AGENT:	WILMINGTON TRUST FSB, as Agent

By:
Name:
	Title:	Duly Authorized Signatory

PLEDGE AGREEMENT

SCHEDULE I

TO

PLEDGE AGREEMENT

Pledged Debt

Pledgor	Name of Maker	Description	Principal Amount Outstanding

SCHEDULE II

TO

PLEDGE AGREEMENT

Pledged Shares

Name of Pledgor	Name of Pledged Issuer	Number of Shares	Percentage of Outstanding Shares	Class	Certificate Number

ANNEX I

TO

PLEDGE AGREEMENT

Pledge Amendment

This Pledge Amendment, dated                      ,     , is delivered pursuant to Section 4 of the Pledge Agreement referred to below. The undersigned hereby agrees that this Pledge Amendment may be attached to that certain Pledge Agreement, dated as of August [    ], 2009, by and among the undersigned, as Pledgor, the other Pledgors party thereto, and Wilmington Trust FSB, as Agent (as it may heretofore have been or hereafter may be amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Pledge Agreement) and that the promissory notes or shares listed on Schedule 1 to this Pledge Amendment (the “New Collateral”) shall be hereby pledged and assigned to the Agent and become part of the Pledged Collateral referred to in such Pledge Agreement and shall secure all of the Note Obligations referred to in such Pledge Agreement. Without limiting the foregoing, the undersigned hereby pledges and assigns to the Agent, and grants to the Agent, for the benefit of itself and the Holders, a continuing security in, and Lien on such Person’s right, title and interest in the New Collateral to secure the Note Obligations.

[NAME OF PLEDGOR]

By:
Name:
Title:

SCHEDULE 1

TO

PLEDGE AMENDMENT

Pledged Debt

Pledgor	Name of Maker	Description	Principal Amount Outstanding

Pledged Shares

Name of Pledgor	Name of Pledged Issuer	Number of Shares	Percentage of Outstanding Shares	Class	Certificate Number

ANNEX II

TO

PLEDGE AGREEMENT

Supplement to Pledge Agreement

Supplement No.          (this “Supplement”) dated as of                       , 20    , to the Pledge Agreement dated as of August [    ], 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”) by each of the parties listed on the signature pages thereto and those additional entities that thereafter become parties thereto (collectively, jointly and severally, “Pledgors” and each individually “Pledgor”) and WILMINGTON TRUST FSB, a federal savings bank, individually and in its capacity as Agent for the Holders (together with its successors and assigns, the “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Indenture, dated as of August     , 2009 (including all annexes, exhibits and schedules thereto, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the “Indenture”), by and among the Pledgors and the Agent, the Company will issue the Notes, upon the terms and subject to the conditions set forth therein;

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement and if not defined therein, in the Indenture;

WHEREAS, the Pledgors have entered into the Pledge Agreement in order to secure the due and punctual payment of the Notes and the due and punctual performance of all other Obligations in respect of the Notes and the Indenture, and the other amounts payable to the Agent thereunder; and

WHEREAS, pursuant to Section 13 of the Pledge Agreement, each new wholly-owned, direct or indirect Domestic Subsidiary of any Pledgor, is required to execute and deliver a joinder to the Pledge Agreement, and the execution of the joinder to the Pledge Agreement by the undersigned new Pledgor or Pledgors (collectively, the “New Pledgors”) may be accomplished by the execution of this Supplement in favor of the Agent, for the benefit of itself and the Holders.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each New Pledgor hereby agrees as follows:

1. In accordance with Section 13 of the Pledge Agreement, each New Pledgor, by its signature below, becomes a “Pledgor” under the Pledge Agreement with the same force and effect as if originally named therein as a “Pledgor” and each New Pledgor hereby (a) agrees to all of the terms and provisions of the Pledge Agreement applicable to it as a “Pledgor” thereunder and (b) represents and warrants that the representations and warranties made by it as a “Pledgor” thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, each New Pledgor, as security for the payment and performance in full of the Note Obligations, does hereby grant, assign, and pledge to the Agent, for the benefit of itself and the Holders, a security interest in the assets of such New Pledgor including of the type described in Section 2 of the Pledge Agreement to secure the full and prompt payment of such New Pledgor’s Note Obligations (specifically including such New Pledgor’s Note Obligations under Article 10 of the Indenture); provided, however, that this Supplement shall not constitute a grant of a security interest in any of the Excluded Assets (as defined in the Security Agreement). Schedule I, “Pledged Debt”, and Schedule II, “Pledged Shares”, attached hereto supplement Schedule I, and Schedule II, respectively, to the Pledge Agreement and shall be deemed a part thereof for all purposes of the Pledge Agreement. Each reference to a “Pledgor” in the Pledge Agreement shall be deemed to include each New Pledgor. The Pledge Agreement is incorporated herein by reference.

2. Each New Pledgor represents and warrants to the Agent and the Holders that this Supplement has been duly executed and delivered by such New Pledgor and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3. This Supplement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Delivery of a counterpart hereof by facsimile or by other electronic method of transmission shall be as effective as delivery of a manually executed counterpart hereof.

4. Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

5. This Supplement shall be construed in accordance with and governed by the laws of the State of New York.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each New Pledgor and the Agent have duly executed this Supplement as of the day and year first above written.

NEW PLEDGORS:	[Name of New Pledgor]

By:
Name:
Title:

[Name of New Pledgor]

By:
Name:
Title:

AGENT:	WILMINGTON TRUST FSB, as Agent

By:
Name:
	Title:	Duly Authorized Signatory

SUPPLEMENT TO PLEDGE AGREEMENT

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of August 20, 2009 (this “Agreement”), by and among Caraustar Industries, Inc., a Delaware corporation (the “Company”), each of the other Grantors signatory to this Agreement and those additional entities that hereafter become parties hereto by executing the form of Supplement attached hereto as Annex I (each a “Grantor” and collectively, the “Grantors”), and WILMINGTON TRUST FSB, a federal savings bank, in its capacity as trustee and collateral agent for the Holders under the Indenture referred to below (in such capacity, together with any permitted successors and assigns, the “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Indenture, dated as of August     , 2009 (including all annexes, exhibits and schedules thereto, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the “Indenture”), by and among the Grantors and the Agent, the Company will issue the Notes, upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the Indenture, the Grantors have agreed to enter into this Agreement in order to secure the due and punctual payment of the Notes and the due and punctual performance of all other Obligations in respect of the Notes and the Indenture, and the other amounts payable to the Agent thereunder; and

WHEREAS, each Grantor has determined that the execution, delivery and performance of this Agreement directly benefit, and are in the best interest of, such Grantor.

NOW, THEREFORE, in consideration of the premises and the agreements herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors hereby jointly and severally agree with the Agent, for the benefit of itself and the Holders, as follows:

SECTION 1. Definitions.

(a) Reference is hereby made to the Indenture for a statement of the terms thereof. All terms used in this Agreement and the recitals hereto which are defined in the Indenture or in the Code (as defined below) and which are not otherwise defined herein shall have the same meanings herein as set forth therein; provided that terms used herein which are defined in the Code as in effect on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute.

(b) The following terms shall have the respective meanings provided for in the Code: “Accounts”, “Cash Proceeds”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Commodity Contracts”, “Deposit Account”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”, “Noncash Proceeds”, “Payment Intangibles”, “Proceeds”, “Promissory Notes”, “Record”, “Security Account”, “Software” and “Supporting Obligations”.

(c) As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“ABL Credit Agreement” means that certain Credit Agreement dated as of the date hereof, by and among the Company and certain of its subsidiaries as borrowers thereunder, the other credit parties from time to time party thereto, General Electric Capital Corporation, as Administrative Agent and Collateral Agent (in such capacity, and its successors and assigns, the “Credit Facility Collateral Agent”), GE Capital Markets, Inc., as lead arranger, and the lenders signatory thereto from time to time, as it may be amended, restated, supplemented, modified, renewed, extended or refinanced from time to time in accordance with the provisions of the Intercreditor Agreement.

“ABL Loan Documents” means the ABL Credit Agreement and the “Loan Documents” (as defined in the ABL Credit Agreement), including “Hedge Agreements” and other “Bank Products” (each as defined in the ABL Credit Agreement), and each of the other agreements, documents and instruments executed pursuant thereto, and any other document or instrument executed or delivered at any time in connection with the ABL Credit Agreement or any Bank Products, including any intercreditor or joinder agreement among holders of ABL Obligations (as such term is defined under the Intercreditor Agreement), to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed, extended or refinanced from time to time in accordance with the provisions of the Intercreditor Agreement.

“Code” means the New York UCC; provided that to the extent that the Code is used to define any term herein and such term is defined differently in differing Articles of the Code, the definition of such term contained in Article 9 shall govern.

“Copyright License” means any and all rights now owned or hereafter acquired by any Grantor under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Grantor: (a) all copyrights, Mask Works (as defined under 17 U.S.C. 901 of the United States Copyright Act) and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof; and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Copyright Security Agreement” shall mean each Copyright Security Agreement by the Grantors, or any of them, in favor of the Agent, for the benefit of the Agent and the Holders, in substantially the form of Exhibit A attached hereto, pursuant to which such Grantors have granted to the Agent, for the benefit of the Agent and the Holders, a security interest in the Copyrights specified in such Copyright Security Agreement.

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“Discharge of ABL Obligations” means “Discharge of ABL Obligations” (as such term is defined in the Intercreditor Agreement).

“Excluded Assets” means:

(i) any lease, license, contract, permit, franchise, agreement, power, authority or right (including but not limited to a Capitalized Lease Obligation) if, to the extent that and for as long as (a) the grant of a security interest therein constitutes or would result in the abandonment, invalidation or unenforceability of such lease, license, contract, permit, franchise, agreement, power, authority or right or the termination of, breach of or a default under the lease, instrument, contract or agreement by which such lease, contract license, permit, franchise, power, authority or right is governed and (b) such abandonment, invalidation, unenforceability, breach, termination or default is not rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision) or the Uniform Commercial Code of any other relevant jurisdiction or any other applicable law or principles of equity; provided, however, that (1) such lease, license, contract permit, franchise, agreement power, authority or right will be an Excluded Asset only to the extent and for as long as the conditions set forth in clauses (a) and (b) of this clause (ii) are and remain satisfied and to the extent such assets otherwise constitute Collateral, will cease to be an Excluded Asset, and will become subject to the Liens hereunder, immediately and automatically at such time as such conditions cease to exist, including by reason of any waiver or consent under the applicable instrument or agreement, and (2) the proceeds of any sale, lease or other disposition of any such lease, license, permit, franchise, power, authority or right that is or becomes an Excluded Asset shall not be an Excluded Asset and shall at all times be and remain subject to the Liens hereunder; and

(ii) any Capital Stock of any Subsidiary of the Company and any other Grantor formed under the laws of a jurisdiction other than the United States or any State of the United States or the District of Columbia (a “Foreign Stock Subsidiary”) in excess of 65% of the outstanding Capital Stock of such Foreign Stock Subsidiary and any Capital Stock of a Subsidiary of any Foreign Stock Subsidiary, unless such Capital Stock is requested to be pledged by the Agent.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“License” means any Copyright License, Patent License, Trademark License or other License of rights or interests now held or hereafter acquired by any Grantor.

“Material Adverse Effect” means a material adverse effect, other than the filing of the Cases, on (a) the business, assets, operations, prospects or financial or other condition of any Grantor, (b) the Company’s ability to pay any of the Note Obligations in accordance with the

3

terms of the Indenture, (c) the Collateral or the Agent’s Liens, on behalf of itself and the Holders, on the Collateral or the priority of such Liens, or (d) Agent’s or any Holder’s rights and remedies under the Indenture and the other Note Documents. Without limiting the generality of the foregoing, any event or occurrence adverse to one or more Grantors which results or could reasonably be expected to result in losses, costs, damages, liabilities or expenditures in excess of $5,000,000 shall constitute a Material Adverse Effect.

“Motor Vehicle Laws” means all federal, state and local laws, regulations, rules and judicial or agency determinations and orders applicable to the ownership and/or operation of vehicles (including the Motor Vehicles), or the business of the transportation of goods by motor vehicle, including laws, regulations, rules and judicial or agency determinations and orders promulgated or administered by the Federal Highway Administration, the Federal Motor Carrier Safety Administration, the National Highway Traffic Safety Administration, the Surface Transportation Board and other state and local Governmental Authorities with respect to vehicle safety and registration and motor carrier insurance, financial assurance, credit extension, contract carriage, tariff and reporting requirements.

“Motor Vehicles” has the meaning set forth in Section 4(l).

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Grantor granting any right with respect to any invention on which a Patent is in existence.

“Patents” means all of the following in which any Grantor now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“Patent Security Agreement” shall mean each Patent Security Agreement among the Grantors, or any of them, in favor of the Agent, for the benefit of the Agent and the Holders, in substantially the form of Exhibit C attached hereto, pursuant to which such Grantors have granted to the Agent, for the benefit of the Agent and the Holders, a security interest the Patents and Patent Licenses specified on such Patent Security Agreement.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Grantor granting any right to use any Trademark.

“Trademark Security Agreement” shall mean each Trademark Security Agreement among the Grantors, or any of them, in favor of the Agent, for the benefit of the Holders, in substantially the form of Exhibit B attached hereto, pursuant to which such Grantors have granted to the Agent, for the benefit of the Agent and the Holders, a security interest in the Trademarks and Trademark Licenses specified in such Trademark Security Agreement.

“Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by any Grantor: (a) all trademarks, trade names, domain names, corporate

4

names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof; and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

SECTION 2. Grant of Security Interest. As collateral security for all of the Note Obligations (specifically including each Grantor’s Note Obligations under Article 10 of the Indenture), each Grantor hereby pledges and assigns to the Agent, and grants to the Agent, for the benefit of itself and the Holders, a continuing security interest in, the following property of such Grantor, wherever located and whether now or hereafter existing and whether now owned or hereafter acquired, of every kind and description, tangible or intangible (the “Collateral”):

(a) all Accounts;

(b) all Chattel Paper (whether tangible or electronic);

(c) the Commercial Tort Claims specified on Schedule VI;

(d) all Deposit Accounts and all other bank accounts, all cash and all other property from time to time deposited therein and the monies and property in the possession or under the control of any Agent or any Holder, or any affiliate, representative, agent or correspondent of any of the foregoing;

(e) all Documents;

(f) all Equipment;

(g) all Fixtures;

(h) all General Intangibles (including all Payment Intangibles);

(i) all Goods;

(j) all Instruments (including Promissory Notes);

(k) all Inventory;

(l) all Investment Property;

(m) all Copyrights, Patents and Trademarks, and all Licenses;

(n) all Letter-of-Credit Rights;

(o) all Supporting Obligations;

5

(p) all other tangible and intangible personal property of such Grantor (whether or not subject to the Code), including all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Grantor described in the preceding clauses of this Section 2 (including any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by such Grantor in respect of any of the items listed above), and all books, correspondence, files and other Records, including all tapes, disks, cards, Software, data and computer programs in the possession or under the control of such Grantor or any other Person from time to time acting for such Grantor that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 2 or are otherwise necessary or helpful in the collection or realization thereof; and

(q) all Proceeds, including all Cash Proceeds and Noncash Proceeds, and products of any and all of the foregoing Collateral;

in each case howsoever such Grantor’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise); provided, however, that notwithstanding any of the other provisions set forth in this Section 2, this Agreement shall not constitute a grant of a security interest in any of the Excluded Assets; and provided that no interest shall be granted in any United States intent-to-use trademark application to the extent that, and solely during the period in which, the grant of such interest would impair the validity or enforceability of such intent-to-use trademark application under applicable law.

SECTION 3. Security for Note Obligations. The security interest created hereby in the Collateral constitutes continuing collateral security for the due payment and performance by each Grantor of all of the Note Obligations.

SECTION 4. Representations and Warranties. Each Grantor represents and warrants as follows as of the date of this Agreement (it being understood and agreed that, to the extent any Schedule hereto is required to be supplemented pursuant to Section 5 to reflect any change in facts or circumstances after the date hereof and such Schedule is supplemented for such change in accordance with Section 5, such Schedule shall be deemed supplemented to reflect such change in facts or circumstances from time to time of such change for all purposes of this Section 4):

(a) Schedule I sets forth (i) the exact legal name of such Grantor and (ii) the organizational identification number of such Grantor or states that no such organizational identification number exists.

(b) Such Grantor (i) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the state, province or jurisdiction of its organization as set forth on Schedule I, except to the extent otherwise set forth on Schedule I, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to execute, deliver and perform this Agreement and each other Note Document to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it

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or in which the transaction of its business makes such qualification necessary, except where the absence of any such qualification or standing could not reasonably be expected to result in a Material Adverse Effect.

(c) The execution, delivery and performance by such Grantor of this Agreement (i) have been duly authorized by all necessary action, (ii) do not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any material applicable law or any material contractual restriction binding on or otherwise affecting such Grantor or any of its properties (including the ABL Loan Documents), (iii) do not result in or require the creation of any Lien (other than pursuant to any Note Document or any ABL Loan Document) upon or with respect to any of its properties, other than Liens securing obligations in an aggregate amount not exceeding $250,000 and (iv) do not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to it or its operations or any of its properties.

(d) This Agreement is a legal, valid and binding obligation of such Grantor, enforceable against such Grantor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e) Except as previously disclosed to the Agent, there is no pending or, to the best knowledge of such Grantor, threatened action, suit or proceeding affecting the Grantor or its properties, before any court or other Governmental Authority or any arbitrator, or any order, judgment or award by any Governmental Authority or arbitrator, that could reasonably be expected to materially affect the grant by any Grantor, or the perfection, of the security interest purported to be created hereby in the Collateral, or the exercise by the Agent of any of its rights or remedies hereunder.

(f) [Intentionally omitted].

(g) All Equipment, Fixtures, Goods and Inventory now existing and constituting Collateral are located and/or based at the addresses specified therefor in Schedule III (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof), other than Equipment, Fixtures, Goods or Inventory in transit between any such locations and Goods or Inventory that have been sold (including sales on consignment or approval in the ordinary course of business) and each Grantor’s chief place of business and chief executive office, the place where such Grantor keeps its Records concerning Accounts and all originals of all Chattel Paper are located at the addresses specified therefor in Schedule III; provided that Schedule III shall not be required to contain any name or location of any Person (other than a Grantor) having possession of any Equipment, Fixtures, Goods, Inventory, Records or other assets having an aggregate book value of less than $500,000. As of the date hereof, none of the Accounts, in an amount greater than $250,000, are evidenced by Promissory Notes or other Instruments. Set forth in Schedule IV is a complete and accurate list, as of the date of this Agreement, of each Deposit Account, Securities Account and Commodities Account located in the United States of America of each Grantor, together with the name and address of each institution at which each such Account is maintained, the account number for each such Account and a description of the purpose of each such Account.

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(h) Each Grantor will make available to the Agent upon request complete and correct copies of each License described in Schedule II, including all schedules and exhibits thereto, which represents all of the Licenses existing on the date of this Agreement material to the business of each Grantor. Each such License sets forth, in all material respects, the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other material agreements, arrangements or understandings, written or oral, relating to the matters covered thereby or the rights of any Grantor or any of its Affiliates in respect thereof. Each License now existing is the legal, valid and binding obligation of the Grantors party thereto and, to the best knowledge of such Grantors, each other party thereto, enforceable against such parties in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law). No default thereunder by any Grantor has occurred and is continuing nor, to the best knowledge of any Grantor, does any defense, offset, deduction or counterclaim exist thereunder in favor of any such party thereto other than a Grantor.

(i) [Intentionally omitted].

(j) Such Grantor is the sole and exclusive owner of, or otherwise has adequate rights in, the Collateral free and clear of any Lien except for (i) the Lien created by this Agreement and the other Note Documents, (ii) the Liens created by the ABL Loan Documents and (iii) the other Permitted Liens. Except as permitted under Section 4.12 of the Indenture, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording or filing office except (A) such as may have been filed in favor of the Agent relating to this Agreement and (B) such as may have been filed to perfect or protect any Permitted Lien.

(k) The exercise by the Agent of any of its rights and remedies expressly enumerated in this Agreement, subject to the terms of the Intercreditor Agreement and the rights of Persons holding Permitted Liens, will not contravene any law or any material contractual restriction binding on or otherwise affecting such Grantor or any of its material properties (including the ABL Loan Documents) and will not result in, or require the creation of, any Lien upon or with respect to any of its properties.

(l) Except for the filing of financing statements to the extent necessary to perfect the Lien created hereby, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for (i) the grant by any Grantor, or the perfection, of the security interest purported to be created hereby in the Collateral or (ii) the exercise by the Agent of any of its rights and remedies expressly enumerated in this Agreement.

(m) This Agreement creates in favor of the Agent, for the benefit of itself and the Holders, a legal, valid and enforceable security interest in the Collateral, as security for the Note Obligations. To the extent governed by Articles 8 and 9 of the Code, such security interests are, or in the case of Collateral in which any Grantor obtains rights after the date hereof, will be,

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perfected security interests and constitute first priority security interests in the Collateral subject, as to priority, only to Permitted Liens that, as a matter of law (including the law related to the priority rules of the Code), would be prior to Liens in favor of the Agent, and, with respect to the ABL Priority Collateral, to the Liens created by the ABL Loan Documents, for the benefit of itself and the Holders, and the recording of such instruments of assignment.

(n) As of the date hereof, such Grantor does not hold any Commercial Tort Claims, with a claim exceeding $500,000, or is aware of any such pending claims in respect of which any Grantor has a reasonable expectation of recovering in excess of $100,000, except for such claims described in Schedule VI.

(o) The partnership interests or membership interests of each Grantor in each of its Subsidiaries that is a partnership or a limited liability company (excluding joint ventures) are not (i) dealt in or traded on securities exchanges or in securities markets, (ii) securities for purposes of Article 8 of any relevant Uniform Commercial Code, (iii) investment company securities within the meaning of Section 8-103 of any relevant Uniform Commercial Code and (iv) evidenced by a certificate.

SECTION 5. Covenants as to the Collateral. So long as any of the Note Obligations shall remain outstanding (other than contingent obligations or indemnification obligations for which no claim has been asserted), unless the Agent shall otherwise consent in writing:

(a) Further Assurances. Each Grantor will at its expense, at any time and from time to time, promptly execute and deliver all further instruments and documents and take all further action that the Agent may determine to be reasonably necessary to (i) perfect and protect the security interest purported to be created hereby; (ii) enable the Agent to exercise and enforce its rights and remedies hereunder in respect of the Collateral; or (iii) otherwise effect the purposes of this Agreement, including: (A) marking conspicuously all Chattel Paper (to the extent such Chattel Paper is not in the possession of the Agent or the Credit Facility Collateral Agent, as applicable) with a legend, in form and substance reasonably satisfactory to the Agent and the Credit Facility Collateral Agent, as applicable, indicating that such Chattel Paper is subject to the security interest created hereby and by the ABL Loan Documents, (B) if any Account in an amount greater than $500,000 shall be evidenced by Promissory Notes or other Instruments or Chattel Paper, with respect to Note Priority Collateral, delivering and pledging to the Agent hereunder or, with respect to ABL Priority Collateral, delivering and pledging to the Credit Facility Collateral Agent under the ABL Loan Documents, as applicable, such Promissory Notes, Instruments or Chattel Paper, duly endorsed and accompanied by executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Agent, with respect to Note Priority Collateral, or the Credit Facility Collateral Agent, with respect to ABL Priority Collateral, as applicable, (C) executing and filing (to the extent, if any, that such Grantor’s signature is required thereon) or authenticating the filing of, such financing or continuation statements, or amendments thereto, as reasonably necessary or desirable to perfect or record and preserve the security interest purported to be created hereby, and (D) if, at any time after the date hereof, any Grantor acquires or holds any Commercial Tort Claim, with a claim exceeding $500,000, promptly notifying the Agent in a writing signed by such Grantor setting forth a brief description of such Commercial Tort Claim and granting to the Agent a security interest therein and in the proceeds thereof, which writing shall incorporate the provisions hereof and shall be in form and substance reasonably satisfactory to the Agent.

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(b) Location of Equipment and Inventory. Each Grantor will keep the Equipment and Inventory (other than (i) Inventory and used Equipment sold to the extent not prohibited by the Indenture, (ii) Equipment and Inventory located at any customer locations, (iii) Equipment and Inventory located at any bailee or processor locations, (iv) Equipment and Inventory located at other locations for which the value of the Collateral at such locations is not, in the aggregate, greater than $500,000, or (v) Equipment and Inventory in-transit, in each case in the ordinary course of business and (v) Equipment and Inventory located at a location not required to be disclosed under Section 4(g)) at one or more of the Grantor’s leased or owned locations specified therefor in Section 4(g) or, at such other locations in the continental United States, as the Grantors may elect, provided that (i) all action has been taken to grant to the Agent a perfected, security interest in such Equipment and Inventory (which security interest is a first priority security interest in the Equipment and Inventory, subject, as to priority, only to the Permitted Liens that, as a matter of law, would be prior to Liens in favor of the Agent, for the benefit of itself and the Holders and, with respect to the ABL Priority Collateral to the Liens created by the ABL Loan Documents), and (ii) the Agent’s rights in such Equipment and Inventory, including the existence, perfection and priority of the security interest created hereby in such Equipment and Inventory, are not adversely affected thereby.

(c) [Intentionally omitted].

(d) [Intentionally omitted].

(e) [Intentionally omitted].

(f) Provisions Concerning the Accounts and the Licenses.

(i) No Grantor shall, without the prior written consent of the Agent (which consent shall not be unreasonably withheld), change (A) such Grantor’s name, identity or organizational structure or (B) its jurisdiction of incorporation as set forth in Section 4(b). Each Grantor shall (x) promptly notify the Agent upon obtaining an organizational identification number, if on the date hereof such Grantor did not have such identification number, and (y) keep adequate records concerning the Collateral and permit representatives of the Agent upon reasonable prior written notice to such Grantor to inspect and make abstracts from such records.

(ii) Each Grantor will, except as otherwise provided in this subsection (f), continue to collect, at its own expense, all amounts due or to become due under the Accounts. In connection with such collections, each Grantor may take such action as such Grantor or the Agent may deem reasonably necessary or advisable to enforce collection or performance of the Accounts; provided, however, that the Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default, to notify the Account Debtors or obligors under any Accounts of the assignment of such Accounts to the Agent and to direct such Account Debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Agent or its designated agent and, upon such notification and at the expense of such Grantor and to the extent permitted by law, to enforce

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collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. During the continuance of an Event of Default and after receipt by any Grantor of a notice from the Agent that the Agent has notified, intends to notify, or has enforced or intends to enforce a Grantor’s rights against the Account Debtors or obligors under any Accounts as referred to in the proviso to the immediately preceding sentence, (A) all amounts and proceeds (including Instruments) received by such Grantor in respect of the Accounts shall be received in trust for the benefit of the Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Agent or its designated agent in the same form as so received (with any necessary endorsement) to be held as cash collateral and applied toward the Note Obligations as provided in the Indenture, and (B) such Grantor will not adjust, settle or compromise the amount or payment of any Account or release wholly or partly any Account Debtor or obligor thereof or allow any credit or discount thereon without the Agent’s consent.

(iii) Upon the occurrence and during the continuance of any material breach or default under any License material to the conduct of a Grantor’s business or any License under which any material Intellectual Property owned by a Grantor is licensed to a third party, by any party thereto other than a Grantor, (A) the relevant Grantor will, promptly after obtaining knowledge thereof, give the Agent written notice of the nature and duration thereof, specifying what action, if any, it has taken and proposes to take with respect thereto and (B) no Grantor will, without the prior written consent of the Agent, declare or waive any such breach or default or affirmatively consent to the cure thereof or exercise any of its remedies in respect thereof.

(iv) Each Grantor will exercise promptly and diligently in a commercially reasonable manner each and every right which it may have under each License (other than any right of termination) and will duly perform and observe in all respects all of its material obligations under each License and will take all commercially reasonable action to maintain the Licenses that are material to the continued operation of such Grantor’s business in full force and effect. No Grantor will, without the prior written consent of the Agent, cancel, terminate, amend or otherwise modify in any respect, or waive any material provision of, any License that is material and necessary to the continued operation of such Grantor’s business.

(g) [Intentionally omitted].

(h) Intellectual Property.

(i) If applicable, promptly following the request of the Agent, each Grantor shall execute and deliver any applicable Copyright Security Agreement, Trademark Security Agreement, or Patent Security Agreement in the form attached hereto as Exhibits A, B, and C, respectively. Each Grantor (either itself or through licensees) will, and will cause each licensee thereof to, take all action reasonably necessary to maintain all material Intellectual Property in full force and effect, including using the proper statutory notices and markings and using all material Trademarks on each applicable trademark class of goods in order to so maintain all material Trademarks in full force, free from any claim of abandonment for non-use, and no Grantor will (nor permit any licensee thereof to) do any act or knowingly omit to do any act whereby any material intellectual property necessary to the business of such Grantor as it is

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currently conducted may become invalidated; provided, however, that so long as no Event of Default has occurred and is continuing, no Grantor shall have an obligation to use or to maintain any Intellectual Property (A) that relates solely to any product or service, that has been, or is in the process of being, discontinued, abandoned or terminated, (B) that is being replaced with Intellectual Property substantially similar to the Intellectual Property that may be abandoned or otherwise become invalid, so long as the failure to use or maintain such Intellectual Property does not materially adversely affect the validity of such replacement Intellectual Property and so long as such replacement Intellectual Property is subject to the Lien created by this Agreement, (C) that is substantially the same as another Intellectual Property that is in full force, so long as the failure to use or maintain such Intellectual Property does not materially adversely affect the validity of such replacement Intellectual Property and so long as such other Intellectual Property is subject to the Lien and security interest created by this Agreement or (D) is otherwise no longer material to the Permitted Business of such Grantor. Each Grantor will cause to be taken all necessary steps in any proceeding before the United States Patent and Trademark Office and the United States Copyright Office or any similar office or agency in any other country or political subdivision thereof to maintain each registration of all material Intellectual Property (other than the Intellectual Property described in the proviso to the immediately preceding sentence), including filing of renewals, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and payment of maintenance fees, filing fees, taxes or other governmental fees. If any Intellectual Property material to the operation of a Grantor’s business or that generates material licensing revenue is infringed, misappropriated, diluted or otherwise violated in any material respect by a third party, the Grantors shall (x) upon obtaining knowledge of such infringement, misappropriation, dilution or other violation, promptly notify the Agent and (y) to the extent the Grantors shall deem appropriate under the circumstances, promptly sue for infringement, misappropriation, dilution or other violation, seek injunctive relief where appropriate and recover any and all damages for such infringement, misappropriation, dilution or other violation, or take such other actions as the Grantors shall deem appropriate under the circumstances to protect such Intellectual Property. Each Grantor shall furnish to the Agent, statements and schedules further identifying and describing the Intellectual Property and such other reports in connection with the Intellectual Property upon any material change in such Intellectual Property and Licenses, all in reasonable detail. Without limiting the generality of the foregoing, following receipt by the Agent of any such statements, schedules or reports, the Grantors shall modify this Agreement by amending Schedule II, as the case may be, to include any Intellectual Property, as the case may be, which becomes part of the Collateral under this Agreement and shall execute and authenticate such documents and do such acts as shall be necessary or desirable to subject such Intellectual Property to the Lien and security interest created by this Agreement. Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, no Grantor may abandon any of those material Intellectual Property registrations, applications for registration or material unregistered Trademarks owned by such Grantor, nor may any Grantor do or omit to do anything, which action or omission would be reasonably likely to result in the invalidity of any material Intellectual Property registration or application for registration owned by such Grantor or the loss of any trade secret owned by such Grantor without the prior written consent of the Agent, and if any Intellectual Property owned by any Grantor is infringed, misappropriated, diluted or otherwise violated in any material respect by a third party, the Grantors will take such action as the Agent shall deem appropriate under the circumstances to protect such Intellectual Property.

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(ii) In no event shall any Grantor, either itself or through any agent, employee, licensee or designee, file an application for the registration of any Trademark or Copyright or the issuance of any Patent with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or in any similar office or agency of the United States or any country or any political subdivision thereof unless it promptly notifies the Agent thereof. Each Grantor shall execute, authenticate and deliver any and all assignments, agreements, instruments, documents and papers to evidence the Agent’s security interest hereunder in such Intellectual Property and the General Intangibles of such Grantor relating thereto or represented thereby, and each Grantor hereby appoints the Agent its attorney-in-fact to execute and/or authenticate and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed, and such power (being coupled with an interest) shall be irrevocable until the payment in full of the Note Obligations and satisfaction and discharge of the Indenture pursuant to the terms thereunder (such date, the “Termination Date”).

(i) [Intentionally Omitted].

(j) [Intentionally Omitted].

(k) Control. Each Grantor hereby agrees to use commercially reasonable efforts to take any or all action reasonably necessary in order for the Agent to obtain control in accordance with Sections 9-104, 9-105, 9-106, and 9-107 of the Code with respect to the following Collateral: (i) Deposit Accounts, (ii) Electronic Chattel Paper, (iii) Investment Property and (iv) Letter-of-Credit Rights; provided, however, that no such action shall be required with respect to any Collateral consisting of ABL Priority Collateral until on or after the date upon which the Discharge of ABL Obligations has occurred.

(l) Inspection and Reporting. Each Grantor shall permit the Agent and the Holders, or any agents or representatives thereof or such professionals or other Persons as the Agent and the Holders may reasonably designate subject to a confidentiality agreement reasonably satisfactory to the Company, (i) to examine and make copies of and abstracts from such Grantor’s records and books of account, (ii) to visit and inspect its properties, (iii) to verify materials, leases, notes, Accounts, Inventory and other assets of such Grantor from time to time, (iv) to conduct audits, physical counts, appraisals and/or valuations or examinations at the locations of such Grantor and (v) to discuss such Grantor’s affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives.

(m) Partnership and Limited Liability Company Interest. No Grantor that is a partnership or a limited liability company shall, nor shall any Grantor with any Subsidiary that is a partnership or a limited liability company, permit such partnership interests or membership interests (excluding joint venture interests) to (i) be dealt in or traded on securities exchanges or in securities markets, (ii) become a security for purposes of Article 8 of any relevant Uniform Commercial Code, (iii) become an investment company security within the meaning of Section 8-103 of any relevant Uniform Commercial Code or (iv) be evidenced by a certificate; provided,

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however, (A) if any Grantor’s joint venture interests become evidenced by a certificate, such Grantor shall receive such certificate in trust for the benefit of the Agent, shall segregate it from such Grantor’s other property and shall deliver it forthwith to the Agent subject to the requirements set forth in the Pledge Agreement and (B) if such Grantor is not party to the Pledge Agreement, such Grantor shall immediately execute and deliver a joinder agreement and become a party to the Pledge Agreement. Each Grantor agrees that such partnership interests or membership interests (including any such interests in joint ventures that are not certificated) shall constitute General Intangibles.

SECTION 6. Additional Provisions Concerning the Collateral.

(a) Each Grantor hereby authorizes the Agent to file, one or more financing or continuation statements, and amendments thereto, relating to the Collateral (including any such financing statements that indicate the Collateral as “all assets” or words of similar import). A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(b) Each Grantor hereby irrevocably appoints the Agent as its attorney-in-fact and proxy, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, and upon the occurrence and during the continuance of an Event of Default, the Agent may take any action and execute any instrument which the Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including (i) to obtain and adjust insurance required to be paid to the Agent pursuant to Section 5(e), (ii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any Collateral, (iii) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper in connection with clause (i) or (ii) above, (iv) to file any claims or take any action or institute any proceedings which the Agent may deem necessary or desirable for the collection of any Collateral or otherwise to enforce the rights of the Agent and the Holders with respect to any Collateral, and (v) to execute assignments, licenses and other documents to enforce the rights of the Agent and the Holders with respect to any Collateral. This power is coupled with an interest and is irrevocable until the Termination Date.

(c) For the purpose of enabling the Agent to exercise rights and remedies hereunder, at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Grantor) with rights of sublicense to use, assign, license or sublicense any Intellectual Property now or hereafter owned or licensed by any Grantor (excluding Intellectual Property that is subject to a License from third parties to the extent such License expressly prohibits any of the actions specified herein, unless otherwise subject to a consent, waiver of other agreement permitting the taking of such actions specified herein), wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof. Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 5(h), so long as no Event of Default shall have occurred and be continuing, each Grantor may exploit, use, enjoy, protect, license, sublicense, assign, sell,

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dispose of or take other actions with respect to the Intellectual Property in the ordinary course of its business. In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing, the Agent shall from time to time, upon the request of a Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, which such Grantor shall have certified are appropriate (in such Grantor’s judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to this clause (c) as to any Intellectual Property). Further, upon the Termination Date, the Agent (subject to Section 12(e)) shall release and reassign to the Grantors all of the Agent’s right, title and interest in and to the Intellectual Property, and the Licenses, all without recourse, representation or warranty whatsoever and at the Grantor’s sole expense. The exercise of rights and remedies hereunder by the Agent shall not terminate the rights of the holders of any Licenses (or sublicenses) heretofore granted by any Grantor or theretofore granted by any Grantor in accordance with the second sentence of this clause (c). Each Grantor hereby releases the Agent from any claims, causes of action and demands at any time arising out of or with respect to any actions taken or omitted to be taken by the Agent under the powers of attorney granted herein other than actions taken or omitted to be taken through the Agent’s gross negligence or willful misconduct, as determined by a final determination of a court of competent jurisdiction.

(d) If any Grantor fails to perform any agreement contained herein, the Agent may itself perform, or cause performance of, such agreement or obligation, in the name of such Grantor or the Agent, and the expenses of the Agent incurred in connection therewith shall be jointly and severally payable by the Grantors pursuant to Section 8 and shall be secured by the Collateral.

(e) The powers conferred on the Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

(f) Anything herein to the contrary notwithstanding (i) each Grantor shall remain liable under the Licenses and otherwise with respect to any of the Collateral to the extent set forth therein to perform all of its obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Agent of any of its rights hereunder shall not release any Grantor from any of its obligations under the Licenses or otherwise in respect of the Collateral, and (iii) the Agent shall not have any obligation or liability by reason of this Agreement under the Licenses or with respect to any of the other Collateral, nor shall the Agent be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 7. Remedies Upon Default. In each case, subject to the Intercreditor Agreement, if any Event of Default shall have occurred and be continuing:

(a) The Agent may exercise in respect of the Collateral, in addition to any other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party upon default under the Code (whether or not the Code applies to the affected

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Collateral), and also may (i) take absolute control of the Collateral, including transfer into the Agent’s name or into the name of its nominee or nominees (to the extent the Agent has not theretofore done so) and thereafter receive, for the benefit of the Agent, all payments made thereon, give all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it were the outright owner thereof, (ii) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon reasonable request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place or places to be designated by the Agent that is reasonably convenient to both parties, and the Agent may enter into and occupy any premises owned or leased by any Grantor where the Collateral or any part thereof is located or assembled for a reasonable period in order to effectuate the Agent’s rights and remedies hereunder or under law, without obligation to any Grantor in respect of such occupation, and (iii) without notice except as specified below and without any obligation to prepare or process the Collateral for sale, (A) sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Agent may deem commercially reasonable and/or (B) lease, license or dispose of the Collateral or any part thereof upon such terms as the Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale or any other disposition of the Collateral shall be required by law, at least ten (10) days’ notice to a Grantor of the time and place of any public sale or the time after which any private sale or other disposition of the Collateral is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale or other disposition of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against the Agent and the Holders arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Note Obligations, even if the Agent accepts the first offer received and does not offer the Collateral to more than one offeree, and waives all rights that such Grantor may have to require that all or any part of the Collateral be marshalled upon any sale (public or private) thereof. Each Grantor hereby acknowledges that (i) any such sale of the Collateral by the Agent shall be made without warranty, (ii) the Agent may specifically disclaim any warranties of title, possession, quiet enjoyment or the like, and (iii) such actions set forth in clauses (i) and (ii) above shall not adversely effect the commercial reasonableness of any such sale of the Collateral. In addition to the foregoing, (i) upon written notice to any Grantor from the Agent, each Grantor shall cease any use of any or all of the Intellectual Property or any trademark, patent or copyright similar thereto for any purpose described in such notice; (ii) the Agent may, at any time and from time to time, upon ten (10) days’ prior notice to any Grantor, license to any Person, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any of the Intellectual Property, throughout the universe for such term or terms, on such conditions, and in such manner, as the Agent shall in its sole discretion determine; and (iii) the Agent may, at any time, pursuant to the authority granted in Section 6 (such authority being effective upon the occurrence and during the continuance of an Event of Default), execute and deliver on behalf of a Grantor, one or more instruments of assignment of the Intellectual Property (or any application or registration thereof), in form suitable for filing, recording or registration in any country.

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(b) Any cash held by the Agent as Collateral and all Cash Proceeds received by the Agent in respect of any sale of or collection from, or other realization upon, all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 8) in whole or in part by the Agent against, all or any part of the Note Obligations in such order as the Agent shall elect, consistent with the provisions of the Indenture. Any surplus of such cash or Cash Proceeds held by the Agent and remaining after the Termination Date shall be paid over to the Grantors or to such other Person as may be lawfully entitled to receive such surplus or as a court of competent jurisdiction shall direct.

(c) In the event that the proceeds of any such sale, collection or realization are insufficient to pay all amounts to which the Agent and the Holders are legally entitled, the Grantors shall be jointly and severally liable for the deficiency, together with interest thereon at the highest rate specified in any applicable Note Document for interest on overdue principal thereof or such other rate as shall be fixed by applicable law, together with the reasonable out-of-pocket costs of collection and the reasonable fees, costs, expenses and other client charges of any attorneys employed by the Agent to collect such deficiency.

(d) Each Grantor hereby acknowledges that if the Agent complies with any applicable state, provincial or federal law requirements in connection with a disposition of the Collateral, such compliance will not adversely affect the commercial reasonableness of any sale or other disposition of the Collateral.

(e) The Agent shall not be required to marshal any present or future collateral security (including, but not limited to, this Agreement and the Collateral) for, or other assurances of payment of, the Note Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the Agent’s rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that any Grantor lawfully may, such Grantor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Agent’s rights under this Agreement or under any other instrument creating or evidencing any of the Note Obligations or under which any of the Note Obligations is outstanding or by which any of the Note Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

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SECTION 8. Expenses. Each Grantor jointly and severally agrees to pay to the Agent upon demand the amount of any and all reasonable out-of-pocket costs and expenses of the Agent, including the reasonable fees, costs, expenses and disbursements of counsel for the Agent and of any experts and agents (including any collateral trustee which may act as agent of the Agent), which the Agent may incur in connection with (i) the preparation, negotiation, execution, delivery, recordation, administration, amendment, waiver or other modification or termination of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral, (iii) the exercise or enforcement of any of the rights of the Agent hereunder, or (iv) the failure by any Grantor to perform or observe any of the provisions hereof.

SECTION 9. Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, faxed or delivered, if to a Grantor, to it in care of the Company at its address specified in the Indenture and if to the Agent, to it at its address specified in the Indenture; or as to any such Person, at such other address as shall be designated by such Person in a written notice to such other Person complying as to delivery with the terms of this Section 9. All such notices and other communications shall be effective (a) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (b) if mailed, when deposited in the mails, (c) if delivered by facsimile, upon sender’s receipt of confirmation of proper transmission or (d) if delivered, upon delivery.

SECTION 10. Security Interest Absolute. All rights of the Agent and the Holders, all Liens and all obligations of each of the Grantors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Indenture or any other Note Document, (b) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Note Obligations, or any other amendment or waiver of or consent to any departure from the Indenture or any other Note Document, (c) any exchange or release of, or non-perfection of any Lien on any Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Note Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any of the Grantors in respect of the Note Obligations. All authorizations and agencies contained herein with respect to any of the Collateral are irrevocable and powers coupled with an interest.

SECTION 11. New Subsidiaries. Upon the execution and delivery of an instrument in the form of Annex I by any new Domestic Restricted Subsidiary that has a minimum of assets and revenues as required by Section 4.20 of the Indenture, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any instrument adding an additional Grantor as a party to this Agreement shall not require the consent of any Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor hereunder.

SECTION 12. Miscellaneous.

(a) No amendment of any provision of this Agreement (including any Schedule attached hereto) shall be effective unless it is in writing and signed by each Grantor and the Agent, and no waiver of any provision of this Agreement, and no consent to any departure by

18

any Grantor therefrom, shall be effective unless it is in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) No failure on the part of the Agent or the Holders to exercise, and no delay in exercising, any right hereunder or under any other Note Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agent and the Holders provided herein and in the other Note Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agent and the Holders under any Note Document against any party thereto are not conditional or contingent on any attempt by such Person to exercise any of its rights under any other Note Document against such party or against any other Person, including but not limited to, any Grantor.

(c) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(d) This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the Termination Date and (ii) be binding on each Grantor and all other Persons who become bound as debtor to this Agreement in accordance with Section 9-203(d) of the Code and shall inure, together with all rights and remedies of the Agent and the Holders hereunder, to the benefit of the Agent and the Holders and their respective permitted successors, transferees and assigns. Upon any such assignment or transfer, all references in this Agreement to such Agent or any such Holder shall mean the assignee of the Agent or such Holder. None of the rights or obligations of any Grantor hereunder may be assigned or otherwise transferred without the prior written consent of the Agent, and any such assignment or transfer without such consent shall be null and void.

(e) Upon the payment in full of the Note Obligations and satisfaction and discharge of the Indenture, this Agreement and the security interests created hereby shall terminate and all rights to the Collateral shall revert to the Grantors. Notwithstanding the foregoing, a Grantor shall automatically be released from its obligations hereunder and the security interest granted hereby in the Collateral of such Grantor shall be automatically released upon such Grantor ceasing to be Subsidiary of the Company, and upon any sale or other transfer by any Grantor of any Collateral constituting property that is ABL Priority Collateral and which is being released from the lien securing the ABL Obligations under the ABL Loan Documents; provided that the Agent receives a copy of the release of such ABL Priority Collateral as provided under the terms of the ABL Loan Documents or other evidence reasonably satisfactory to the Agent of such release. In connection with any termination or release pursuant to this Section 12(e), the Agent will, upon any Grantor’s request and at such Grantor’s expense, without any representation, warranty or recourse whatsoever, (i) return to such Grantor such Collateral to be released (in the case of a release) as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof and (ii) execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination, release or reassignment of rights of the Collateral.

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(f) Sections 7.07 and 13.08 of the Indenture are incorporated herein mutadis mutandis, as if a part hereof.

(g) Each Grantor irrevocably consents to the service of process of any of the aforesaid courts in any such action, suit or proceeding by the mailing of copies thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address provided herein, such service to become effective ten (10) days after such mailing.

(h) Nothing contained herein shall affect the right of the Agent to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against any Grantor or any property of any Grantor in any other jurisdiction.

(i) Each Grantor irrevocably and unconditionally waives any right it may have to claim or recover in any legal action, suit or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

(j) Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(k) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together constitute one in the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally effective as delivery of an original executed counterpart.

(l) All of the obligations of the Grantors hereunder are joint and several. The Agent may, in its sole and absolute discretion, enforce the provisions hereof against any of the Grantors and shall not be required to proceed against all Grantors jointly or seek payment from the Grantors ratably. In addition, the Agent may, in its sole and absolute discretion, select the Collateral of any one or more of the Grantors for sale or application to the Note Obligations, without regard to the ownership of such Collateral, and shall not be required to make such selection ratably from the Collateral owned by all of the Grantors. The release or discharge of any Grantor by the Agent shall not release or discharge any other Grantor from the obligations of such Person hereunder.

(m) The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement, as a whole and not to any particular provision of this Agreement or such other Note Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.

SECTION 13. Intercreditor Agreement.

(a) Notwithstanding anything herein to the contrary, the Liens and the security interests granted to the Agent pursuant to the Note Documents in any ABL Priority Collateral (as

20

defined in the Intercreditor Agreement) and the exercise of any right or remedy by the Agent with respect to any ABL Priority Collateral hereunder and under any other Note Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement with respect to (a) the priority of Liens and security interests granted to the Agent in the ABL Priority Collateral pursuant to the Note Documents or (b) the rights of the Agent or any Holder under this Agreement, the terms of the Intercreditor Agreement shall govern and control as between the Agent and the Holders, on the one hand, and the Credit Facility Collateral Agent and the ABL Lenders (as such term is defined in the Intercreditor Agreement), on the other hand.

(b) The Agent agrees that, prior to the Discharge of ABL Obligations, it will not (a) take any affirmative action or omit to take any action (including requiring any Grantor to take any action or omit to take any action) with respect to any ABL Priority Collateral that would be in violation of the Agent’s duties and obligations under the Intercreditor Agreement, or (b) require any Grantor to take any affirmative action with respect to any ABL Priority Collateral if compliance by such Grantor with such requirement would result in a breach of or constitute a default under the ABL Loan Documents (as in effect on the date hereof or as amended or modified in accordance with the ABL Loan Documents). Notwithstanding anything to the contrary contained in this Agreement, no Grantor shall be required to comply with any instruction given by the Agent in violation of this Section.

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21

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its officer thereunto duly authorized, as of the date first above written.

GRANTORS:	CARAUSTAR INDUSTRIES, INC., a Delaware corporation

By:
	Name:	William A. Nix, III
	Title:	Vice President, Finance and Chief Accounting Officer

CARAUSTAR CUSTOM PACKAGING GROUP, INC., a Delaware corporation

By:
	Name:	William A. Nix, III
	Title:	Vice President and Assistant Secretary

CARAUSTAR RECOVERED FIBER GROUP, INC., a Delaware corporation

By:
	Name:	William A. Nix, III
	Title:	Treasurer and Assistant Secretary

CARAUSTAR INDUSTRIAL AND CONSUMER PRODUCTS GROUP, INC., a Delaware corporation

By:
	Name:	William A. Nix, III
	Title:	Vice President and Assistant Secretary

CARAUSTAR MILL GROUP, INC., an Ohio corporation

By:
	Name:	Wilma E. Beaty
	Title:	Vice President

SECURITY AGREEMENT

SPRAGUE PAPERBOARD, INC., a Connecticut corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

PBL INC., a Delaware corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

GYPSUM MGC, INC., a Delaware corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

MCQUEENEY GYPSUM COMPANY, a Delaware corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

FEDERAL TRANSPORT, INC., an Ohio corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

CAMDEN PAPERBOARD CORPORATION, a New Jersey corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

SECURITY AGREEMENT

MCQUEENEY GYPSUM COMPANY, LLC, a Delaware limited liability company

By: McQueeney Gypsum Company, its Sole Member

By:
	Name:	Wilma E. Beaty
	Title:	Vice President

CARAUSTAR, G.P., a South Carolina general partnership

By: Caraustar Industries, Inc., its General Partner

By:
	Name:	William A. Nix, III
	Title:	Vice President, Finance and Chief Accounting Officer

By: Caraustar Industrial and Consumer Products Group, Inc., its General Partner

By:
	Name:	William A. Nix, III
	Title:	Vice President and Assistant Secretary

CHICAGO PAPERBOARD CORPORATION, an Illinois corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

HALIFAX PAPER BOARD COMPANY, INC., a North Carolina corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

SECURITY AGREEMENT

RECCMG, LLC, a Georgia limited liability company

By: Caraustar Mill Group, Inc., its Sole Member

By:
	Name:	Wilma E. Beaty
	Title:	Vice President

AUSTELL HOLDING COMPANY, LLC, a Georgia limited liability company

By: Caraustar Industries, Inc., its Sole Member

By:
	Name:	William A. Nix, III
	Title:	Vice President, Finance and Chief Accounting Officer

CARAUSTAR CUSTOM PACKAGING GROUP (MARYLAND), INC., a Maryland corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

PARAGON PLASTICS, INC., a South Carolina corporation

By:
Name:	Wilma E. Beaty
Title:	Vice President

SECURITY AGREEMENT

AGENT:	WILMINGTON TRUST FSB, as Agent

By:
Name:
	Title:	Duly Authorized Signatory

SECURITY AGREEMENT

SCHEDULE I

LEGAL NAMES; ORGANIZATIONAL IDENTIFICATION NUMBERS;

STATES OR JURISDICTIONS OF ORGANIZATION

SCHEDULE II

INTELLECTUAL PROPERTY AND LICENSES; TRADE NAMES

SCHEDULE III

LOCATIONS OF GRANTORS

LOCATION

Description of Location (State if Location (i) contains Equipment,

Fixtures, Goods or Inventory, (ii) is chief place of business and chief executive office, or (iii) contains Records concerning Accounts and originals of Chattel Paper)

SCHEDULE IV

DEPOSIT ACCOUNTS, SECURITIES ACCOUNTS AND COMMODITIES ACCOUNTS

Name and Address of Institution Maintaining Account	Account Number	Type of Account

SCHEDULE V

UCC FINANCING STATEMENTS

UCC Financing Statements have been filed in the jurisdictions below against the Grantors:

Name of Grantor	Jurisdiction
Caraustar Industries, Inc.	DE
Camden Paperboard Corporation	NJ
Caraustar Custom Packaging Group (Maryland), Inc.	MD
Caraustar Custom Packaging Group, Inc.	DE
Caraustar, G.P.	SC
Caraustar, G.P.	GA
Caraustar Industrial and Consumer Products Group, Inc.	DE
Caraustar Mill Group, Inc.	OH
Caraustar Recovered Fiber Group, Inc.	DE
Chicago Paperboard Corporation	IL
Federal Transport, Inc.	OH
Gypsum MGC, Inc.	DE
Halifax Paper Board Company, Inc.	NC
McQueeney Gypsum Company	DE
Paragon Plastics, Inc.	SC
PBL Inc.	DE
Sprague Paperboard, Inc.	CT
Austell Holding Company, LLC	GA
RECCMG, LLC	GA
McQueeny Gypsum Company, LLC	DE

SCHEDULE VI

COMMERCIAL TORT CLAIMS

EXHIBIT A

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (this “Agreement”), dated as of                     , is made by each of the Grantors listed on the signature page hereof (individually and collectively, “Assignor”) in favor of WILMINGTON TRUST FSB, as trustee and collateral agent for the Holders (as defined in the Security Agreement, defined below) (in such capacity, together with any permitted successors and assigns, “Assignee”). Capitalized terms used in this Agreement and not defined herein have the meanings set forth for such terms in the Security Agreement or if not defined therein, in the Indenture (as defined in the Security Agreement).

WHEREAS, Assignor is the registrant for the Copyrights and Copyright Licenses, listed on the attached Schedule 1A, which Copyrights and Copyright Licenses are registered in the United States Copyright Office (the “Copyrights”);

WHEREAS, the Assignor has entered into a Security Agreement, dated as of August     , 2009, by and among Assignor and the other grantors signatory thereto, and Assignee (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, as collateral security for all of the Note Obligations, Assignor has pledged and assigned to Assignee, and granted to Assignee, for the benefit of Assignee and the Holders a continuing security interest in the Copyrights and the applications and registrations thereof, and all proceeds thereof (collectively, the “Copyright Collateral”).

NOW, THEREFORE, in consideration of the premises and agreements made herein and in the Security Agreement, as collateral security for all of the Note Obligations, Assignor hereby pledges and assigns to Assignee, and grants to Assignee, for the benefit of Assignee and the Holders, a continuing security interest in the Copyright Collateral.

Assignor does hereby further acknowledge and affirm that the rights and remedies of the Assignee with respect to the Copyright Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.

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IN WITNESS WHEREOF, Assignor has caused this Agreement to be executed and delivered by its officer thereunto duly authorized as of the date above first written.

ASSIGNOR:	[NAME OF GRANTOR]

By:
Name:
Title:

SCHEDULE 1A TO COPYRIGHT SECURITY AGREEMENT

[Copyright Registrations, Copyright Applications and Copyright Licenses]

EXHIBIT B

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (this “Agreement”), dated as of                     , is made by each of the Grantors listed on the signature page hereof (individually and collectively, “Assignor”) in favor of WILMINGTON TRUST FSB, as trustee and collateral agent for the Holders (as defined in the Security Agreement, defined below) (in such capacity, together with any permitted successors and assigns, “Assignee”). Capitalized terms used in this Agreement and not defined herein have the meanings set forth for such terms in the Security Agreement or if not defined therein, in the Indenture (as defined in the Security Agreement).

WHEREAS, Assignor is the applicant or registrant for the Trademarks and Trademark Licenses listed on the attached Schedule 1A, which Trademarks and Trademark Licenses are registered or applied for in the United States Patent and Trademark Office (the “Trademarks”);

WHEREAS, the Assignor has entered into a Security Agreement, dated as of August     , 2009, by and among Assignor and the other grantors signatory thereto, and Assignee (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, as collateral security for all of the Note Obligations, Assignor has granted to Assignee, for the benefit of Assignee and the Holders a continuing security interest in the Trademarks, together with, among other things, the goodwill of the business symbolized by and associated with the Trademarks and the applications and registrations thereof, and all proceeds thereof (collectively, the “Trademark Collateral”).

NOW, THEREFORE, in consideration of the premises and agreements made herein and in the Security Agreement, as collateral security for all of the Note Obligations, Assignor hereby grants to Assignee, for the benefit of Assignee and the Holders, a continuing security interest in the Trademark Collateral.

Assignor does hereby further acknowledge and affirm that the rights and remedies of the Assignee with respect to the Trademark Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.

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IN WITNESS WHEREOF, Assignor has caused this Agreement to be executed and delivered by its officer thereunto duly authorized as of the date above first written.

ASSIGNOR:	[NAME OF GRANTOR]

By:
Name:
Title

SCHEDULE 1A TO TRADEMARK SECURITY AGREEMENT

[Trademark Registrations, Trademark Applications and Trademark Licenses]

EXHIBIT C

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (this “Agreement”), dated as of                     , is made by each of the Grantors listed on the signature page hereof (individually and collectively, “Assignor”) in favor of WILMINGTON TRUST FSB, as trustee and collateral agent for the Holders (as defined in the Security Agreement, defined below) (in such capacity, together with any permitted successors and assigns, “Assignee”). Capitalized terms used in this Agreement and not defined herein have the meanings set forth for such terms in the Security Agreement or if not defined therein, in the Indenture (as defined in the Security Agreement).

WHEREAS, Assignor is the patentee or applicant for the Patents and Patent Licenses listed on the attached Schedule 1A, which Patents and Patent Licenses are issued or applied for in the United States Patent and Trademark Office (the “Patents”);

WHEREAS, the Assignor has entered into a Security Agreement, dated as of August     , 2009, by and among Assignor and the other grantors signatory thereto, and Assignee (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, as collateral security for all of the Note Obligations, Assignor has pledged and assigned to Assignee, and granted to Assignee, for the benefit of Assignee and the Holders a continuing security interest in the Patents and the applications and registrations thereof, and all proceeds thereof (collectively, the “Patent Collateral”).

NOW, THEREFORE, in consideration of the premises and agreements made herein and in the Security Agreement, as collateral security for all of the Note Obligations, Assignor hereby pledges and assigns to Assignee, and grants to Assignee, for the benefit of Assignee and the Holders, a continuing security interest in the Patent Collateral.

Assignor does hereby further acknowledge and affirm that the rights and remedies of the Assignee with respect to the Patent Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.

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IN WITNESS WHEREOF, Assignor has caused this Agreement to be executed and delivered by its officer thereunto duly authorized as of the date above first written.

ASSIGNOR:	[NAME OF GRANTOR]

By:
Name:
Title:

SCHEDULE 1A TO PATENT SECURITY AGREEMENT

[Patents, Patent Applications and Patent Licenses]

ANNEX I

SUPPLEMENT TO SECURITY AGREEMENT

Supplement No.          (this “Supplement”) dated as of                              , 20    , to the Security Agreement dated as of August     , 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) by each of the parties listed on the signature pages thereto and those additional entities that thereafter become parties thereto (collectively, “Grantors” and each individually “Grantor”) and WILMINGTON TRUST FSB, in its capacity as Agent for the Holders (together with its successors and assigns, the “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Indenture, dated as of August     , 2009 (including all annexes, exhibits and schedules thereto, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the “Indenture”), by and among the Grantors and the Agent, the Company will issue the Notes, upon the terms and subject to the conditions set forth therein;

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement and if not defined therein, in the Indenture;

WHEREAS, the Grantors have entered into the Security Agreement in order to secure the due and punctual payment of the Notes and the due and punctual performance of all other Obligations in respect of the Notes and the Indenture, and the other amounts payable to the Agent thereunder; and

WHEREAS, pursuant to Section 11 of the Security Agreement, certain new Domestic Restricted Subsidiaries of any Grantor that have minimum assets and revenues as required by the Indenture, are required to execute and deliver a joinder to the Security Agreement, and the execution of the joinder to the Security Agreement by the undersigned new Grantor or Grantors (collectively, the “New Grantors”) may be accomplished by the execution of this Supplement in favor of the Agent, for the benefit of the Holders.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each New Grantor hereby agrees as follows:

1. In accordance with Section 11 of the Security Agreement, each New Grantor, by its signature below, becomes a “Grantor” under the Security Agreement with the same force and effect as if originally named therein as a “Grantor” and each New Grantor hereby (a) agrees to all of the terms and provisions of the Security Agreement applicable to it as a “Grantor” thereunder and (b) represents and warrants that the representations and warranties made by it as a “Grantor” thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, each New Grantor, as security for the payment and performance in full of the Note Obligations, does hereby grant, assign, and pledge to the Agent, for the benefit of itself and the

Holders, a security interest in the assets of such New Grantor of the type described in Section 2 of the Security Agreement to secure the full and prompt payment of such New Grantor’s Note Obligations (specifically including such New Grantor’s Note Obligations under Article 10 of the Indenture); provided, however, that this Supplement shall not constitute a grant of a security interest in any of the Excluded Assets. Schedule I, “Legal Names; Organizational Identification Numbers, States of Jurisdictions of Organization”, Schedule II, “Intellectual Property and Licenses; Trade Names”, Schedule III, “Locations of Grantors”, Schedule IV, “Deposit Accounts, Securities Accounts and Commodities Accounts”, Schedule V, “UCC Financing Statements”, and Schedule VI, “Commercial Tort Claims”, attached hereto supplement Schedule I, Schedule II, Schedule III, Schedule IV, Schedule V, and Schedule VI, respectively, to the Security Agreement and shall be deemed a part thereof for all purposes of the Security Agreement. Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is incorporated herein by reference.

2. Each New Grantor represents and warrants to the Agent and the Holders that this Supplement has been duly executed and delivered by such New Grantor and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3. This Supplement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Delivery of a counterpart hereof by facsimile or by other electronic method of transmission shall be as effective as delivery of a manually executed counterpart hereof.

4. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

5. This Supplement shall be construed in accordance with and governed by the laws of the State of New York.

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IN WITNESS WHEREOF, each New Grantor and the Agent have duly executed this Supplement as of the day and year first above written.

NEW GRANTORS:	[Name of New Grantor]

By:
Name:
Title:

[Name of New Grantor]

By:
Name:
Title:

AGENT:	WILMINGTON TRUST FSB, as Agent

By:
Duly Authorized Signatory